UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CLOUDERA, INC.

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CLOUDERA, INC.

5470 Great America Parkway

Santa Clara, California 95054

July 19, 2021

Dear Cloudera Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Cloudera, Inc. (“Cloudera” or the “Company”) to be held on August 25, 2021, at 7:00 a.m., Pacific time. Cloudera will hold the Special Meeting virtually via the Internet at http://www.virtualshareholdermeeting.com/CLDR2021SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of June 1, 2021 (the “Merger Agreement”), by and among Sky Parent Inc., a Delaware corporation (“Parent”), Project Sky Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cloudera, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cloudera’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Parent and Merger Sub are subsidiaries of investment funds advised by Clayton, Dubilier & Rice, LLC (“CD&R”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), US-based private equity firms. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Cloudera and the separate corporate existence of Merger Sub will cease, with Cloudera continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent.

If the Merger is completed, you will be entitled to receive $16.00 in cash, without interest, less any applicable withholding taxes, for each share of Cloudera common stock that you own, unless you have properly exercised your appraisal rights.

The Board of Directors of Cloudera (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that it is in the best interests of Cloudera and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Cloudera, the performance by Cloudera of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that holders of Cloudera common stock adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Cloudera common stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Banks and Brokers Call: (212) 929-5500

All Others Call: (800) 322-2885

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

Robert Bearden
Chief Executive Officer

The accompanying proxy statement is dated July 19, 2021 and, together with the enclosed form of proxy card, is first being mailed on or about July 19, 2021.

CLOUDERA, INC.

5470 Great America Parkway

Santa Clara, California 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON AUGUST 25, 2021

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Cloudera, Inc., a Delaware corporation (“Cloudera”), will be held on August 25, 2021 at 7:00 a.m., Pacific time. Cloudera will hold the Special Meeting virtually via the Internet at http://www.virtualshareholdermeeting.com/CLDR2021SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 1, 2021, (the “Merger Agreement”), by and among Sky Parent Inc., a Delaware limited liability company (“Parent”), Project Sky Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cloudera. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Cloudera and the separate corporate existence of Merger Sub will cease, with Cloudera continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

2. To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cloudera’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only holders of Cloudera common stock (“Cloudera Stockholders”) of record as of the close of business on July 1, 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

By Order of the Board of Directors,

Robert Bearden
Chief Executive Officer

Dated: July 19, 2021

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a Cloudera Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Cloudera common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Banks and Brokers Call: (212) 929-5500

All Others Call: (800) 322-2885

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Sky Merger Sub Inc. with and into Cloudera, Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Cloudera,” “we,” “our,” “us,” the “Company” and similar words refer to Cloudera, Inc. Throughout this proxy statement, we refer to Sky Parent Inc. as “Parent” and Project Sky Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated June 1, 2021, by and among Parent, Merger Sub and Cloudera as the “Merger Agreement,” our common stock, par value $0.00005 per share, as “Cloudera common stock,” and the holders of Cloudera common stock as “Cloudera Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

Cloudera, Inc.

Cloudera, a Delaware corporation, sells subscriptions and services for its machine learning and analytics platform, optimized for the cloud. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost-effective solution for transforming their businesses. Founded in 2009 and headquartered in Palo Alto, California, Cloudera has been a leader in multi-function data management and analytics software. Cloudera common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLDR.”

Sky Parent Inc.

Parent was formed on May 28, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Sky Merger Sub Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 28, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each subsidiaries of investment funds advised by Clayton, Dubilier & Rice, LLC (“CD&R Funds”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR Funds”). The CD&R Funds are each affiliates of Clayton, Dubilier & Rice (“CD&R”) and the KKR Funds are each affiliates of Kohlberg Kravis Roberts & Co.

L.P. (“KKR”), each of which are leading U.S. based private equity investment firms. At the Effective Time (as defined in the section of this proxy statement captioned “—The Merger”), the Surviving Corporation (as defined in the section of the proxy statement captioned “—The Merger”), will be indirectly owned by the CD&R Funds, the KKR Funds and certain of their affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the CD&R Funds and the KKR Funds have provided Parent with an aggregate equity commitment of $3.0 billion and (2) Parent has obtained debt financing commitments in an aggregate amount of $2.39 billion from JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., KKR Capital Markets LLC and KKR Corporate Lending LLC. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Required Amounts (as defined in the section of this proxy statement captioned “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, the CD&R Funds and the KKR Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $296.6 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Cloudera, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Cloudera and the separate corporate existence of Merger Sub will cease, with Cloudera continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Cloudera common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Cloudera common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Cloudera will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Cloudera and specified in the certificate of merger, being referred to herein as the “Effective Time”).

Merger Consideration

Cloudera Common Stock

At the Effective Time, each then outstanding share of Cloudera common stock (other than shares of Cloudera common stock (i) held by Cloudera as treasury stock, (ii) owned by Parent or Merger Sub, (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time or (iv) held by Cloudera stockholders who have not voted in favor of the merger and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL with respect to any such shares held by any such holder, collectively, the “Excluded Shares”) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $16.00 in cash, without interest (the “Per Share Merger Consideration”), less any applicable withholding taxes.

At or prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated payment agent for payment to the holders of each outstanding share of Cloudera common stock owned by each Cloudera Stockholder (excluding, for the avoidance of doubt, the Excluded Shares). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Equity Awards

Company Options. Each option granted under Cloudera’s equity incentive plans (each, a “Company Option”) that is outstanding, vested and exercisable immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, less applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration over the per share exercise price of such Company Option, times (ii) the number of shares of Cloudera common stock covered by such Company Option. This consideration is referred to herein as the “Option Consideration.” Each Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.

Company RSU Awards and Company PSU Awards. Each award of Cloudera restricted stock units that vests solely based on continued service (each, a “Company RSU Award”) and each award of Cloudera restricted stock units with performance-based vesting conditions (each, a “Company PSU Award”) that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive an amount in cash, less applicable withholding taxes, equal to (i) the Per Share Merger Consideration, times (ii) the number of shares of Cloudera common stock covered by such award immediately prior to the Effective Time (in the case of Company PSU Awards, based on 100% of the shares underlying the award), payable on the same time-based vesting schedule as the related Company RSU Award and Company PSU Award (without regard to any performance requirement). The foregoing consideration is referred to herein as the “RSU Consideration” and the “PSU Consideration,” respectively. Each Company RSU Award that vests by its terms at the Effective Time shall be cancelled in exchange for the right to receive the Per Share Merger Consideration, less applicable withholding taxes, with respect to each share covered by such Company RSU Award, payable promptly following the Effective Time (the “Vested RSU Consideration”).

Company ESPP. In connection with the execution and delivery of the Merger Agreement Cloudera took the following actions under its 2017 Employee Stock Purchase Plan (the “ESPP”): (i) ensured no new participants will commence participation in the ESPP after June 1, 2021; (ii) ensured no participant will be allowed to increase his or her payroll contribution rate in effect as of June 1, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensured no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after June 1, 2021. If the Effective Time is expected to occur prior to the end of the current purchase period, Cloudera must provide for an earlier exercise date (including for purposes of determining the purchase price for the current purchase period). Such earlier exercise date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Equity Awards.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by Cloudera Stockholders in exchange for shares of Cloudera common stock in the Merger will be a taxable transaction to Cloudera Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Cloudera Stockholder that is a U.S. Holder (as defined under the section, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will result in gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Cloudera common stock surrendered pursuant to the Merger by such U.S. Holder.

A Cloudera Stockholder that is a Non-U.S. Holder (as defined under the section, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Cloudera common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or Cloudera is a United States real property holding corporation.

Cloudera Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Cloudera Stockholders should consult their tax advisors in light of their particular circumstances and any consequences relating to the Merger arising under U.S. federal, state, and local tax laws and non-U.S. tax laws.

Appraisal Rights

If the Merger is consummated and certain conditions are met, Cloudera Stockholders who continuously hold shares of Cloudera common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Cloudera Stockholders may be entitled to have their shares of Cloudera common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Cloudera common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Cloudera Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Cloudera Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Cloudera common stock.

To exercise appraisal rights, Cloudera Stockholders must: (i) submit a written demand for appraisal to Cloudera before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of Cloudera common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Cloudera unless certain stock ownership conditions are satisfied by the Cloudera Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of Cloudera common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger

HSR Act, U.S. Antitrust Matters and Other Regulatory Approvals

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and approvals, consents, waivers or clearances under other antitrust laws or foreign investment laws have been obtained. Cloudera and Sky Parent Inc. made the filings required under the HSR Act on June 15, 2021 and the applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time on July 15, 2021.

Other Regulatory Approvals

The Merger is also subject to clearance or approval by the antitrust authorities in other jurisdictions, including the European Union, China, Costa Rica, Morocco and Turkey, and other relevant authorities under foreign investment laws. The Merger cannot be completed until either Cloudera, CD&R and KKR obtain clearance to consummate the Merger or until the applicable waiting periods have expired or been terminated in such jurisdictions. Cloudera, CD&R and KKR, in consultation and cooperation with each other, have made antitrust filings with the authorities of such jurisdictions.

For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

Closing Conditions

The obligations of Cloudera, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•

the expiration or termination of the applicable waiting period under the HSR Act and the receipt of approvals, consents, waivers or clearances under other antitrust laws and under foreign investment laws;

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;

•

in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any continuing change, event, effect or circumstance at Cloudera that is or would reasonably be expected to have a material adverse effect (with certain limitations) on (i) the ability of Cloudera and its subsidiaries (each, a “Cloudera Group Member” and together, the “Cloudera Group”) to perform its material obligations under, or to consummate the transactions contemplated by the Merger Agreement or (ii) the business, financial condition or results of operations of the Cloudera Group, taken as a whole;

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the accuracy of the representations and warranties of Cloudera, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; and

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the performance in all material respects by Cloudera, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $5.3 billion. This amount includes funds needed to: (1) pay Cloudera Stockholders the amounts due under the Merger Agreement for their Cloudera common stock, (2) make payments in respect of our outstanding Company RSU Awards and Company PSU Awards payable at closing of the Merger pursuant to the Merger Agreement, (3) make payments in respect of our outstanding Company Options payable at closing of the Merger pursuant to the Merger Agreement and (4) to refinance certain existing indebtedness of the Company (collectively, the “Required Amounts”).

The CD&R Funds and the KKR Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $3.0 billion, subject to the terms and conditions set forth in equity commitment letters provided by such fund, dated as of June 1, 2021 (the “Equity Commitment Letters”). Cloudera is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letters by the CD&R Funds and the KKR Funds to be funded to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against the CD&R Funds and the KKR Funds to perform its funding obligations under the Equity Commitment Letters, in each case subject to (i) the limitations and conditions set forth in the Equity Commitment Letters and (ii) the terms and conditions of the Merger Agreement.

Pursuant to the limited guaranties delivered by the CD&R Funds and the KKR Funds in favor of Cloudera, dated as of June 1, 2021 (the “Guaranties”), the CD&R Funds and the KKR Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $296.6 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Cloudera, as specified in the Merger Agreement.

In addition, in connection with the Merger Agreement, Merger Sub entered into a debt commitment letter, dated as of June 1, 2021 (as amended, supplemented, amended and restated or otherwise modified, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Letters”) with JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., KKR Capital Markets LLC and KKR Corporate Lending LLC (the “Committed Lenders”), pursuant to which the Committed Lenders have committed to provide, upon certain terms and subject to certain conditions, Merger Sub with Debt Financing (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”) in an aggregate principal amount of $2.39 billion. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.” Subsequent to the entry into the Merger Agreement, on June 27, 2021, the Debt Commitment Letter was amended and restated to add Deutsche Bank AG New York Branch, Goldman Sachs Lending Partners LLC, BNP Paribas, Barclays Bank PLC, Citicorp North America, Inc., Crédit Agricole Corporate and Investment Bank, MUFG Union Bank, N.A. and Sumitomo Mitsui Banking Corporation as additional financing sources under the debt commitment letter.

Each of Parent and Merger Sub shall, and shall cause their respective subsidiaries and the CD&R Funds and the KKR Funds to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing described in the Financing Letters on the terms (including the market “flex” provisions) set forth in the Financing Letters (or, in the case of the Debt Financing, on other terms and conditions that are acceptable to Parent, subject to certain restrictions set forth in the Merger Agreement).

Cloudera has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, to Parent and Merger Sub such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Cooperation with Debt Financing.”

Required Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of Cloudera common stock is required to adopt the Merger Agreement. As of the Record Date, 148,066,293 votes constitute a majority of the outstanding shares of Cloudera common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cloudera’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “adjournment proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Cloudera common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 12,720,619 shares of Cloudera common stock, representing approximately 4.3% of the shares of Cloudera common stock outstanding as of the Record Date (and approximately 4.6% of the shares of Cloudera common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers). Concurrent with and as a condition to Parent entering into the Merger Agreement, Icahn Partners LP and Icahn Partners Master Fund LP (collectively, “Icahn”) entered into a voting agreement with Parent and the Company, dated as of June 1, 2021 (the “Voting Agreement”). Icahn beneficially owns approximately 18% of the outstanding shares of Cloudera common stock. Pursuant to the Voting Agreement, Icahn has agreed, among other things, to vote its shares of Cloudera common stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made a Company Board Recommendation Change (as defined and described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”). For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

We currently expect that our directors and executive officers will vote all of their respective shares of Cloudera common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment proposal.

The Special Meeting

Date, Time and Place

A special meeting of Cloudera Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on August 25, 2021 at 7:00 a.m., Pacific time (the “Special Meeting”). Cloudera will hold the Special Meeting virtually via the Internet at http://www.virtualshareholdermeeting.com/CLDR2021SM (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Cloudera common stock at the close of business on July 1, 2021 (the “Record Date”). Each holder of Cloudera common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were 296,132,583 shares of Cloudera common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Cloudera common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Cloudera Board of Directors

The Board of Directors has unanimously: (i) determined that it is in the best interests of Cloudera and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Cloudera, the performance by Cloudera of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Cloudera Stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by Cloudera Stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing written notice to Parent at least five (5) business days prior to the recommendation change, negotiating with Parent and its representatives in good faith over a three (3) business day period, after which the Board of Directors shall have determined that the failure of the Board of Directors (or a committee thereof) to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. The termination of the Merger Agreement by Cloudera following the Board of Directors’ authorization for Cloudera to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go Shop” Period—Solicitation of Other Offers”) will result in the payment by Cloudera of a termination fee of $171,734,000 and, if such termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party , prior to the Cut-Off Time) and certain other conditions set forth in the Merger Agreement had been met, the Company would have been required to pay a termination fee of $92,472,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Opinion of Morgan Stanley & Co. LLC

In connection with the merger, Morgan Stanley & Co. LLC ( “Morgan Stanley”) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of May 31, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Cloudera common stock, as set forth in such opinion as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley.”

The full text of the written opinion of Morgan Stanley, dated as of May 31, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how Cloudera stockholders should vote at the special meeting.

Interests of Cloudera’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Cloudera Stockholders should be aware that Cloudera’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Cloudera Stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:

•

at the Effective Time, each Company Option, Company RSU Award and Company PSU Award held by an executive officer or director will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Cloudera’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards;”

•

eligibility of Cloudera’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under their employment agreements with Cloudera, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Cloudera’s Directors and Executive Officers in the Merger—Executive Employee Arrangements;” and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of Cloudera common stock held by Cloudera directors and executive officers will be treated in the same manner as outstanding shares of Cloudera common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Cloudera’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals

The “Go Shop” Period—Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until 11:59 p.m., Pacific time on July 1, 2021 (such date, the “No Shop Period Start Date” and such period, the “Go Shop Period”), Cloudera, its affiliates and their respective representatives had the right to, among other things: (i) solicit, initiate, propose, induce, encourage or facilitate the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go Shop’ Period—Solicitation of Other Offers”), provide any non-public information to, any third person with the intent to facilitate the making of an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go Shop’ Period—Solicitation of Other Offers”); (iii) continue, enter into, maintain, participate or otherwise engage in discussions with any third person (and its representatives and financing sources) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or reasonably be expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

The “No Shop” Period—No Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the No Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the Effective Time, Cloudera may not, directly or indirectly: (i) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to any Acquisition Proposal; (ii) engage in discussions or negotiations with, or provide any non-public information to, any person relating to, an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or contract relating to an Acquisition Transaction (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go Shop’ Period—Solicitation of Other Offers”).

Notwithstanding the foregoing restrictions, under certain specified circumstances, from the No Shop Period Start Date until the adoption of the Merger Agreement by Cloudera’s stockholders, Cloudera may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal did not result from the breach of Cloudera’s obligations, as described in the immediately preceding paragraph if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal, and, in each case, the failure to take such actions in respect of such Acquisition Proposal would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘No Shop’ Period—No Solicitation of Other Offers.”

Prior to the adoption of the Merger Agreement by Cloudera’s stockholders, Cloudera is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5) business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

The termination of the Merger Agreement by Cloudera following the Board of Directors’ authorization for Cloudera to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Cloudera of a termination fee of $171,734,000. If such termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time), and the Company had complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement, the Company would have been required to pay a termination fee of $92,472,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and Cloudera have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Pacific time on March 1, 2022 (the “Termination Date”) (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”), or if Cloudera Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, (i) Cloudera is required to pay Parent a termination fee equal to $171,734,000 (if termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time) and certain other conditions set forth in the Merger Agreement had been met, the Company would have been required to pay a termination fee of $92,472,000); and (ii) Parent is required to pay Cloudera a termination fee equal to $290,626,000. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Effect on Cloudera if the Merger Is Not Completed

If the Merger Agreement is not adopted by Cloudera Stockholders, or if the Merger is not completed for any other reason:

(i)        the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Cloudera common stock pursuant to the Merger Agreement;

(ii)        (a) Cloudera will remain an independent public company; (b) Cloudera common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Cloudera will continue to file periodic reports with the SEC; and

(iii)        under certain specified circumstances, Cloudera will be required to pay Parent a termination fee of $171,734,000 (if termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time) and certain other conditions set forth in the Merger Agreement had been met, the Company would have been required to pay a termination fee of $92,472,000), upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

The Voting Agreement

Icahn Partners LP and Icahn Partners Master Fund LLP (collectively, “Icahn”), which collectively own approximately 18% of the outstanding Cloudera common stock as of June 1, 2021, entered into the Voting Agreement with Parent and the Company. Pursuant to the Voting Agreement, Icahn has agreed, among other things, to vote its shares of Cloudera common stock in favor of the Merger and the adoption of the Merger Agreement, to vote the Voting Agreement Shares against any Acquisition Proposal (as defined in the Merger Agreement), and, if the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, tender the Voting Agreement shares.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q: Why am I receiving these materials?

A: The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Cloudera common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q: When and where is the Special Meeting?

A: Cloudera will hold the Special Meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Q: What am I being asked to vote on at the Special Meeting?

A: You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Cloudera, and Cloudera will become a wholly owned subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q: Who is entitled to vote at the Special Meeting?

A: Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Cloudera common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q: May I attend the Special Meeting and vote in person?

A: Yes. If you are a stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website on August 25, 2021 and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $16.00 in cash, without interest, less any applicable withholding taxes, for each share of Cloudera common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Cloudera common stock, you will receive $1,600 in cash in exchange for your shares of Cloudera common stock, less any applicable withholding taxes.

Additionally, the Merger Agreement provides that each Company Option that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.

Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, payable on the same time-based vesting schedule as the related Company RSU Award and Company PSU Award (without regard to any performance requirement). Each Company RSU Award that vests by its terms at the Effective Time shall be cancelled in exchange for the right to receive Vested RSU Consideration.

Q: What vote is required to adopt the Merger Agreement?

A: The affirmative vote of the holders of a majority of the outstanding shares of Cloudera common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q: Have any Cloudera Stockholders already agreed to approve the proposal to adopt the Merger Agreement?

A: Yes. Icahn, which collectively owns 52,327,391 shares of Cloudera common stock representing approximately 18% of the outstanding shares of Cloudera common stock as of June 1, 2021, has entered into the Voting Agreement with Parent. Pursuant to the Voting Agreement, Icahn has agreed, among other things, to vote all shares of Cloudera common stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made a Company Board Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Cloudera common stock. Instead, Cloudera will remain an independent public company, Cloudera common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Cloudera will be required to pay Parent a termination fee of $171,734,000 (if termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time) and certain other conditions set forth in the Merger Agreement had been met, the Company would have been required to pay a termination fee of $92,472,000), upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Q: Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A: The Exchange Act and applicable SEC rules thereunder require Cloudera to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q: What vote is required to approve the Compensation Proposal?

A: The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of the Compensation Proposal.

Q: What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A: Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Cloudera. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Cloudera’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q: What do I need to do now?

A: You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q: Should I surrender my book-entry shares now?

A: No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Cloudera common stock represented by such holder’s book-entry shares for merger consideration.

Q: What happens if I sell or otherwise transfer my shares of Cloudera common stock after the Record Date but before the Special Meeting?

A: The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Cloudera common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Cloudera in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Cloudera common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Cloudera.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Cloudera common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q: How may I vote?

A: If you are a stockholder of record (that is, if your shares of Cloudera common stock are registered in your name with Computershare, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Cloudera common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of Cloudera common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Cloudera common stock in person by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

Q: May I change my vote after I have mailed my signed and dated proxy card?

A: Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of Cloudera; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you hold your shares of Cloudera common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q: What is a proxy?

A: A proxy is your legal designation of another person to vote your shares of Cloudera common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Cloudera common stock is called a “proxy card.” Robert Bearden, our Chief Executive Officer and a member of our Board of Directors, and Jim Frankola, our Chief Financial Officer, or either of them, are the proxy holders for the Special Meeting, each with full power of substitution and re-substitution.

Q: If a stockholder gives a proxy, how are the shares voted?

A: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q: What should I do if I receive more than one (1) set of voting materials?

A: Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.

Q: Where can I find the voting results of the Special Meeting?

A: Cloudera intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Cloudera files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q: Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A: If you are a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Cloudera common stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and you adjusted tax basis in the shares of common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Cloudera common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second half of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Cloudera common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Banks and Brokers Call: (212) 929-5500

All Others Call: (800) 322-2885

FORWARD-LOOKING STATEMENTS

This proxy statement, and any document to which Cloudera refers in this proxy statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements are based on Cloudera’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Cloudera, Parent and Merger Sub, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the Merger or to make or take any filing or other action required to consummate the Merger on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:

•

the completion of the Merger on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Cloudera’s business and other conditions to the completion of the Merger;

•	conditions to the closing of the Merger may not be satisfied;

•	the Merger may involve unexpected costs, liabilities or delays;

•	the outcome of any legal proceedings related to the Merger;

•	the failure by Parent and Merger Sub to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the impact of the COVID-19 pandemic on Cloudera’s business and general economic conditions;

•	Cloudera’s ability to implement its business strategy;

•	significant transaction costs associated with the Merger;

•	potential litigation relating to the Merger;

•	the risk that disruptions from the Merger will harm Cloudera’s business, including current plans and operations;

•	the ability of Cloudera to retain and hire key personnel;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•	legislative, regulatory and economic developments affecting Cloudera’s business;

•	general economic and market developments and conditions;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect Cloudera’s financial performance;

•	restrictions during the pendency of the Merger that may impact Cloudera’s ability to pursue certain business opportunities or strategic transactions;

•

unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Cloudera’s response to any of the aforementioned factors;

•	changes in tax laws or in Cloudera’s effective tax rate; and

•

such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by Cloudera, including its Annual Report on Form 10-K previously filed with the SEC on March 25, 2021 and its Quarterly Report on Form 10-Q previously filed with the SEC on June 4, 20210.

All information provided in this proxy statement is as of the date hereof and Cloudera undertakes no duty to update this information except as required by law.

THE SPECIAL MEETING

You are receiving this proxy statement because our board of directors is soliciting your proxy to vote your shares at the Special Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Date, Time and Place

The Special Meeting will be held on August 25, 2021 at 7:00 a.m., Pacific time. Due to the possible public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, Cloudera will hold the special meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is July 1, 2021, will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the record date, there were 296,132,583 shares of our common stock outstanding and entitled to vote, held of record by approximately 88 stockholders.

Pursuant to our bylaws, the holders of a majority of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each outstanding share of common stock held as of the record date on each matter properly submitted to the stockholders for their vote. For at least ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available upon written request by any stockholder for any purpose germane to the meeting. Requests should be sent to Cloudera, Inc. at investor-relations@cloudera.com. The stockholder list will also be available during the Special Meeting for those with a control number at www.virtualshareholdermeeting.com/CLDR2021SM.

Attending the Meeting

Our Special Meeting will be a virtual meeting. To attend, go to www.virtualshareholdermeeting.com/CLDR2021SM and follow the instructions provided. You will need the control number printed on your Notice of Internet Availability of Proxy Materials or, if you requested paper materials, your proxy card, in order to join the meeting. We recommend you join the meeting 15 minutes before the meeting is scheduled to begin. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of Cloudera common stock is required to adopt the Merger Agreement. As of the Record Date, 148,066,293 votes constitute a majority of the outstanding shares of Cloudera common stock. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Cloudera does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Cloudera common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “against” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

Shares Held by Cloudera’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 12,720,619 shares of Cloudera common stock, representing approximately 4.3% of the shares of Cloudera common stock outstanding on the Record Date (and approximately 4.6% of the total shares of Cloudera common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).

We currently expect that our directors and executive officers will vote all of their respective shares of Cloudera common stock (1) “FOR” the adoption of the Merger Agreement, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal, and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Shares Held by Icahn

Icahn, which collectively owns 52,327,391 shares of Cloudera common stock representing approximately 18% of the outstanding Cloudera common stock as of June 1, 2021, has entered into the Voting Agreement with Parent and the Company. Pursuant to the Voting Agreement, Icahn has agreed, among other things, to vote its shares of Cloudera common stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made a Company Board Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of Cloudera; or

•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy, provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of Cloudera common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors has unanimously: (i) determined that it is in the best interests of Cloudera and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Cloudera, the performance by Cloudera of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Cloudera Stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Cloudera. We have retained MacKenzie Partners, Inc. (“MacKenzie Partners”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $18,500 plus expenses. We will also indemnify MacKenzie Partners against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the second half of 2021.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Cloudera common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Cloudera common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cloudera common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Cloudera before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of Cloudera common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of Cloudera common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of Cloudera Common Stock

If the Merger is completed, the shares of Cloudera common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Cloudera common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Cloudera common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by writing to Cloudera at 5470 Great America Parkway, Santa Clara, California 94306. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Cloudera common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Banks and Brokers Call: (212) 929-5500

All Others Call: (800) 322-2885

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, California 95054

(650) 362-0488

Cloudera, a Delaware corporation, sells subscriptions and services for its machine learning and analytics platform, optimized for the cloud. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost-effective solution for transforming their businesses. Founded in 2009 and headquartered in Palo Alto, California, Cloudera has been a leader in multi-function data management and analytics software. Cloudera common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLDR.”

Sky Parent Inc.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

(212) 407-5200

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(212) 750-8300

Parent was formed on May 28, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Sky Merger Sub Inc.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

(212) 407-5200

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(212) 750-8300

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 28, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each subsidiaries of the CD&R Funds and the KKR Funds. At the Effective Time, Surviving Corporation, will be indirectly owned by the CD&R Funds and the KKR Funds.

In connection with the transactions contemplated by the Merger Agreement, (1) the CD&R Funds and the KKR Funds have provided Parent with an aggregate equity commitment of $3.0 billion and (2) Parent has obtained debt financing commitments in an aggregate amount of $2.39 billion from JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., KKR Capital Markets LLC and KKR Corporate Lending LLC. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Required Amounts (as defined in the section of this proxy statement captioned “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, the CD&R Funds and the KKR Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $296.6 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Cloudera, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Cloudera and the separate corporate existence of Merger Sub will cease, with Cloudera continuing as the Surviving Corporation. As a result of the Merger, Cloudera will become a wholly owned subsidiary of Parent, and Cloudera common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Cloudera common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Cloudera If the Merger Is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

(i)    the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Cloudera common stock pursuant to the Merger Agreement;

(ii)    (a) Cloudera will remain an independent public company; (b) Cloudera common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Cloudera will continue to file periodic reports with the SEC;

(iii)    we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Cloudera’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Cloudera operates and economic conditions;

(iv)    the price of Cloudera common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Cloudera common stock would return to the price at which it trades as of the date of this proxy statement;

(v)    the Board of Directors will continue to evaluate and review Cloudera’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Cloudera’s business, prospects and results of operations will be adversely impacted; and

(vi)    under specified circumstances, Cloudera will be required to pay Parent a termination fee of $171,734,000 (if termination had occurred before the No Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time) and certain other conditions set forth in the Merger Agreement had been met, the Company would have been required to pay a termination fee of $92,472,000), upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration

Cloudera Common Stock

At the Effective Time, each share of Cloudera common stock (other than Excluded Shares, which include, among other things, shares of Cloudera common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of Cloudera common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”

Treatment of Company Equity Awards

The Merger Agreement provides that each Company Option that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.

Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, payable on the same time-based vesting schedule as the related Company RSU Award and Company PSU Award (without regard to any performance requirement). Each Company RSU Award that vests by its terms at the Effective Time shall be cancelled in exchange for the right to receive the Vested RSU Consideration.

In connection with the execution and delivery of the Merger Agreement, Cloudera took the following actions under the ESPP: (i) ensured no new participants will commence participation in the ESPP after June 1, 2021; (ii) ensured no participant will be allowed to increase his or her payroll contribution rate in effect as of June 1, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensured no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after June 1, 2021. If the Effective Time is expected to occur prior to the end of the current purchase period, Cloudera must provide for an earlier exercise date (including for purposes of determining the purchase price for the current purchase period). Such earlier exercise date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.

Background of the Merger

Events Leading Up to the Merger Agreement

As part of Cloudera’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board of Directors and Cloudera’s senior management periodically review, consider and assess Cloudera’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

On January 3, 2019, Cloudera completed its previously announced all-stock business combination transaction with Hortonworks, Inc., a Delaware corporation (“Hortonworks”). The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on that date was $10.37 per share.

From time to time in 2019 following the closing of the business combination with Hortonworks, representatives of KKR and members of senior management of Cloudera met to discuss the market generally and Cloudera’s business and performance after the business combination with Hortonworks. These interactions were based on longstanding relationships between members of senior management at Hortonworks and representatives of KKR.

On June 5, 2019, Cloudera announced fiscal first quarter 2020 results following the Cloudera-Hortonworks merger, reduced its full-year guidance for 2020 and announced the resignation of its then current CEO.

Based on Cloudera’s performance post-merger, in early June 2019, following the review and approval of the Board of Directors, Cloudera engaged Morgan Stanley as its financial advisor in connection with a review of certain potential strategic alternatives, including a potential “PIPE” transaction and the possible sale of Cloudera. The Board of Directors selected Morgan Stanley in connection with such strategic review based on its qualifications and its experience in the software industry, as well as its familiarity with Cloudera.

On June 13, 2019, Morgan Stanley, acting on behalf of Cloudera and at the direction of the Board of Directors, reached out to representatives of KKR and invited KKR to present to the Board of Directors regarding its views on potential strategic alternatives available to Cloudera, given KKR’s familiarity with Cloudera’s business.

On June 20, 2019, representatives of KKR gave an informational presentation to the Board of Directors describing the types of potential transactions involving Cloudera that a financial sponsor might be interested in pursuing. No specific transaction was discussed and no proposal was made by KKR at that time. Representatives of KKR also conveyed to the Board of Directors at that meeting that it may not be an ideal time for Cloudera to pursue a potential sale of Cloudera to a financial sponsor, based on the status of its business transition and ongoing integration of Hortonworks.

By August 1, 2019, the price per share of Cloudera common stock on the New York Stock Exchange had decreased to $6.35 per share as of the close of trading on that date.

On August 1, 2019, Carl C. Icahn and certain of his affiliates (collectively referred to as the “Icahn Group”) filed a Schedule 13D with the SEC disclosing that collectively they beneficially owned approximately 12.62% of the then-outstanding shares of Cloudera common stock. As part of the Schedule 13D, the Icahn Group expressed its view that shares of Cloudera common stock were undervalued and indicated an intention to speak with representatives of the Board of Directors and management to discuss enhancing stockholder value and potentially seeking board representation.

On August 12, 2019, Cloudera entered into a voting and standstill agreement with the Icahn Group, pursuant to which, among other matters, Cloudera agreed to appoint two new directors, Nicholas Graziano and Jesse Lynn, designated by the Icahn Group to the Board of Directors. Cloudera also agreed to add one of the new directors to each of the CEO Search Committee of the Board of Directors and the M&A Committee of the Board of Directors. The M&A Committee of the Board of Directors was a standing committee established by the Board of Directors for convenience to consider a broad array of potential strategic transactions and provide regular feedback and guidance to Cloudera’s senior management regarding such potential transactions. At the time of that agreement, the Icahn Group reported on Schedule 13D that it beneficially owned approximately 18% of Cloudera’s then-outstanding shares of common stock.

On November 15, 2019, the M&A Committee which at the time was comprised of Peter Fenton, Paul Cormier and Nicholas Graziano, held a meeting via videoconference, with representatives from Cloudera’s senior management, Cloudera’s outside legal counsel at Latham & Watkins LLP (“Latham”) and Morgan Stanley present, to discuss potential outreach to potentially interested bidders in connection with a possible sale of Cloudera. Following discussion of potential interested parties as well as the likelihood of potential interest based on Cloudera’s performance during the prior six months, the M&A Committee instructed representatives of Cloudera’s senior management, with assistance from Morgan Stanley, to begin limited outreach to certain counterparties to gauge potential interest in the possible sale of Cloudera. The M&A Committee chose to conduct a targeted approach in its outreach due to concerns related to confidentiality. The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on November 15, 2019 was $8.76 per share.

During the course of December 2019 until early February 2020, representatives of Morgan Stanley, as instructed by the M&A Committee, contacted four potential counterparties (comprised of one strategic counterparty and three private equity sponsors, including KKR) to solicit interest in a potential acquisition of Cloudera. Due to the complexity of Cloudera’s technology transition and concerns around confidentiality, contacted parties were selected based on their familiarity with Cloudera in order to understand the potential interest of the most advanced parties before determining how narrow or broad to conduct their outreach. Each party executed a confidentiality agreement with Cloudera and attended a management presentation by Cloudera’s senior management. Each such confidentiality agreement included a customary standstill provision with a term of 12 months or less that expired upon the announcement of a change of control transaction. During this outreach process, members of senior management of Cloudera and representatives from Morgan Stanley sent periodic updates to the M&A Committee regarding the status of discussions. However, due to general concerns regarding the status of Cloudera’s business transition and integration of Hortonworks, none of the contacted parties expressed an interest in submitting a proposal for an acquisition of the Company at the time.

On January 12, 2020, the Board of Directors appointed Robert Bearden, a member of the Board of Directors, as the President and Chief Executive Officer of Cloudera. The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on January 13, 2020 was $11.74 per share.

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic, and Cloudera’s stock price fell roughly in line with the impact of COVID-19 on other market participants in the same industry. By March 18, 2020, the price per share of Cloudera common stock on the New York Stock Exchange had decreased to $5.30 per share as of the close of trading on that date.

In late March 2020 and into April 2020, representatives of a large US-based software-focused private equity firm (“PE Firm A”), which had not previously been contacted during the previous outreach process in December to February 2020, approached Mr. Bearden on an unsolicited basis to express an interest in potentially acquiring Cloudera in a take-private transaction. During the course of these discussions with PE Firm A, members of senior management of Cloudera and representatives from Morgan Stanley continued to provide periodic updates to the M&A Committee and the Board of Directors regarding the status of discussions with PE Firm A.

Following several substantive discussions and diligence meetings in late April and early May 2020, on May 12, 2020, PE Firm A submitted a non-binding proposal to acquire Cloudera for $8.50 per share of Cloudera common stock. The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on May 12, 2020 was $8.33 per share.

On May 13, 2020, the Board of Directors held a special meeting by videoconference, with representatives from Cloudera’s senior management, Latham and Morgan Stanley present, to discuss the proposal from PE Firm A. Following discussion and the presentation by Morgan Stanley of certain preliminary financial analyses, the Board of Directors determined that the proposal from PE Firm A was timed to take advantage of the short-term impacts of COVID-19, and did not represent sufficient value to Cloudera’s stockholders and directed senior management, with the assistance of Morgan Stanley, to conduct outreach to potential acquirers to evaluate interest in a potential acquisition of Cloudera (including previously contacted parties). The Board of Directors also instructed Cloudera’s senior management to prepare updated forecasts for use with potential bidders in connection with their evaluation of a potential acquisition of Cloudera.

On May 29, 2020, the Board of Directors held another special meeting by videoconference, with representatives from Cloudera’s senior management, Latham and Morgan Stanley present, and approved the May 2020 Forecasts for use in connection with outreach to potential acquirers. The May 2020 Forecasts were provided to each of the contacted parties in May and June 2020, including CD&R and KKR.

During the course of late May and early June 2020, representatives of Morgan Stanley contacted each of the parties previously contacted regarding their potential interest in an acquisition of Cloudera and engaged with six additional private equity firms (including CD&R) and three additional strategic parties in order to solicit potential interest in an acquisition of Cloudera. Each party who had previously not executed a confidentiality agreement entered into a confidentiality agreement with Cloudera, which included a customary standstill provision with a term of 12 months or less that expired upon the announcement of a change of control transaction. Three of the newly contacted private equity firms (including CD&R) and two of the newly contacted strategic parties each separately attended a management presentation with members of Cloudera’s senior management team. In addition, Cloudera’s senior management team also had follow-up meetings with each of the parties previously contacted beginning in December 2019 regarding their potential interest in an acquisition of Cloudera (including KKR). However, none of the contacted parties decided to submit a proposal, again citing concerns around the execution of Cloudera’s business transition, the status of the Hortonworks integration process and valuation concerns as reflected in the then current stock price. However, representatives of CD&R expressed a desire to revisit discussions after another one or two fiscal quarters of additional performance. In addition, by early June 2020, equity values in the United States had generally recovered from their COVID-19 pandemic lows, and on June 1, 2020, the price per share of Cloudera common stock on the New York Stock Exchange was $10.96 per share. As a result, PE Firm A and Cloudera did not continue discussions regarding a potential transaction. In consultation with the M&A Committee and the Board of Directors, members of Cloudera’s senior management decided to pause ongoing discussions regarding the possible sale of Cloudera, but agreed to stay in contact with parties regarding their potential interest.

During the course of the following six months, Cloudera’s business continued to perform better than analyst expectations, but its stock price remained largely flat (trading between approximately $10 and $13 per share on the New York Stock Exchange). Representatives of Cloudera’s senior management stayed in periodic contact with the parties previously engaged in discussions regarding the possible sale of Cloudera in order to monitor possible interest per prior discussions with the M&A Committee.

In November and December 2020, representatives of CD&R and Cloudera’s senior management held meetings to provide CD&R with an update on Cloudera’s go-to-market and financial performance.

In December 2020, Cloudera’s senior management prepared the December 2020 Board Plan. The Board of Directors reviewed and approved the December 2020 Board Plan on December 15, 2020, The December 2020 Board Plan was shared with representatives of CD&R on January 12, 2021 in connection with their due diligence review of Cloudera.

On January 27, 2021 representatives of CD&R contacted Mr. Bearden and proposed a $550 million investment in convertible preferred stock of Cloudera with a dividend yield of 6.0% per year and a conversion price of $14.39, which represented a 20% premium to the 90-day volume weighted average price of Cloudera common stock.

On February 2, 2021, Mr. Bearden, based on feedback from discussions with members of the Board of Directors and consideration of the dilutive effect and costs associated with the transaction, informed CD&R that Cloudera was not interested in pursuing the minority investment. However, the Board of Directors indicated support for continuing discussions regarding a potential sale of the Company with CD&R

In the first calendar quarter of 2021, representatives of CD&R and Cloudera’s senior management held several additional meetings to provide CD&R with an update on Cloudera’s business, technology and financial performance.

On March 16, 2021, the Board of Directors held a meeting by videoconference, with representatives from Cloudera’s senior management, Latham and Morgan Stanley present, and approved the March 2021 Board Plan, which updated the December 2020 Board Plan for actual results for the fiscal year ended January 31, 2021.

On April 1, 2021, representatives of CD&R contacted Mr. Bearden to propose a potential diligence work plan in order to confirm CD&R’s interest in a potential acquisition of Cloudera. During the course of April, representatives of Cloudera and CD&R participated in several additional diligence meetings to review high priority information requested by CD&R.

The March 2021 Board Plan was shared with representatives of CD&R on April 12, 2021 in connection with their due diligence review of Cloudera. At the same time, members of Cloudera’s senior management also provided to CD&R the Upside Scenario (which was intended to encourage CD&R to submit an attractive proposal).

On May 11, 2021, the M&A Committee held a meeting via videoconference with certain other directors, representatives of Cloudera senior management, Latham and Morgan Stanley present. Mr. Bearden provided an update to the M&A Committee on the status of discussions with CD&R and the various meetings held with CD&R. Following discussion, the M&A Committee instructed Mr. Bearden to continue discussions with CD&R, given the seriousness of their potential interest and prior discussions. The M&A Committee also considered additional outreach to potential bidders by Morgan Stanley and Cloudera’s senior management. However, given concerns about the negative impact of potential deal leaks and the belief that interest from other bidders was unlikely based on past outreach, the M&A Committee ultimately determined not to reach out to other bidders at that stage and instead to require a customary “go-shop” provision if the parties ultimately reached a deal, which would allow Cloudera to solicit additional bids for a specified period of time following the signing of any definitive agreement with respect to a transaction, particularly given the familiarity that likely bidders already had with Cloudera after the outreach to other potential bidders in 2019 and again in 2020.

On May 13, 2021, representatives of Cloudera senior management conducted two additional diligence meetings with representatives of CD&R on Cloudera’s bookings and cost structure.

On May 13, 2021, representatives of CD&R contacted representatives of Morgan Stanley to convey an initial verbal non-binding indication of interest to acquire Cloudera for cash based on a per share price of $14.50 per share of Cloudera common stock, with customary go-shop parameters to be negotiated. The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on May 13, 2021 was $11.43 per share. Morgan Stanley communicated to CD&R that they would convey the proposal to Cloudera, but that it would likely be considered too low by the Board of Directors.

Later in the day on May 13, 2021, representatives of CD&R contacted Morgan Stanley and increased their verbal proposal to $15.00 per share. CD&R’s revised offer of $15.00 per share represented a 30% premium to the closing price of Cloudera’s common stock on May 12.

On May 14, 2021, the Board of Directors held a special meeting by videoconference, with representatives from Cloudera’s senior management, Latham and Morgan Stanley present, to discuss the proposal from CD&R. Latham reviewed with the Board of Directors its fiduciary duties. Representatives of Morgan Stanley reviewed with the Board of Directors certain preliminary financial analyses based on the proposal from CD&R. Following discussion, the Board of Directors determined that the proposal from CD&R did not represent adequate value and instructed Morgan Stanley to respond with a counter-proposal of $17.00 in cash per share of Cloudera common stock, with (1) a go-shop period of 45 days, (2) a termination fee payable by Cloudera of 1.25% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (3) a termination fee payable by Cloudera of 2.50% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement under certain other circumstances and (4) no financing contingencies related to the transaction. At the meeting, the Board of Directors also requested that Morgan Stanley seek clarity from CD&R regarding the status of its equity commitments since the Board of Directors expected that it would likely be necessary for CD&R to bring in another financial sponsor to participate in the process.

Following the meeting, representatives of Morgan Stanley contacted representatives of CD&R to relay the counter-proposal as outlined by the Board of Directors. Representatives of CD&R indicated that a price of $17.00 per share in cash would not be acceptable and that the go-shop terms would need to be revised. The CD&R representatives further indicated that they would revert with another proposal, including with additional clarity on expected equity financing sources.

Later that same evening, representatives of Kirkland & Ellis LLP, legal counsel to CD&R (“Kirkland”), contacted representatives of Latham in order to discuss preliminary transaction matters.

On May 15, 2021, representatives of KKR contacted Mr. Bearden to express an interest in joining a transaction with CD&R to acquire Cloudera and provide the remaining needed equity commitments for a potential transaction. That same day, Cloudera and KKR entered into a new confidentiality agreement relating to the potential transaction.

On May 17, 2021, Cloudera provided consent to CD&R under its existing confidentiality agreement with Cloudera in order to work with KKR on a joint proposal for a potential acquisition of Cloudera.

On May 18, 2021, representatives of CD&R and KKR contacted representatives of Morgan Stanley to convey an updated verbal proposal to acquire Cloudera for cash based on a price of $15.15 per share of Cloudera common stock, with (1) a go-shop period of 30 days, (2) a termination fee payable by Cloudera of 2.0% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (3) a termination fee payable by Cloudera of 3.5% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement under certain other circumstances or if CD&R terminated the merger agreement as a result of a change in recommendation by the Board of Directors and (4) a reverse termination fee payable by CD&R and KKR of 5.25% of Cloudera’s equity value based on the aggregate merger consideration if CD&R and KKR terminated the merger agreement under certain circumstances, including due to lack of availability of debt financing. Representatives of CD&R also indicated that they would expect a customary transaction support agreement from the Icahn Group executed at the time of signing the merger agreement. Such support agreement would require the Icahn Group to vote its shares of Cloudera common stock in favor of the merger, subject to certain exceptions. Representatives of Morgan Stanley indicated to CD&R that the proposal price would not be sufficient but that they would revert with a complete response after discussion with the M&A Committee.

On May 19, 2021, the M&A Committee held a meeting via videoconference with certain other directors and representatives of Cloudera senior management, Latham and Morgan Stanley present. Mr. Bearden provided an update to the M&A Committee on the status of discussions with CD&R and KKR, and representatives of Morgan Stanley reviewed the details of the latest proposal from CD&R and KKR, including certain related preliminary financial analysis. Following discussion, the M&A Committee determined that the proposal from CD&R did not represent an adequate proposal and instructed Morgan Stanley to respond with a counter-proposal of $16.25 in cash per share of Cloudera common stock, with the goal of achieving a price of at least $16.00 per share. The M&A Committee also instructed Morgan Stanley to respond with a request for (1) a go-shop period of 40 days, (2) a termination fee payable by Cloudera of 1.5% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (3) a termination fee payable by Cloudera of 3.0% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement under certain other circumstances or if CD&R terminated the merger agreement as a result of a change in recommendation by the Board of Directors and (4) a reverse termination fee payable by CD&R and KKR of 6.0% of Cloudera’s equity value based on the aggregate merger consideration if CD&R and KKR terminated the merger agreement under certain circumstances, including due to lack of availability of debt financing. The price per share of Cloudera common stock on the New York Stock Exchange as of the close of trading on May 19, 2021 was $12.07 per share.

Following the meeting, representatives of Morgan Stanley contacted representatives of CD&R to relay the counter-proposal as outlined by the M&A Committee.

On May 21, 2021, representatives of Kirkland sent to representatives of Latham an initial draft of the merger agreement for the transaction, which reflected the previously outlined terms of the go-shop and termination fees proposed by CD&R and KKR.

On May 24, 2021, representatives of CD&R and KKR contacted representatives of Morgan Stanley to indicate that they would provide an updated proposal to Cloudera later that week. Members of Cloudera’s senior management provided the May 2021 Final Updated Forecasts to CD&R and KKR on that same day.

Later that same day, representatives of Kirkland sent to representatives of Latham an initial draft of the support agreement to be executed by the Icahn Group in connection with the transaction.

On May 25, 2021, the Board of Directors, with representatives of Cloudera senior management, Latham and Morgan Stanley present, held a meeting to discuss the latest status of discussions with CD&R and KKR. At the same meeting, the Board of Directors also reviewed the May 2021 Final Updated Forecasts and the related extrapolations for fiscal years 2025 through 2031 with Cloudera’s senior management. In connection with such review, the Board of Directors directed Morgan Stanley to use the May 2021 Final Updated Forecasts and the related extrapolations for fiscal years 2025 through 2031, or a subset thereof, in performing its financial analyses in connection with its financial fairness opinion. The Board of Directors also discussed certain “stretch case” forecasts in the Upside Scenario, which had previously been provided to CD&R as part of evaluating a potential acquisition of Cloudera. The Board of Directors concluded that the Upside Scenario was unlikely to be achieved and that Cloudera’s prospects as a stand-alone company should be evaluated on the basis of the May 2021 Final Updated Forecasts. The May 2020 Forecasts, the December 2020 Board Plan, the March 2021 Board Plan, the May 2021 Final Updated Forecasts and the Upside Scenario are each described in the section entitled “-Management Projections” beginning on page 51 of this proxy statement.

On May 26, 2021, representatives of CD&R and KKR contacted representatives of Morgan Stanley to convey an updated proposal to acquire Cloudera for cash based on a price of $15.60 per share of Cloudera common stock, with (1) a go-shop period of 35 days, (2) a termination fee payable by Cloudera of 1.75% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (3) a termination fee payable by Cloudera of 3.75% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement under certain circumstances or if CD&R terminated the merger agreement as a result of a change in recommendation by the Board of Directors and (4) a reverse termination fee payable by CD&R and KKR of 5.5% of Cloudera’s equity value based on the aggregate merger consideration if CD&R and KKR terminated the merger agreement under certain circumstances, including due to lack of availability of debt financing. Representatives of Morgan Stanley responded, based on their discussions with the Board of Directors, that they would not expect the Board of Directors to accept anything less than $16.00 per share but that the Board of Directors might be willing to consider terms less favorable to Cloudera on the go-shop in exchange for a higher price.

Later that same evening, representatives of Latham sent to representatives of Kirkland comments on behalf of Cloudera on the draft merger agreement and an initial draft of Cloudera’s disclosure schedules, as well as comments from the Icahn Group on the draft support agreement.

On May 27, 2021, representatives of CD&R and KKR contacted representatives of Morgan Stanley to convey their “best and final” package proposal to acquire Cloudera for cash based on a price of $16.00 per share of Cloudera common stock, with (1) a go-shop period of 30 days (subject to extension for another 10 days for parties which submit an acquisition proposal during the initial 30-day go-shop period that the Board determines is reasonably likely to lead to a superior proposal), (2) a termination fee payable by Cloudera of 1.75% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (3) a termination fee payable by Cloudera of 3.75% of Cloudera’s equity value based on the aggregate merger consideration if Cloudera terminated the merger agreement under certain circumstances or if CD&R terminated the merger agreement as a result of a change in recommendation by the Board of Directors and (4) a reverse termination fee of 5.5% payable by CD&R and KKR of Cloudera’s equity value based on the aggregate merger consideration if CD&R and KKR terminated the merger agreement under certain circumstances, including due to lack of availability of debt financing.

Between May 28, 2021 and May 31, 2021, representatives of Latham and Kirkland negotiated and finalized the terms of the merger agreement, including, the go-shop procedures, the financing cooperation covenant, and the materiality bring-down threshold with respect to the capitalization representation at closing, and the equity commitment letters, limited guaranties, debt commitment letter and disclosure schedules. In addition, representatives of Kirkland and the Icahn Group negotiated and finalized the terms of the support agreement to be executed by the Icahn Group, including the right of the Icahn Group to act as a representative of Cloudera in connection with the go-shop. All open points in the transaction documents were substantially resolved by the afternoon of May 31, 2021.

On May 31, 2021, representatives of Morgan Stanley sent a memorandum to Latham, who in turn shared the memorandum with the Board of Directors, disclosing certain relationships between Morgan Stanley and certain of its affiliates, on the one hand, and CD&R and KKR, on the other hand.

On May 31, 2021, the Board of Directors held a meeting via videoconference, with representatives of Cloudera senior management, Latham and Morgan Stanley present. Latham reviewed with the Board of Directors its fiduciary duties and also provided an overview of the disclosure memorandum provided by Morgan Stanley. The Board of Directors determined that the relationships did not reflect a material conflict in the context of the proposed transaction. Representatives of Morgan Stanley then reviewed their financial analyses of the merger consideration, and representatives of Latham reviewed the proposed terms of the merger agreement, support agreement, equity commitment letters, limited guaranties and debt commitment letter. Thereafter, the representatives of Morgan Stanley rendered to the Board of Directors Morgan Stanley’s oral opinion, subsequently confirmed in writing, that, as of May 31, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Cloudera Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Cloudera Common Stock. After further deliberation and discussion, the Board of Directors unanimously (i) determined that it is in the best interests of Cloudera and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Cloudera, the performance by Cloudera of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and subject to the conditions set forth therein, (iii) resolved to recommend that the stockholders of Cloudera adopt the merger agreement in accordance with the DGCL and (iv) approved the support agreement.

On June 1, 2021, the parties executed and delivered the merger agreement, support agreement, equity commitment letters, limited guaranties and debt commitment letter.

Early in the morning on June 1, 2021 prior to the opening of trading on the New York Stock Exchange, the parties issued a press release announcing the transaction.

The “Go-Shop” Period

Beginning on June 1, 2021, representatives of Morgan Stanley reached out to 17 parties to invite such parties to participate in Cloudera’s go-shop process. Such parties were identified as having the most likely strategic interest in acquiring Cloudera and the financial capability to complete an acquisition. Ten of the contacted parties were strategic parties, and the remaining seven parties were potential private equity bidders.

All of the invited parties indicated they were not interested in pursuing an acquisition of Cloudera, without any request to do due diligence.

At 11:59 p.m., New York City time, on July 1, 2021, the “go–shop” period ended with Cloudera not having received any alternative acquisition proposals.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that it is in the best interests of Cloudera and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Cloudera, the performance by Cloudera of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Cloudera Stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In the course of reaching its determination and recommendation, the Board of Directors consulted with Cloudera management, Latham and Morgan Stanley. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by Cloudera, the performance by Cloudera of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that Cloudera Stockholders adopt the Merger Agreement:

•

the current and historical market prices of Cloudera common stock, including the market performance of the Cloudera common stock relative to those of other participants in Cloudera’s industry and general market indices, and the fact that the Per Share Merger Consideration constituted a premium of 24.4%

over Cloudera’s closing stock price of $12.86 on May 28, 2021 (the trading day prior to the public announcement of the Merger), and a premium of 30% over Cloudera’s 30-day volume-weighted average share price through that date;

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the belief of the Board of Directors, after a thorough review of Cloudera’s business, market trends, results of operations, competitive landscape, execution risks and financial condition, and discussions with Cloudera’s management and advisors, that the value offered to Cloudera Stockholders pursuant to the Merger Agreement is more favorable to Cloudera Stockholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering (among other things):

•	risks and uncertainties regarding efforts to drive customer adoption of the Cloudera Data Platform (CDP) offering;

•	intense competition in the market for data management, machine learning and analytics platforms;

•	risks and uncertainties regarding Cloudera’s ability to penetrate the existing market for data management, machine learning and analytics platforms;

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the belief of the Board of Directors, based upon the course of negotiations with CD&R and KKR (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), that the Per Share Merger Consideration represents the highest price that Parent was willing to pay and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent was willing to agree;

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the potential risk of losing the favorable opportunity with CD&R and KKR in the event Cloudera sought to pursue discussions with third parties prior to entry into the Merger Agreement and the potential negative effect that such a process might have on Cloudera’s business, especially in light of the “go-shop” provision CD&R and KKR was willing to provide that would allow for Cloudera to solicit alternative acquisition proposals following announcement of the Merger;

•	the high degree of certainty that the closing would be achieved in a timely manner, in view of the terms of the Merger Agreement;

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the view of the Board of Directors that the Per Share Merger Consideration was more favorable to Cloudera Stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Cloudera, based upon the Board of Directors’ extensive knowledge of Cloudera’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Per Share Merger Consideration represented an attractive and comparatively certain value for Cloudera Stockholders relative to the risk-adjusted prospects for Cloudera on a standalone basis;

•	the fact that Icahn, the Company’s largest stockholder, was supportive of the transaction and prepared to execute and deliver the Voting Agreement;

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the oral opinion of Morgan Stanley, subsequently confirmed in writing, rendered to the Board of Directors, that as of May 31, 2021, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Cloudera common stock, as set forth in such opinion as more fully described below in the section of this proxy statement captioned “—Opinion of Morgan Stanley.”

•	the terms and conditions of the Merger Agreement and the other transaction documents, including the following:

•	the right of Cloudera, pursuant to a 30-day “go-shop” period, to solicit Acquisition Proposals (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger

Agreement—The “Go Shop” Period—Solicitation of Other Offers”) from, and participate in discussions and negotiations with, third parties regarding any Acquisition Proposal, with an additional 10 days to negotiate a definitive agreement with qualifying parties;

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Cloudera’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of either (i) $92,472,000 if the Merger Agreement had been terminated during the Go-Shop Period (or, with respect to an Excluded Party, before the Cut-Off Time) or (ii) $171,734,000, in the case of any other such termination – amounts which the Board of Directors believed, based upon the advice of its financial and legal advisors, were unlikely to deter third parties from making Acquisition Proposals;

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the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Cloudera’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualification;

•	the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Cloudera common stock;

•	the fact that Cloudera has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;

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the provision of the Merger Agreement allowing the Board of Directors to effect a Company Board Recommendation Change and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Superior Proposal (or to effect a change of recommendation in response to an intervening event) subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of termination fees) (for more information, see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation Change; Company Board Recommendation Change,” “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Termination Fee”);

•	the absence of a financing condition in the Merger Agreement;

•	the end date of March 1, 2022 allowing for sufficient time to complete the Merger;

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that Parent has obtained committed debt financing for the transaction from a reputable financial institution and committed equity financing for the transaction from certain affiliated funds of Parent that together provide funding of an amount sufficient to cover the aggregate Per Share Merger Consideration, all fees and expenses payable by Parent, Merger Sub or Cloudera and the repayment or refinancing of any indebtedness required to be repaid or refinanced;

•	the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the financing and the limited number and nature of the conditions to the debt and equity financing;

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the Company’s ability, under circumstances specified in the Merger Agreement and the Equity Commitment Letters, to specifically enforce Parent’s obligation to enforce the financing commitments and to cause Parent to cause the CD&R Funds and the KKR Funds to fund their respective contributions as contemplated by the Merger Agreement and the Equity Commitment Letters;

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the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of $290,626,000, and the obligation to pay such amounts by the CD&R Funds and the KKR Funds, pursuant to the terms of a limited guaranty, as more fully described under the section of this proxy statement captioned “—Financing of the Merger—Equity Financing” and “—Financing the Merger—Guaranties;” and

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the fact that the Voting Agreement terminates in the event the Board of Directors withdraws its recommendation in favor of the Merger in connection with an Intervening Event, as more fully described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

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the availability of appraisal rights under Delaware law to holders of shares of Cloudera common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

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the fact that, in the absence of the Merger, Cloudera would continue to incur significant expenses by remaining a public company, including legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect Cloudera’s financial performance and the value of its shares.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

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the fact that Cloudera would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Cloudera;

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the risks and costs to Cloudera if the Merger is not completed in a timely manner or at all, including the potential adverse effect on Cloudera’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on Cloudera’s day-to-day operations and Cloudera’s relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other things, could adversely affect Cloudera’s overall competitive position and the trading price of its common stock;

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the requirement under certain circumstances that Cloudera pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by Cloudera in order to enter into a Superior Proposal or by Parent because the Board of Directors effects a Company Board Recommendation Change;

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if Parent fails to complete the Merger as a result of failure to obtain the Debt Financing (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”) or as a breach of the Merger Agreement in certain circumstances, remedies may be limited to the termination fee payable by Parent described above, which may be inadequate to compensate Cloudera for the damage caused;

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the restrictions on the conduct of Cloudera’s business prior to the consummation of the Merger, which may delay or prevent Cloudera from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Cloudera might have pursued;

•	the fact that an all cash transaction would be taxable to Cloudera’s stockholders that are U.S. persons for U.S. federal income tax purposes;

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the fact that under the terms of the Merger Agreement, Cloudera is unable to solicit other Acquisition Proposals following the expiration of the 30-day Go-Shop Period (other than an additional 10 day period to negotiate a definitive agreement with Excluded Parties;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Cloudera management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Cloudera common stock;

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the fact that the completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws and foreign investment laws, which clearances and consents could subject the Merger to unforeseen delays and risks;

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the fact that Cloudera’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Cloudera’s stockholders generally (see below under the caption “—Interests of Cloudera’s Directors and Executive Officers in the Merger”); and

•	the possible loss of key management or other personnel of Cloudera during the pendency of the Merger.

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Opinion of Morgan Stanley

Cloudera retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of Cloudera. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Cloudera’s industry, its knowledge of Cloudera’s business and affairs and its understanding of Cloudera’s business based on its long-standing relationship with Cloudera. At the meeting of the Board of Directors on May 31, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 31, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Cloudera common stock.

The full text of the written opinion of Morgan Stanley, dated as of May 31, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how Cloudera stockholders should vote at the special meeting. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cloudera;

•	reviewed certain internal financial statements and other financial and operating data concerning Cloudera;

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reviewed the Management Projections (as defined in the section of this proxy statement captioned “—Management Projections”) (which were reviewed and approved for Morgan Stanley’s use by the management of Cloudera);

•	discussed the past and current operations and financial condition and the prospects of Cloudera with senior executives of Cloudera;

•	reviewed the reported prices and trading activity for Cloudera common stock;

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compared the financial performance of Cloudera and the prices and trading activity of Cloudera common stock with that of certain other publicly traded companies comparable with Cloudera, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Cloudera, Parent and their respective financial and legal advisors;

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reviewed (i) the Merger Agreement, (ii) the following agreements, in each case, substantially in the form of the draft provided to Morgan Stanley on May 31, 2021: the Financing Letters, the Guaranties and the Voting Agreement among the stockholders of Cloudera party thereto and Cloudera, and (iii) certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Cloudera, and formed a substantial basis for its opinion. With respect to the Management Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Cloudera’s management of the future financial performance of Cloudera. Morgan Stanley expressed no view as to such Management Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including among other things, that Parent will obtain financing in accordance with the terms set forth in the Financing Letters, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Cloudera and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Cloudera’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cloudera, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 31, 2021. Events occurring after May 31, 2021 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated as of May 31, 2021 to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon (i) the financial projections prepared by Cloudera’s management, which we refer to in this proxy statement as the May 2021 Final Updated Forecasts, and (ii) the median estimates of equity research analysts, which we refer to as the Street Case. The May 2021 Final Updated Forecasts are more fully described below in the section of this proxy statement captioned “—Management Projections.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Street Case and May 2021 Final Updated Forecasts in its financial analyses described below.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Cloudera with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These companies were the following:

Financial Profile Peers:

Alarm.com, Inc.

Box, Inc.

Cadence Design Systems, Inc.

Dropbox, Inc.

Fair Isaac Corporation

FireEye, Inc.

GoDaddy Inc.

Inovalon Inc.

Pegasystems Inc.

Sage Group, plc

Synopsys Inc.

Zuora, Inc.

Enterprise Software / Data Management Peers:

Alteryx, Inc.

C3.ai Inc.

Cisco Systems, Inc.

International Business Machines Corporation

MongoDB, Inc.

New Relic, Inc.

Nutanix, Inc.

Oracle Corporation

Palantir Technologies Inc.

Pure Storage, Inc.

SAP SE

Snowflake, Inc.

Splunk Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to estimated revenue, which, for purposes of this analysis, (i) for Cloudera, (x) were provided to Morgan Stanley, and approved for Morgan Stanley’s use, by Cloudera’s management for fiscal years 2021 and 2022 for the May 2021 Final Updated Forecasts, and (y) were based on the median of publicly available equity analyst research estimates for calendar years 2021 and 2022 for the Street Case; and (ii) for each of the comparable companies, were based on publicly available consensus equity analyst research estimates for comparison purposes. For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, plus non-controlling interest, less cash and cash equivalents. Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to revenue multiples and applied these ranges of multiples to the estimated relevant metric for Cloudera. For purposes of this analysis, Morgan Stanley utilized publicly available financial information, available as of May 28, 2021 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the merger).

Based on the outstanding shares of Cloudera common stock on a fully diluted basis as provided by Cloudera’s management and the selected ranges of aggregate value to revenue, Morgan Stanley calculated the estimated implied value per share of Cloudera common stock as follows:

Public Trading Multiples	Selected Comparable Cloudera Multiple Ranges	Implied Value Per Share of Cloudera Common Stock ($)
CY 2021E AV / Revenue
Street Case	4.0x – 6.5x	12.36 – 19.29
May 2021 Final Updated Forecasts	4.0x – 6.5x	12.65 – 19.76

CY 2022E AV / Revenue
Street Case	3.5x – 6.0x	11.94 – 19.56
May 2021 Final Updated Forecasts	3.5x – 6.0x	12.35 – 20.26

No company utilized in the public trading comparables analysis is identical to Cloudera. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Cloudera’s control. These include, among other things, the impact of competition on Cloudera’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cloudera and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future revenue and levered free cash flow (“LFCF”). The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of the Cloudera common stock on a standalone basis for each of the Street Case and May 2021 Final Updated Forecasts.

To calculate these discounted fully diluted equity values, Morgan Stanley utilized calendar year 2023 revenue estimates and LFCF estimates under each of the Street Case and the May 2021 Final Updated Forecasts. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of aggregate value to revenue multiples and fully diluted equity value to LFCF multiples (based on the range of aggregate value to revenue multiples and fully diluted equity value to LFCF multiples for the comparable companies) to these revenue and LFCF estimates in order to reach a future implied fully diluted equity value.

In each case, Morgan Stanley then added projected net cash to Cloudera’s future implied aggregate value to reach a future implied fully diluted equity value. In each case, Morgan Stanley then divided the future implied fully diluted equity value by estimated fully diluted shares outstanding (with such estimates provided by Cloudera management) to calculate a per share price. In each case, Morgan Stanley then discounted the resulting implied future per share price to May 28, 2021, at a discount rate of 8.6 percent, which rate was selected based on Cloudera’s estimated cost of equity, which was arrived at by applying the capital asset pricing model, to calculate the discounted fully diluted equity value.

Based on Calendar Year 2023 Estimated Revenue	Selected EV / LFCF Multiple Ranges	Implied Value Per Share of Cloudera Common Stock ($)
Street Case	4.0x – 6.5x	11.85 – 18.26
May 2021 Final Updated Forecasts	4.0x – 6.5x	12.78 – 19.71

Based on Calendar Year 2023 Estimated LFCF	Selected EV / LFCF Multiple Ranges	Implied Value Per Share of Cloudera Common Stock ($)
Street Case	15.0x – 35.0x	7.88 – 18.34
May 2021 Final Updated Forecasts	15.0x – 35.0x	8.54 – 19.87

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for the Cloudera common stock based on a discounted cash flow analysis to value Cloudera as a stand-alone entity. Morgan Stanley utilized estimates from the Street Case and May 2021 Final Updated Forecasts for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings before interest, taxes, depreciation, and amortization, less (1) stock-based compensation expense, (2) cash taxes, (3) changes in net working capital, and (4) capital expenditures. Each of the Street Case and the May 2021 Final Updated Forecasts included estimates through 2030 prepared by Morgan Stanley and approved for Morgan Stanley’s use by Cloudera’s management. The free cash flows and terminal values were discounted, using a mid-year convention, to present values as of May 28, 2021 at a discount rate ranging from 7.1 percent to 8.9 percent, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Cloudera’s weighted average cost of capital determined by the application of the capital asset pricing model. In its analysis, Morgan Stanley utilized perpetuity growth rates of 2.5% to 3.5%. Such perpetuity growth rates were selected upon the application of Morgan Stanley’s professional judgement and experience. The resulting aggregate value was then adjusted for net cash and further adjusted for the net present value of net operating losses.

Based on the outstanding shares of Cloudera common stock on a fully diluted basis as provided by Cloudera’s management, Morgan Stanley calculated the estimated implied value per share of Cloudera common stock as follows:

Implied Value Per Share of Cloudera Common Stock ($)
Street Case	10.68 – 18.68
May 2021 Final Updated Forecasts	12.57 – 22.34

Precedent Transactions Multiples Analysis

Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected software transactions. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the merger, most notably because they were similar software transactions. For such transactions, Morgan Stanley noted the estimated aggregate value of the transaction to the next 12 months (which we refer to as “NTM”) Revenue based on publicly available information at the time of announcement of each such transaction.

The following is a list of the selected software transactions reviewed, together with the applicable multiples:

Selected Software Transactions (Target/Acquiror)	AV / NTM Revenue
Athenahealth, Inc. / Veritas Capital, Evergreen Coast Capital	3.9x
AVG Technologies N.V. / Avast Software s.r.o.	3.3x
Barracuda Networks, Inc. / Thoma Bravo, LP	3.8x
Ca, Inc. (CA Technologies) / Broadcom Inc.	4.3x
Callidus Software Inc. / SAP America, Inc.	8.3x
Carbon Black, Inc. / VMware, Inc.	8.0x
Carbonite, Inc / Open Text Corporation	2.7x
Cision Ltd. / Platinum Equity, LLC	3.5x
Ellie Mae Inc. / Thoma Bravo, LP	6.8x
Endurance International Group / Clearlake Capital Group LP	2.7x
Forescout Technologies, Inc / Advent International, Crosspoint Capital Partners	4.9x
Gigamon Inc. / Elliott Management Corporation	3.7x
Imperva, Inc. / Thoma Bravo, LP	4.7x
Infloblox Inc. / Vista Equity Partners	3.6x
LifeLock Inc. / Symantec Corporation	3.2x
LogMeIn, Inc. / Francisco Partners; Evergreen Coast Capital	3.4x
Proofpoint, Inc. / Thoma Bravo, LP	9.3x
RealPage, Inc. / Thoma Bravo, LP	8.2x
Red Hat, Inc. / International Business Machines Corporation (IBM)	9.4x
Sophos Group plc / Thoma Bravo, LP	5.1x
Talend Inc. / Thoma Bravo, LP	7.3x

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of the aggregate value to the estimated NTM Revenue multiples of the transactions, and applied these ranges of multiples to the estimated calendar year 2021 NTM Revenue for Cloudera based on the Street Case. The following table summarizes Morgan Stanley’s analysis:

Precedent Multiples	Representative Ranges	Implied Value Per Share of Cloudera Common Stock ($)
Street Case	4.0x – 7.0x	12.36 – 20.68

No company or transaction utilized in the precedent transactions analysis is identical to Cloudera or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Cloudera’s control. These include, among other things, the impact of competition on Cloudera’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cloudera and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of Cloudera derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the merger but is one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following information described under the sections of this proxy statement captioned “—Illustrative Precedent Premiums,” “—Historical Trading Ranges” and “—Equity Research Analysts’ Future Price Targets.”

Illustrative Precedent Premiums

Morgan Stanley performed an illustrative precedent premiums analysis by reviewing the same sets of comparable transactions as under the Precedent Transactions Multiples Analysis. For these transactions, Morgan Stanley noted the distributions of the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar news) and the distributions of the 30-day average premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar news).

Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of premia and applied such range to each of Cloudera’s closing share price on May 28, 2021 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the merger).

The following table summarizes such calculations:

Premia	Representative Ranges	Implied Value Per Share of Cloudera Common Stock ($)
Premia to 1-Day Unaffected Share Price	20% – 40%	15.43 – 18.00
Premia to 30-Day Unaffected Average	20% – 40%	14.81 – 17.28

Historical Trading Ranges

Morgan Stanley noted certain trading ranges with respect to the historical share prices of Cloudera common stock. Morgan Stanley reviewed a range of closing prices of the Cloudera common stock for various periods ending on March 28, 2021 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the merger). Morgan Stanley observed the following:

Periods Ended April 23, 2021	Range of Trading Prices Per Share of Cloudera Common Stock ($)
Last 30 Days	11.43 – 13.16
Last 90 Days	11.43 – 18.99
Last 365 Days	9.61 – 18.99

Equity Research Analysts’ Future Price Targets

Morgan Stanley noted certain future public market trading price targets for Cloudera common stock prepared and published by equity research analysts prior to May 28, 2021 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the merger). These targets reflected each analyst’s estimate of the future public market trading price of Cloudera common stock. The undiscounted analyst price targets in the 25th to 75th percentile range for the Cloudera common stock were $14.00 to $16.00 per share as of various dates ranging from March 11, 2021 to April 23, 2021. Morgan Stanley discounted such range of analyst price targets per share for the Cloudera common stock by one year at a rate of 8.6 percent, which discount rate was selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect Cloudera’s cost of equity. This analysis indicated an implied range of fully diluted equity values for Cloudera common stock of $12.66 to $14.73 per share, as discounted by one year based on undiscounted analyst price targets, as of May 28, 2021 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the merger).

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Cloudera common stock, and these estimates are subject to uncertainties, including the future financial performance of Cloudera and future financial market conditions.

General

In connection with the review of the merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Cloudera. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Cloudera’s control. These include, among other things, the impact of competition on Cloudera’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cloudera and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of May 31, 2021 to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Cloudera common stock might actually trade. The Per Share Merger Consideration to be received by the holders of shares of Cloudera common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was determined through arm’s-length negotiations between Cloudera and Parent and was approved by the Board of Directors. Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to Cloudera or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how Cloudera stockholders should vote at the special meeting.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors to approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the consideration pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CD&R, KKR and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Cloudera financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and Cloudera has agreed to pay Morgan Stanley a fee of approximately $58 million for its services, $2.5 million of which has been paid following delivery of the opinion described in this section and attached as this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the merger. Cloudera has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Cloudera has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for Cloudera and received aggregate fees of approximately $10 to 20 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for CD&R, and certain of its affiliates and their affiliated funds’ respective portfolio companies (the “CD&R Related Entities”), and for KKR and certain of its affiliates and their affiliated funds’ respective portfolio companies (the “KKR Related Entities”), and have received aggregate fees of approximately $15 to 25 million in connection with such services from CD&R and the CD&R Related Entities, and fees of greater than approximately $100 million in connection with such services from KKR and the KKR Related Entities. Morgan Stanley may also seek to provide financial advisory and financing services to Cloudera and the KKR Related Entities or CD&R Related Entities and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Management Projections

Summary of Management Projections

Although Cloudera has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, in connection with the transaction, Cloudera’s senior management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the Board of Directors and which was provided to each of Morgan Stanley, CD&R and KKR, in each case as set forth herein.

Cloudera’s senior management initially prepared certain non-public, unaudited prospective financial information for fiscal years 2020 through 2023 in May 2020 and such non-public, unaudited prospective financial information was discussed with, and approved for use by, the Board of Directors at a meeting held on May 29, 2020 (the “May 2020 Forecasts”). The May 2020 Forecasts were shared with representatives of CD&R and KKR, along with other potential bidders, in May and June 2020 in connection with soliciting potential interest in an acquisition of Cloudera.

Cloudera’s senior management subsequently prepared certain non-public, unaudited prospective financial information for fiscal years 2021 through 2024 in December 2020 and such non-public, unaudited prospective financial information was discussed with, and approved for use by, the Board of Directors at a meeting held on December 15, 2020 (the “December 2020 Board Plan”). The December 2020 Board Plan was shared with representatives of CD&R on January 12, 2021 in connection with their due diligence review of Cloudera.

In March 2021, the December 2020 Board Plan was subsequently adjusted to reflect Cloudera’s actual results for its fiscal year ended January 31, 2021 (the “March 2021 Board Plan”). The Board of Directors reviewed and approved the March 2021 Board Plan during a meeting held on March 16, 2021.

In parallel with preparing the March 2021 Board Plan, Cloudera’s senior management also prepared certain “stretch case” projections which were provided to CD&R as part of evaluating a potential acquisition of Cloudera and reflected an approximately 15% annual recurring revenue growth rate for fiscal year 2022 (the “Upside Scenario”). The March 2021 Board Plan and the Upside Scenario were shared with representatives of CD&R on April 12, 2021 in connection with their consideration of the transaction.

In May 2021, the March 2021 Board Plan was further updated to reflect Cloudera’s actual results for its fiscal quarter ended April 30, 2021 (the “May 2021 Final Updated Forecasts”). Morgan Stanley subsequently prepared certain unaudited prospective extrapolations based on the May 2021 Final Updated Forecasts for the fiscal years 2025 through 2031, which were reviewed and approved for use by Morgan Stanley by Cloudera’s senior management. The Board of Directors reviewed the May 2021 Final Updated Forecasts and the related extrapolations for fiscal years 2025 through 2031 with Cloudera’s senior management during its meeting held on May 25, 2021. In connection with such review, the Board of Directors directed Morgan Stanley to use the May 2021 Final Updated Forecasts and the related extrapolations for fiscal years 2025 through 2031, or a subset thereof, in performing its financial analyses in connection with its financial fairness opinion, as described in more detail in the section “ - Opinion of Morgan Stanley” above. The May 2021 Final Updated Forecasts was shared with representatives of CD&R and KKR on May 24, 2021 in connection with their consideration of the transaction. The related extrapolations for fiscal years 2025 through 2031 and the unlevered free cash flow numbers were not provided to CD&R and KKR.

We refer to any of the May 2020 Forecasts, the December 2020 Board Plan, the March 2021 Board Plan, the May 2021 Final Updated Forecasts and related extrapolated projections for fiscal years 2025 through 2031 and the Upside Scenario as the “Management Projections.” The Management Projections were prepared by Cloudera on a stand-alone basis and do not take into account the transactions, including any costs incurred in connection with the transaction or any changes to Cloudera’s operations or strategy that may be implemented after the completion of the transaction. As a result, actual results likely will differ, and may differ materially, from those contained in the Management Projections.

The information and tables set forth below are included solely to give Cloudera stockholders access to relevant portions of the Management Projections and are not included in this proxy statement to influence any Cloudera stockholder to vote their shares of common stock in favor of the transaction or for any other purpose.

May 2020 Forecasts

Base Case	FY20	FY21	FY22	FY23
	(all amounts in millions)
Revenue	$794	$859	$924	$1,037
Operating Income/EBIT	$(39)	$127	$195	$260

Low Case	FY20	FY21	FY22	FY23
	(all amounts in millions)
Revenue	$794	$850	$860	$900
Operating Income/EBIT	$(39)	$142	$171	$201

Virus Case (1)	FY20	FY21	FY22	FY23
	(all amounts in millions)
Revenue		$840
Operating Income/EBIT		$102

Plan Case (2)	FY20	FY21	FY22	FY23
	(all amounts in millions)
Revenue		$878
Operating Income/EBIT		$105

(1)	“Virus Case” was operating plan as of March 2020 reflecting then-current assessment of the COVID-19 pandemic

(2)	“ Plan Case” was operating plan as of December 2019 before COVID-19 pandemic

December 2020 Board Plan

	FY21	FY22	FY23	FY24
	(all amounts in millions)
Revenue	$866	$932	$1,017	$1,166
Operating Income/EBIT	$144	$146	$190	$224

March 2021 Board Plan

FY22
(all amounts in millions)
Revenue	$931
Operating Income/EBIT	$148

May 2021 Final Updated Forecasts and Related Extrapolations(1)(4)

	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E
	(all amounts in millions)
Revenue	$942	$1,048	$1,201	$1,381	$1,588	$1,827	$2,057	$2,267	$2,443	$2,517
Operating Income/EBIT (2)	$158	$202	$237	$303	$383	$480	$585	$694	$802	$881
Unlevered Free Cash Flow (3)(4)	$(52)	$14	$14	$41	$85	$138	$200	$270	$345	$404

(1)

For the purposes of the financial analyses as described above, fiscal year projections are treated as the prior calendar year projections (e.g., FY2022E (ended January) is equivalent to CY2021E (ended December)).

(2)

“EBIT” is non-GAAP operating income, which is defined as operating loss, adjusted to exclude stock-based compensation expense, the amortization of intangibles, costs associated with acquisitions, litigations and facility exit costs related to the relocation of our corporate headquarters. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations.

(3)

“Unlevered Free Cash Flow” is non-GAAP operating income plus depreciation and amortization expense, less (1) stock-based compensation expense, (2) cash taxes, (3) capital expenditures, and (4) capitalized software expense and plus or minus changes in net working capital and other adjustments.

(4)	Unlevered Free Cash Flow and FY2025-FY2031 extrapolations were not provided to CD&R and KKR.

Upside Scenario

	FY22	FY23	FY24
	(all amounts in millions)
Revenue	$944	$1,090	$1,262
Operating Income/EBIT	$160	$249	$308

Important Information About the Management Projections

The Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Management Projections were relied upon by the Board of Directors in connection with its consideration of the transaction, and the Board of Directors directed Morgan Stanley to use the May 2021 Final Updated Forecasts and the related extrapolations for fiscal years 2025 through 2031, or a subset thereof, in performing its financial analyses in connection with its financial fairness opinion, as described in more detail above in the section “– Opinion of Morgan Stanley”. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Morgan Stanley or to the Board of Directors in connection with a proposed business combination like the merger if the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Morgan Stanley for purposes of its opinion or by the Board of Directors in connection with its consideration of the merger agreement and the merger. Accordingly, Cloudera has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. In addition, the Management Projections were not prepared with a view towards complying with GAAP. The Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

While the Management Projections are presented with numerical specificity, the Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Cloudera management’s control. Further, given that the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: risks and uncertainties detailed in Cloudera’s public periodic filings with the SEC. In addition, the ability to achieve the Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Cloudera operates, and the risks and uncertainties described in the section “–Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections also reflect assumptions by Cloudera management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Cloudera business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.

Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that any of Cloudera, Morgan Stanley, CD&R, KKR or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Management Projections necessarily predictive of actual future events, and the Management Projections should not be relied upon as such. None of Cloudera, Morgan Stanley, CD&R, KKR or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Management Projections. None of Cloudera, Morgan Stanley, CD&R, KKR or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder of Cloudera or other person regarding the ultimate performance of Cloudera compared to the information contained in the Management Projections or that forecasted results will be achieved.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Cloudera does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Management Projections were prepared by, and are the responsibility of, Cloudera’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Management Projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Interests of Executive Officers and Directors of Cloudera in the Merger

In considering the recommendation of the Board of Directors that the stockholders of Cloudera adopt the Merger Agreement, Cloudera’s stockholders should be aware that the executive officers and directors of

Cloudera have certain interests in the Merger that may be different from, or in addition to, the interests of Cloudera’s stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated hereby, including the Merger, and in making their recommendation that Cloudera’s stockholders approve the Merger Agreement.

For purposes of this disclosure:

•	The “named executive officers” of Cloudera are:

•	Robert Bearden, Chief Executive Officer;

•	Jim Frankola, Chief Financial Officer; and

•	Arun Murthy, Chief Product Officer.

•	The executive officers of Cloudera since the beginning of Cloudera’s last fiscal year on February 1, 2020 are:

•	the named executive officers; and

•	Mick Hollison, President.

Treatment of Cloudera Equity Awards

The Merger Agreement provides that each Company Option that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that is unvested as of immediately prior to the Effective Time or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.

Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively. Each Company RSU Award that vests by its terms at the Effective Time shall be cancelled in exchange for the right to receive the Vested RSU Consideration.

Pursuant to Cloudera’s non-employee director compensation policy, all then-unvested equity awards held by Cloudera’s non-employee directors will fully vest immediately prior to a change in control (which includes the Merger).

For an estimate of the value of unvested equity awards held by named executive officers that would be cancelled in exchange for Merger consideration assuming that the Merger occurs on June 25, 2021, see “—Quantification of Payments and Benefits to Cloudera’s Named Executive Officers” below.

We estimate that the value of unvested equity awards held by Mr. Hollison (the only executive officer who is not a named executive officer) that would be cancelled in exchange for Merger consideration assuming that the Merger occurs on June 25, 2021 is $15,804,320. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of Cloudera that would vest assuming that the Merger occurs on June 25, 2021 is $3,191,536.

Cloudera Severance and Change in Control Arrangements

Chief Executive Officer Employment Agreement

Pursuant to Mr. Bearden’s offer letter with Cloudera, Mr. Bearden is entitled to certain payments and benefits upon a termination of employment effected by Cloudera without “cause” or by Mr. Bearden for “good reason” (each as defined in the offer letter). These payments and benefits will be subject to Mr. Bearden’s execution and non-revocation of a general release of claims in a form prescribed by Cloudera.

If the termination occurs during the period commencing three months prior to and ending 12 months following a “change in control” (as defined in the offer letter, and which includes the Merger), Mr. Bearden will be entitled to receive the following:

•

a lump sum payment equal to the sum of (i) 18 months of his annual base salary, (ii) his annual target bonus (calculated as if all applicable bonus targets were achieved), and (iii) a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period, less any portion previously paid);

•	COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of an 18-month period or the date when receiving similar coverage with a new employer; and

•	accelerated vesting of 100% of any then-unvested shares and other equity awards.

In addition, if the successor or acquiring corporation refuses to assume, convert, replace or substitute Mr. Bearden’s then-unvested shares or other equity awards in connection with a change in control, the then-unvested shares and other equity awards shall become fully vested effective immediately prior to the change in control.

Severance and Change in Control Agreements

Cloudera has entered into Severance and Change in Control Agreements (“Severance Agreements”) with each of its executive officers, other than Mr. Bearden, which entitle the executive officers to certain payments and benefits upon a termination of employment effected by Cloudera without “cause” or by the executive for “good reason” (each as defined in the applicable Severance Agreement). These payments and benefits will be subject to the executive officer’s execution and non-revocation of a general release of claims in a form prescribed by Cloudera.

If the termination occurs during the period commencing three months prior to and ending 24 months following a “change in control” (as defined in the Severance Agreements, and which includes the Merger), the executive officer will be entitled to receive the following:

•

a lump sum payment equal to the sum of (i) the executive’s then-current base salary, (ii) the executive’s then-current annual target bonus (calculated as if all applicable bonus targets were achieved, and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year), and (iii) a prorated portion of the executive’s then-current annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period, less any portion previously paid, and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);

•	up to 12 months of COBRA premiums (or a taxable payment in an amount equal to such premiums);

•

accelerated vesting of 100% of all outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement); and

•	a 12-month post-termination exercise window for all outstanding non-qualified stock options.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Cloudera’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

New Compensation Arrangements with Parent

Any Cloudera executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Parent or the Surviving Corporation following the closing of the Merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent or the Surviving Corporation. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Parent and/or its affiliates have been established.

Quantification of Payments and Benefits to Cloudera’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of Cloudera’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a qualifying termination on June 25, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) a per share price of Cloudera common stock of $16.00 (the Per Share Merger Consideration); (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and (iv) equity awards that are outstanding as of June 25, 2021. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time of the Merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to benefits that require two conditions, which are the completion of the Merger and a qualifying termination. Payments of double trigger benefits are contingent on the named executive officer signing and not revoking a release of claims in favor of Cloudera, as described above under “—Cloudera Severance and Change in Control Arrangements.”

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)(4)
Robert Bearden	1,548,973	31,117,728	40,305	32,707,006
Jim Frankola	763,425	9,196,624	18,833	9,978,882
Arun Murthy	675,932	21,930,576	26,870	22,633,378

(1)

Cash. For Mr. Bearden, represents the double trigger cash severance that he is eligible to receive pursuant to his offer letter upon a qualifying termination of employment that occurs within the period beginning three months before and ending 12 months after a change in control (which includes the Merger), equal to the sum of (i) 18 months of his annual base salary, (ii) his annual target bonus, and (iii) a prorated portion of his annual target bonus (based on the number of days employed during the bonus period), less any portion that has already been paid.

For Messrs. Frankola and Murthy, represents the double trigger cash severance that each of them is eligible to receive pursuant to their Severance Agreements upon a qualifying termination of employment that occurs within the period beginning three months before and ending 24 months after a change in control (which includes the Merger), equal to the sum of (i) the executive’s base salary, (ii) the executive’s annual target bonus, and (iii) a prorated portion of the executive’s annual target bonus (based on the number of days worked during the bonus period), less any portion that has already been paid.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column:

Name	Salary Severance ($)	Target Annual Bonus ($)	Prorated Target Annual Bonus ($)
Robert Bearden	900,000	500,000	148,973
Jim Frankola	400,000	280,000	83,425
Arun Murthy	380,000	228,000	67,932

(2)

Equity. Under the Merger Agreement, at the Effective Time each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, that vests on the original time-based vesting schedule of the related Company RSU Award and Company PSU Award (without regard to any performance requirement). Even though payment of the PSU Consideration is subject to the time-based vesting schedule of the related Company PSU Award, because the PSU Consideration is no longer subject to the performance-based vesting schedule of the related Company PSU Award, the PSU Consideration may constitute a single trigger benefit. Under the double trigger arrangements in Mr. Bearden’s offer letter and the other executive officers’ Severance Agreements, each named executive officer is eligible to receive 100% vesting acceleration for their outstanding Cloudera equity awards upon a qualifying termination of employment that occurs within the period beginning three months before and ending 24 months (or, for Mr. Bearden, 12 months) after a change in control, as described above under “— Cloudera Severance and Change in Control Arrangements”, and this accelerated vesting applies to the RSU Consideration and the PSU Consideration. The amount reported represents the value of Merger consideration that would be received in respect of Company RSU Awards and Company PSU Awards upon a qualifying termination. No named executive officer holds unvested Company Options.

The following table quantifies the value of the RSU Consideration and the PSU Consideration included in the aggregate total reported in the column. As noted above, only the amounts listed under “Unvested PSUs” could be considered a single trigger benefit.

Name	Unvested RSUs ($)	Unvested PSUs ($)
Robert Bearden	18,797,936	12,319,792
Jim Frankola	8,148,128	1,048,496
Arun Murthy	16,557,040	5,373,536

(3)

Perquisites/Benefits. Represents the estimated value of Cloudera-paid COBRA continuation benefits. Under the double trigger arrangements in Mr. Bearden’s offer letter and the other named executive officers’ Severance Agreements described in footnote (1) above, Mr. Bearden is eligible to receive up to 18 months of Cloudera-paid COBRA continuation benefits, and each other named executive officer is eligible to receive up to 12 months of Cloudera-paid COBRA continuation benefits, respectively.

(4)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. In the event any payment or benefit received by a named executive officer in connection with the Merger would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced, but only to the extent such reduction results in a greater after-tax benefit to the named executive officer.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $5.3 billion. This amount includes funds needed to: (1) pay Cloudera Stockholders the amounts due under the Merger Agreement for their Cloudera common stock, (2) make payments in respect of our outstanding Company RSU Awards and Company PSU Awards at closing of the Merger pursuant to the Merger Agreement, (3) make payments in respect of our outstanding Company Options payable at closing of the Merger pursuant to the Merger Agreement and (4) to refinance certain existing indebtedness of the Company (collectively, the “Required Amounts”).

Parent and Merger Sub have obtained committed financing consisting of (i) equity to be provided by the CD&R Funds and the KKR Funds pursuant to the terms of the Equity Commitment Letters and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Cloudera copies of the Financing Letters. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Financing Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent and Merger Sub under the Merger Agreement.

Equity Financing

Pursuant to the Equity Commitment Letters, the CD&R Funds and the KKR Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $3.0 billion for the purpose of funding the Required Amounts. The obligations of the CD&R Funds and the KKR Funds to provide the equity financing under the Equity Commitment Letters are subject to a number of conditions, including, but not limited to: (i) satisfaction or written waiver by Cloudera, Parent and Merger Sub, as applicable, of each the conditions to the obligations of Cloudera, Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (ii) the prior or substantially concurrent receipt of the debt financing contemplated by the Debt Commitment Letter or confirmation that the debt financing contemplated by the Debt Commitment Letter will be funded at the closing of the Merger if the equity financing under the Equity Commitment Letters is consummated at the closing of the Merger, (iii) written confirmation from Cloudera that if the equity financing and debt financing are funded, then Cloudera will take such actions required of it to consummate the Merger in accordance with the terms of the Merger Agreement and (iv) the prior or substantially concurrent funding by the other fund of such fund’s equity commitment. We refer to the equity financing described in the preceding sentence as the “Equity Financing.”

The obligation of the CD&R Funds and the KKR Funds to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the consummation of the closing of the Merger and the payment of the aggregate Per Share Merger Consideration and the payment or provision for the other Required Amounts in accordance with the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) a court declining to specifically enforce the obligations of Parent to consummate the Merger pursuant to a claim for specific performance brought against Parent in accordance with the Merger Agreement, (iv) the termination of the other fund’s Equity Commitment Letter or Guaranty or (v) the assertion of a claim or legal proceeding by the Cloudera Group or any of their Representatives (as defined in the Equity Commitment Letters), under or in respect of the Merger Agreement, the Guaranties or the transactions contemplated thereby against Parent, the CD&R Funds, the KKR Funds, or any of their affiliates, subject to the exceptions, terms and conditions of the Merger Agreement, Equity Commitment Letters and the Guaranties.

Cloudera is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letters by the CD&R Funds and the KKR Funds to be funded to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against the CD&R Funds and the KKR Funds to perform its funding obligations under the Equity Commitment Letters, in each case subject to (i) the limitations and conditions set forth in the Equity Commitment Letters and (ii) the terms and conditions of the Merger Agreement.

Debt Financing

The Debt Commitment Letter provides that the lenders party thereto will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate up to $2.39 billion in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of the following:

•	$1.64 billion senior secured first lien term loan facility;

•	$250 million senior secured first lien revolving credit facility; and

•	$500 million senior secured second lien term loan facility.

We refer to the debt financing described above as the “Debt Financing.” The proceeds of the Debt Financing will be used on the Closing Date (i) to effect the Merger and related transactions on the Closing Date, including repayment in full and termination of Cloudera’s existing credit facility, (ii) for working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and to replace, backstop or cash collateralize certain existing letters of credit (if any) of Cloudera or its subsidiaries and (iii) to pay fees and expenses related to the Merger and related transactions.

The obligations of the lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including, but not limited to (as applicable):

•	the absence of a Company Material Adverse Effect since June 1, 2021 that is continuing;

•

the consummation in all material respects of the Merger in accordance with the Merger Agreement as in effect on June 1, 2021 (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the lenders in their capacity as such without the consent of the lead arrangers holding at least a majority of the commitments under the first lien and/or second lien facilities described above);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;

•	the Equity Financing shall have occurred or, substantially concurrently with the initial funding of the Debt Financing, shall occur;

•	the Refinancing shall have occurred or, substantially concurrently with the initial funding of the Debt Financing, shall occur;

•	the payment of applicable invoiced fees and expenses;

•	the delivery of certain audited and unaudited financial statements of the Cloudera Group;

•	the delivery of certain customary closing documents (including a customary solvency certificate);

•

the receipt by the lead arrangers of certain documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018); and

•

such lenders having been afforded a marketing period of at least 15 consecutive business days (subject to certain blackout dates) following receipt of certain required financial information regarding Cloudera.

As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Guaranties

Pursuant to the Guaranties, the CD&R Funds and the KKR Funds have agreed to guarantee the due, punctual and complete payment and performance of: (1) the aggregate amount of the Parent Termination Fee (as defined under the caption “The Merger—Termination Fee”) solely if and when any of the Parent Termination Fee is payable pursuant to the Merger Agreement; (2) enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the Merger Agreement, not to exceed $5 million in the aggregate; and (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to Cloudera and its representatives in connection with debt financing, not to exceed $1 million in the aggregate. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the CD&R Funds and the KKR Funds under the Guaranties are subject to an aggregate cap equal to $296.6 million.

Subject to specified exceptions, the Guaranties will terminate upon the earliest of:

•	the closing of the Merger;

•	the payment and full discharge of any Guaranteed Obligations that is or may become payable under the Guaranties; or

•

the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Cloudera would be entitled to a Parent Termination Fee under the Merger Agreement, in which case the Guaranties shall terminate 60 days after such termination unless Cloudera shall have commenced a legal proceeding against Parent, the CD&R Funds or the KKR Funds alleging the Parent Termination Fee is due and owing prior to such 60th day; provided that if the Merger Agreement has been so terminated and such legal proceeding has been filed, the CD&R Funds and the KKR Funds, as the guarantor entities under the Guaranties, shall have no further liability or obligation under the Guaranties from and after the earliest of (x) a final, non-appealable resolution of such legal proceeding, (y) a written agreement among the CD&R Funds and the KKR Fund, as the guarantor entities under the Guaranties, and Cloudera terminating the obligations and liabilities of the CD&R Funds and the KKR Funds, as the guarantor entities under the Guaranties, pursuant to the Guaranties and (z) payment of the Guaranteed Obligations then payable by the CD&R Funds and the KKR Funds or Parent.

Closing and Effective Time

The closing of the Merger will take place remotely no later than 9:00 a.m., Eastern time, on the fifth business day following the satisfaction or waiver of all conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Cloudera common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Cloudera common stock unless otherwise expressly noted herein. Only a holder of record of shares of Cloudera common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Cloudera common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Cloudera common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of Cloudera common stock who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders of such shares through the Effective Time; and (iv) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Cloudera common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Cloudera common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the shares of Cloudera common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Cloudera’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Cloudera common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Cloudera common stock, Cloudera believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Cloudera common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Cloudera a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of Cloudera common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of Cloudera common stock wishing to exercise appraisal rights must deliver to Cloudera, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Cloudera common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Cloudera Stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Cloudera common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Cloudera common stock must be executed by or on behalf of the holder of record, and must reasonably inform Cloudera of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Cloudera, Inc.

Attention: Chief Legal Officer

5470 Great America Parkway

Santa Clara, California 95054

Any holder of shares of Cloudera common stock who has delivered a written demand to Cloudera and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Cloudera a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Cloudera, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Cloudera common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Cloudera common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Cloudera common stock. Accordingly, any holders of shares of Cloudera common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Cloudera common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Cloudera common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Cloudera common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Cloudera has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Cloudera common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Cloudera common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of Cloudera common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Cloudera common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Cloudera nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Cloudera and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Cloudera common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Cloudera common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Cloudera common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Cloudera common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Cloudera common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Cloudera common stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is limited to U.S. Holders and Non-U.S. Holders who hold their shares of Cloudera common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting;

•	regulated investment companies and real estate investment trusts;

•	tax-qualified retirement plans;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that are holding shares of Cloudera common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own or have owned (directly, indirectly or constructively) five percent or more of Cloudera common stock (by vote or value);

•	holders required to accelerate the recognition of any item of gross income with respect to their shares as a result of such income being recognized on an applicable financial statement;

•	grantor trusts;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

persons who hold or received Cloudera common stock pursuant to the exercise of any employee stock option, in connection with a restricted stock unit award or company performance stock unit award or otherwise in a compensatory transaction;

•	holders that own an equity interest in Parent following the Merger;

•	holders that hold their Cloudera common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; and

•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Cloudera common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Cloudera common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

U.S. Holders

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Cloudera common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Cloudera common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Cloudera common stock surrendered pursuant to the Merger by such U.S. Holder. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Cloudera common stock. A U.S. Holder’s gain or loss on the disposition of shares of Cloudera common stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Cloudera common stock (shares of Cloudera common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Cloudera common stock that is not a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized in connection with the Merger, unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Cloudera common stock pursuant to the Merger and certain other requirements are met; or

•

shares of Cloudera common stock constitute a United States real property interest (“USRPI”) by reason of Cloudera’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized in connection with the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that Cloudera is not currently, has not been during the preceding five years and prior to or at the time of the Merger does not expect to become, a USRPHC. Because the determination of whether Cloudera is a USRPHC depends on the fair market value of Cloudera’s USRPIs relative to the fair market value of Cloudera’s non-USRPIs and other business assets, there can be no assurance that Cloudera is not or will not become a USRPHC. A non-U.S. holder should consult its own tax advisor about the consequences that could result if Cloudera is or were to become a USRPHC.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder in connection with the Merger. Backup withholding generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of shares of Cloudera common stock in the Merger by a non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies, on a properly completed applicable IRS Form W-8, its status as a non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with certain connections with the United States will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. The amount of any backup withholding generally will be allowed as a credit against a holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS BASED ON CURRENT U.S. FEDERAL INCOME TAX LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS NOT TAX ADVICE. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

Cloudera and Parent have agreed to use reasonable best efforts to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Cloudera and Parent each file a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

Cloudera and Sky Parent Inc. each filed a Notification and Report Form with respect to the Merger with the FTC and DOJ on June 15, 2021. The waiting period with respect to such Notification and Report Forms under the HSR Act expired at 11:59 p.m., Eastern time on July 15, 2021.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

The Merger is also subject to clearance or approval by the antitrust authorities in other jurisdictions and other relevant authorities under foreign investment laws. The Merger cannot be completed until Cloudera and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions. Cloudera and Parent, in consultation and cooperation with each other, made an antitrust filing with the authorities of such jurisdiction.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Cloudera, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Cloudera, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Cloudera, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Cloudera, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Cloudera, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Cloudera and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Closing Date (as defined in the section of this proxy statement captioned “—Closing and Effective Time”): (i) Merger Sub will be merged with and into Cloudera, with Cloudera becoming a wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) Cloudera will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Cloudera and Merger Sub, and all of the debts, liabilities and duties of Cloudera and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Cloudera as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. At the Effective Time, the certificate of incorporation of Cloudera as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of

Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place remotely at 9:00 a.m., Eastern time, on the fifth business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent, Cloudera and Merger Sub. However, if a specified marketing period (being the first period of fifteen (15) business days following the date on which Parent has been provided the financial information regarding Cloudera required by the Debt Commitment Letter), has not ended at the time of the satisfaction or waiver of all conditions to closing of the Merger (other than those conditions to be satisfied at the closing of the Merger), the closing of the Merger will then occur on the date that is the earlier of (i) any business day during such marketing period specified by Parent to Cloudera on no less than two (2) business days’ notice to Cloudera and (ii) the third business day after the final day of such marketing period. The date on which the closing of the Merger occurs is herein referred to as the “Closing Date.”

On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective at the Effective Time.

Merger Consideration

Cloudera common stock

At the Effective Time, and without any action required by any stockholder, each share of Cloudera common stock (other than Excluded Shares, which include, among other things, shares of Cloudera common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

Treatment of Company Equity Awards

The Merger Agreement provides that each Company Option that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.

Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (and that does not vest by its terms at the Effective Time) shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, payable on the same time-based vesting schedule as the related Company RSU Award and Company PSU Award (without regard to any performance requirement). Each Company RSU Award that vests by its terms at the Effective Time shall be cancelled in exchange for the right to receive the Vested RSU Consideration.

In connection with the execution and delivery of the Merger Agreement, Cloudera took the following actions under the ESPP: (i) ensured no new participants will commence participation in the ESPP after June 1, 2021; (ii) ensured no participant will be allowed to increase his or her payroll contribution rate in effect as of June 1, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensured no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after June 1, 2021. If the Effective Time is expected to occur prior to the end of the current purchase period, Cloudera must provide for an earlier exercise date (including for purposes of determining the purchase price for the current purchase period). Such earlier exercise date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will select a transfer agent or such other bank or trust company, reasonably acceptable to Cloudera (the “Payment Agent”) to make payments of the Per Share Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders.

Promptly following the Effective Time (and in any event within five (5) business days), the Payment Agent will mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Cloudera common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Per Share Merger Consideration payable in respect of such shares. The amount of any Per Share Merger Consideration paid to stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Payment Agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Surviving Corporation, upon demand, and any holders of Cloudera common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Per Share Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed two (2) years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Cloudera, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Cloudera are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Cloudera, any change, event, effect or circumstance that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (i) the ability of the Cloudera Group Members to perform their material obligations under, or to consummate the transactions contemplated by, the Merger Agreement or (ii) the business, financial condition or results of operations of the Cloudera Group, taken as a whole, except that, solely with respect to clause (ii), no changes, events, effects or circumstances with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

•	general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or credit ratings in the United States or any other country; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	general conditions in the industries in which the Cloudera Group generally conducts business;

•	regulatory, legislative or political conditions in the United States or any other country or region in the world;

•

geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

•

resulting from the announcement, pendency, or consummation of the Merger Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Cloudera Group with employees, suppliers, customers, partners, vendors or any other third person (except with respect to any representation or warranty to the extent that such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the transactions contemplated thereby);

•

the compliance by Parent, Merger Sub or Cloudera with the terms of the Merger Agreement, including the taking of any action expressly required to be taken or refraining from taking any action expressly prohibited by the terms of the Merger Agreement;

•	arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

•	changes in GAAP or other accounting standards or in any applicable laws or regulations (or the official interpretation of any of the foregoing);

•

any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

•

the price or trading volume of Cloudera common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) or any change, in and of itself, in the credit ratings or ratings outlook of any Cloudera Group Member (provided that the underlying cause of such change in credit rating or rating outlook may be considered in determining if there has been a Company Material Adverse Effect);

•

any failure, in and of itself, by the Cloudera Group to meet (i) any public estimates or expectations of Cloudera’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred if not otherwise excluded in the definition of Company Material Adverse Effect);

•	the availability or cost of equity, debt or other financing to Parent and Merger Sub; and

•

any legal proceeding commenced or threatened in writing against Parent, Merger Sub or Cloudera, or any of their subsidiaries or affiliates or otherwise relating to, involving or affecting such parties or any of their subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger and other transactions contemplated by the Merger Agreement, including any legal proceeding or alleging or asserting any misrepresentation or omission in this proxy statement, any other required company filing or any other communications to the Cloudera stockholders, other than any legal proceedings among the Parent, Merger Sub and Cloudera or with the agents, arrangers and lenders that provide or arrange the Debt Financing;

except, with respect to bullets 1-6 and 10-11 above, to the extent that such change, event, effect or circumstance has had a disproportionate adverse effect on the Cloudera Group relative to other companies operating in the industry or industries in which the Cloudera Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

In the Merger Agreement, Cloudera has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Cloudera;

•

Cloudera’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Cloudera’s organizational documents and Cloudera’s contracts;

•	the organizational documents of Cloudera;

•	the necessary approval of the Board of Directors;

•	the rendering of Morgan Stanley’s opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Cloudera or the resulting creation of any lien upon Cloudera’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Cloudera;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Cloudera common stock;

•

the absence of any undisclosed contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Cloudera’s securities;

•	the subsidiaries of Cloudera;

•	the accuracy and required filings of Cloudera’s SEC filings and financial statements;

•	Cloudera’s disclosure controls and procedures;

•	Cloudera’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	since January 31, 2021 through the date of the Merger Agreement, (a) Cloudera has conducted its business in the ordinary course of business consistent with past practice except as a result of the

Merger and related transaction and any actions taken in good faith to respond to COVID-19 Measures and (b) there has not occurred (i) any Company Material Adverse Effect or (ii) any action taken by the Cloudera or event that would have required the consent of Cloudera pursuant to the terms of the Merger Agreement had such action or event occurred after the date of the Merger Agreement;

•	the existence and enforceability of specified categories of Cloudera’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	certain real property and tangible property owned or leased by a Cloudera Group Member;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Cloudera’s compliance with laws, standards and requirements and possession of necessary permits;

•	litigation and regulatory matters;

•	insurance matters;

•	absence of any undisclosed transactions, relations or understandings between a Cloudera Group Member, on the one hand, and any affiliate or related person thereof, on the other hand;

•	payment of fees to brokers in connection with the Merger Agreement;

•	export controls matters and compliance with applicable anti-corruption and anti-money laundering laws;; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Cloudera that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

•

Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation, orders and investigations;

•	accuracy of information to be provided in the proxy statement;

•	ownership of capital stock of Cloudera;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of each of the Guaranties, Equity Commitment Letters, Debt Commitment Letter and a certain redacted fee letter dated as of June 1, 2021;

•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the solvency of Parent and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	the exclusivity and terms of the representations and warranties made by Cloudera.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except: (i) as contemplated by the Merger Agreement; (ii) as required by applicable law; (iii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iv) as disclosed in the confidential disclosure letter to the Merger Agreement; or (v) for any reasonable actions taken in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures, during the period of time between the date of the signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “Interim Period”), Cloudera will and will cause each of its subsidiaries to:

•

subject to the restrictions and exceptions in the Merger Agreement, use commercially reasonable efforts to carry on its business, in all material respects, in the ordinary course of business consistent with past practice; and

•

use its commercially reasonable efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings.

In addition, Cloudera has also agreed that, except: (i) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (ii) as disclosed in the confidential disclosure letter to the Merger Agreement; (iii) as required by applicable law; or (iv) as contemplated by the terms of the Merger Agreement, during the Interim Period, Cloudera will not, among other things (and subject to certain exceptions):

•	propose to adopt any amendments to or amend the organizational documents of any member of the Cloudera Group;

•	liquidate, dissolve or reorganize;

•

authorize for issuance, issue, sell, deliver or grant any shares of capital stock or any restricted stock units, options, warrants, other equity-based commitments, subscriptions or rights to purchase any similar capital stock or securities of the Cloudera Group;

•	acquire, redeem, or amend any securities of the Cloudera Group;

•	split, combine, or modify the terms of capital stock of Cloudera;

•	declare, set aside or pay any dividend or other distribution;

•	incur or assume any long-term or short-term debt or issue any debt securities;

•	enter into, adopt, amend, modify, renew or terminate any employee plan;

•	pay any special bonus, remuneration or benefit to any director or to any officer or employee whose annual base cash compensation exceeds $300,000;

•

(A) hire, engage, promote, temporarily layoff, furlough or terminate or (B) accelerate, increase or decrease the compensation, remuneration or benefits of, in each case, any employee or independent contractor whose annual base cash compensation exceeds $300,000;

•	accelerate the vesting of any company equity award or the funding of any payment or benefit payable or to become payable to any of its directors, officers or employees;

•

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any Cloudera Group Member;

•

make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any Cloudera Group Member employee benefit plans;

•

enter into, amend, negotiate or extend any labor agreement or, unless required by law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Cloudera Group Member;

•

acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for existing contracts made available to Parent or that are set forth on the confidential disclosure letter, or transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate;

•	make any material change to accounting principles or practices;

•	undertake certain tax-related actions;

•	enter into, amend or grant any release or waiver under any material contracts or Company IP Contracts (as defined in the Merger Agreement);

•	enter into, amend or renew any material real property leases;

•

fail to maintain or allow to lapse, dispose of or abandon any material intellectual property used in or held for use in any Cloudera Group Member’s business, or grant permission to enter into the public domain any material trade secrets included in any Cloudera Group Member’s intellectual property;

•	grant any exclusive rights with respect to or divest any Cloudera Group Member’s intellectual property;

•	acquire any other Person (as defined in the Merger Agreement) or any equity interest therein;

•

authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 125% of the amount set forth in Cloudera’s capital expenditure budget, as provided in the confidential disclosure letter to the Merger Agreement, with respect to such fiscal quarter;

•	settle litigation involving Cloudera;

•	revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

•	enter into any contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;

•	enter into or adopt any “poison pill” or similar stockholder rights plan; or

•	enter into agreements or otherwise make a commitment to do any of the foregoing.

The “Go Shop” Period—Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement until the No Shop Period Start Date, Cloudera, its affiliates and their respective representatives had the right to: (i) solicit, initiate, propose, induce, encourage or facilitate the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal (as defined in this section of this proxy statement below); (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any third person (and its representatives, prospective debt and equity financing sources and/or their respective representatives), any non-public information relating to the Cloudera Group or afford to any such third person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Cloudera Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal), provided that Cloudera will substantially concurrently (and in any event within twenty-four (24) hours), provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives, and the Cloudera Group must not provide any competitively sensitive non-public information to any third person who is or has one or more affiliates that is a competitor of any Cloudera Group Member except in accordance with customary “clean room” or other similar procedures; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any third person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or reasonably be expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that Cloudera may grant a limited waiver under any “standstill provision” or similar obligation to allow such third person to submit or amend an Acquisition Proposal on a confidential basis to the Board of Directors.

If Cloudera had terminated the Merger Agreement for the purpose of entering into a definitive agreement with any Excluded Party prior to the No Shop Period Start Date in respect of a Superior Proposal, Cloudera would have been required to pay a termination fee of $92,472,000 to Parent, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal. For more information, please see the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, other than with respect to any immaterial provisions, the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreements (it being understood that such agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal). For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1)

any direct or indirect purchase or other acquisition by any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Cloudera or any other person(s), of securities representing more than 20% of the total outstanding voting power of Cloudera after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding voting power of Cloudera after giving effect to the consummation of such tender or exchange offer;

(2)

any direct or indirect purchase, exclusive license or other acquisition by any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Cloudera Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(3)

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Cloudera pursuant to which (x) any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 20% of the total outstanding voting power of Cloudera outstanding after giving effect to the consummation of such transaction or (y) the stockholders of Cloudera immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

“Excluded Party” means any third person (i) who submits a written offer or proposal that constitutes a bona fide Acquisition Proposal to the Company or any of its representatives after the date of the Merger Agreement and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a third person shall immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties shall cease to apply with respect to such person) if (1) such Acquisition Proposal is withdrawn by such third person or (2) such Acquisition Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the result or effect of a violation of Section 5.3(b) of the Merger Agreement and (ii) is on terms that the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(b) of the Merger Agreement). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (x) “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

The “No Shop” Period—No Solicitation of Other Offers

From the date of the No Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Cloudera Group Members will not, will cause their respective officers and directors not to, and will use reasonable best efforts to cause their other respective representatives not to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•

furnish to any third person any non-public information relating to the Cloudera Group or afford to any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Cloudera Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions, communications or negotiations with any third person with respect to an Acquisition Proposal or inquiry;

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or

•

enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

In addition, Cloudera has agreed to cease and cause to be terminated any discussions or negotiations with any third person and its representatives relating to any Acquisition Proposal or Acquisition Transaction, request the prompt return or destruction of all non-public information concerning the Cloudera Group furnished to any person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the nine (9) month period immediately preceding the No Shop Period Start Date and will cease providing any further information with respect to Cloudera or any Acquisition Proposal to any such third person or its representatives and will immediately terminate all access granted to any such third person or its representatives to any physical or electronic data room (or any other diligence access). Cloudera has also agreed to enforce, and not to waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors, unless the Board of Directors has determined in good faith, after consultation with outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding these restrictions, Cloudera may continue to engage in the activities delineated in the previous two paragraphs with respect to any Excluded Party (but only for so long as such person is and remains an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No Shop Period Start Date.

Additionally, under certain specified circumstances, from the No Shop Period Start Date until the adoption of the Merger Agreement by Cloudera Stockholders, Cloudera and the Board of Directors may, directly or indirectly through one or more of their representatives, participate or engage in negotiations with, furnish any non-public information relating to the Cloudera Group pursuant to an Acceptable Confidentiality Agreement to any person (or its representatives) that had made of delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal did not result from any material breach of Cloudera’s non-solicitation obligations pursuant to the Merger Agreement (provided that Cloudera and its representatives may contact any third person in writing to clarify any ambiguous terms and conditions of an Acquisition Proposal which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal, and, in each case, the failure to take such actions in respect of such Acquisition Proposal would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law.

Both during the Go Shop Period and after the No Shop Period Start Date but prior to the adoption of the Merger Agreement by Cloudera’s stockholders, Cloudera is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Cloudera terminates the Merger Agreement prior to the adoption of the Merger Agreement by Cloudera Stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, Cloudera must pay a $171,734,000 termination fee to Parent, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal.

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Cloudera common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by the Cloudera Stockholders, the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the recommendation of the Board of Directors to approve the Merger, in each case, in a manner adverse to Parent in any material respect (it being understood that it will be considered a modification adverse to Parent that is material if (i) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (ii) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten business days of such public announcement providing that the Board of Directors reaffirms the Cloudera recommendation);

•	adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal;

•

fail to publicly reaffirm the recommendation of the Board of Directors to approve the Merger within ten business days after Parent so requests in writing (it being understood that Cloudera will have no obligation to make such reaffirmation on more than two separate occasions); or

•	fail to include the recommendation of the Board of Directors to approve the Merger in this proxy statement.

For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (i) a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to Cloudera Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (ii) the factually accurate public disclosure by Cloudera of the receipt of an Acquisition Proposal if, and only to the extent required by applicable law, (iii) the determination by the Board of Directors (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by Cloudera or its representatives, or (iv) delivery by the Company to Parent of any notice related to an Intervening Event (as defined in this section of this proxy statement below) or Superior Proposal as set forth below.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if (i) there has been an Intervening Event; or (ii) Cloudera has received a bona fide Acquisition Proposal, whether before or after the No Shop Period Start Date, that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary obligations under applicable law.

The Board of Directors may only effect a Company Board Recommendation Change for an Intervening Event if:

•

Cloudera has provided prior written notice to Parent at least five business days in advance to the effect that the Board of Directors (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•

prior to effecting such Company Board Recommendation Change, Cloudera and its representatives, during such five business-day period, must have (i) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Guaranties to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (ii) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Guaranties proposed by Parent and other information provided by Parent in response to the notice described in the foregoing clause directly above, in each case that are offered in writing by Parent no later than 11:59 p.m. (Pacific time) on the last day of the five business-day period, in a manner that would constitute a binding agreement between the parties if accepted by Cloudera; and

•

following the five business-day notice period described above, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement) shall have determined in good faith that the failure of the Board of Directors (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; provided, that each time material modifications to the Intervening Event occur, Cloudera must notify Parent of such modification and the five-business-day period described above will recommence and be extended for three (3) business days from the day of such notification.

In addition, the Board of Directors may only effect a Company Board Recommendation Change or authorize Cloudera to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide

Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:

•

the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law;

•	the Cloudera Group and its representatives have complied in all material respects with its obligations under the Merger Agreement with respect to such Acquisition Proposal;

•

Cloudera has provided prior written notice to Parent at least five business days in advance to the effect that the Board of Directors (or a committee thereof) has (i) received a bona fide Acquisition Proposal that has not been withdrawn; (ii) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (iii) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•

prior to effecting such Company Board Recommendation Change or termination, Cloudera and its representatives, during the five business day notice period described above, have: (i) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Guaranties so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (ii) taken into account any adjustments to the terms and conditions of the Merger Agreement, Financing Letters and/or the Guaranties that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the five day notice period described above, in a manner that would constitute a binding agreement between the parties if accepted by Cloudera, provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), Cloudera will be required to deliver a new written notice to Parent and to comply with the requirements of this clause (it being understood that the “notice period” in respect of such new written notice will be three (3) business days);

•

following the five business day notice period described above including any subsequent notice period as provided above, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement and any other information provided by Parent) shall have determined that the failure of the Board of Directors (or a committee thereof) to make such a Company Board Recommendation Change or to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; and

•

in the event of any termination of the Merger Agreement in order to cause or permit the Cloudera Group to enter into an acquisition agreement with respect to such Acquisition Proposal, Cloudera will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, including paying to Parent a termination fee of either (i) $92,472,000 if the Merger Agreement had been terminated before the No Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal with any Excluded Party, or (ii) $171,734,000, in the case of any other such termination.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material event, fact, circumstance, development or occurrence that was (i) not known to, or reasonably foreseeable by, the

Board of Directors as of the date of the Merger Agreement; and (ii) does not relate to (A) any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal) or (B) the fact, in and of itself, that Cloudera meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price of Cloudera common stock or trading volume of the Cloudera common stock or credit rating of Cloudera, it being understood that the underlying cause of any of the foregoing in clause (B)  may be considered and taken into account.

Employee Benefits

The Merger Agreement provides that from and after the Effective Time, Cloudera will, and Parent will cause Cloudera to, honor all Cloudera employee plans (each, an “Employee Plan”) in accordance with their terms as in effect immediately before the Effective Time. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if sooner, on the date of termination of employment of the relevant Cloudera employee who continues to be an employee following the consummation of the Merger (such employee, a “Continuing Employee”)), Parent will provide, or cause to be provided, to each Continuing Employee, (i) cash compensation and severance arrangements, each on a basis no less favorable than that in effect immediately prior to the Effective Time, and (ii) employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation (the “Excluded Benefits”)) that are substantially comparable in the aggregate to such employee benefits provided to such Continuing Employees immediately prior to the Effective Time.

All Continuing Employees will be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the health and welfare benefits plans of the Company immediately prior to the Effective Time); however, (i) Parent, its affiliates or the Surviving Corporation may amend, modify or terminate, in accordance with its terms, any benefit or compensation arrangement at any time assumed, established, sponsored or maintained by any of them, subject to the requirements set forth in the paragraph directly above, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time.

To the extent that service is relevant under any benefit plan of Parent or subsidiary of Parent and/or the Surviving Corporation (excluding any plan or arrangement that provides any Excluded Benefit), then Parent shall generally ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service recognized by the Cloudera Group Member prior to the Effective Time with the Cloudera Group Member or their respective predecessors. With respect to any group medical plans maintained by Parent or its subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation and any of its subsidiaries to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health plans to the same extent waived or satisfied under any corresponding Employee Plan of a Cloudera Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Plans maintained by a Cloudera Group Member.

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and Cloudera agreed to use, and agreed to cause their respective affiliates to use, reasonable best efforts to take all actions, do all things and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Cooperation with Debt Financing

Pursuant to the Merger Agreement, each of Parent and Merger Sub shall, and shall cause their respective subsidiaries and the CD&R Funds and the KKR Funds, as the guarantor entities under the Guaranties, to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms (including the market “flex” provisions) set forth in the Financing Letters (or on other terms and conditions that are acceptable to Parent, subject to certain restrictions set forth in the Merger Agreement).

If all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, prior to the termination date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available financing, to fund the Required Amount and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter.

In connection with the efforts of Parent and Merger Sub to arrange the financing, prior to the Closing Date, the Company shall, and shall cause its subsidiaries and its and their respective representatives to, use its reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including: (i) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable financing sources) as promptly as practicable following June 1, 2021 with certain required financial information regarding Cloudera and using reasonable best efforts to furnish any other information related to the Cloudera Group customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum and other marketing materials used in financings of the type contemplated by the Debt Financing; (ii) using reasonable best efforts to assist in the preparation for and to participate in a reasonable number of investor and lender meetings, presentations and sessions with rating agencies in connection with the Debt Financing and assist Parent in obtaining ratings in connection with the Debt Financing; (iii) using reasonable best efforts to provide assistance with the preparation by Parent and the lenders party to the Debt Commitment Letter of materials for rating agency presentations, private placement memoranda, and other customary marketing materials required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with the bank confidential information memorandum; (iv) using reasonable best efforts to cooperate reasonably with the due diligence of the lenders party to the Debt Commitment Letter, to the extent customary and reasonably requested; (v) using reasonable best efforts to assist Parent in connection with Parent’s preparation of pro forma financial statements of the Cloudera Group of the type necessary or reasonably requested by the lenders party to the Debt Commitment Letter to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Cloudera Group and their respective businesses; (vi) (A) assist in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and closing documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company) and other customary documents as may reasonably be requested by Parent or the lenders party to the Debt Commitment Letter and (B) facilitating the pledge of or, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; (vii) at the reasonable request of Parent, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to (A) file a Form 8-K with the SEC and (y) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, disclosing information identified by Parent relating to Cloudera for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential lenders for the Debt Financing who do not wish to receive material nonpublic information with respect to any of the Company, its subsidiaries or any of their respective securities; (viii) provide all documentation and other information about Cloudera and its subsidiaries as is reasonably requested by Parent or Merger Sub pursuant to the Debt Commitment Letter with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act, in each case, at least four business days prior to the closing of the Merger to the extent requested in writing at least nine business days prior to the Closing Date; and (ix) using reasonable best efforts to take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any lenders party to the Debt Commitment Letter to permit the consummation of the Debt Financing.

Notwithstanding the foregoing, subject to certain exceptions set forth in the Merger Agreement, (i) in no event shall any Cloudera Group Member be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Cloudera Group; (ii) no obligation of any Cloudera Group Member or any of their respective representatives on account of the Debt Financing shall be effective until the Closing Date (other than in connection with the delivery of customary authorization letters); (iii) in no event shall any Cloudera Group Member be required to pay any commitment or other fee (excluding in connection with any authorization letters), enter into any definitive agreement or agree to provide any indemnity (that is not being indemnified pursuant to the reimbursement obligations set for in the Merger Agreement) in connection with the Debt Financing that is effective, prior to the Closing Date; (iv) such cooperation shall not require any action that would conflict with or violate Cloudera’s or any of its subsidiaries’ organizational documents or any applicable laws or result in, prior to the Closing Date, the contravention of any material contract to which any Cloudera Group Member is a party; (v) neither any Cloudera Group Member nor any persons who is a director, officer or employee of any Cloudera Group Member shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the closing of the Merger passed by directors or officers continuing in their positions following the closing of the Merger) or (y) execute any document (excluding the authorization letter in connection with bank information memoranda) or contract prior to the occurrence of the closing of the Merger in connection with the Debt Financing; (vi) none of any Cloudera Group Member or any of their respective representatives shall be required to disclose or provide any information in connection with the Debt Financing, the disclosure of which, in the judgement of Cloudera, is subject to attorney-client privilege or could result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under the Merger Agreement or the violation of any confidentiality obligation; (vii) none of any Cloudera Group Member or any of their respective representatives shall be required to prepare or deliver any pro forma financial information or projections (without waiver of Cloudera’s obligations set forth in clause (v) in the preceding paragraph); (viii) none of any Cloudera Group Member or any of their respective representatives shall be required to deliver any legal opinion in connection with the Debt Financing; (ix) none of any Cloudera Group Member or any of their respective representatives shall be required to take any action that would cause any Cloudera Group Member to breach any representation, warranty, covenant or agreement in the Merger Agreement; and (x) none of any Cloudera Group Member or any of their respective representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of any Cloudera Group Member to incur personal liability.

Parent will, in the event the closing of the Merger does not occur, (x) promptly, upon request by Cloudera, reimburse Cloudera for all reasonable and documented out-of-pocket costs and expenses incurred by any Cloudera Group Member or their respective representatives in connection with the cooperation of the Cloudera Group and representatives contemplated by the financing cooperation covenant in the Merger Agreement (it being understood that such reimbursement will not apply to any fees, costs and expenses incurred by, or on behalf of, Cloudera in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless Cloudera, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) the fraud, bad faith, gross negligence or willful misconduct of, or a material breach of the Merger Agreement by any Cloudera Group Member or any of their respective representatives or (II) information provided by or on behalf of any Cloudera Group Member or any of their respective representatives.

Treatment of Certain Indebtedness

Prior to the Effective Time, Cloudera shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the certain Credit Agreement, dated as of December 22, 2020, by and among the Company, the lenders party thereto, and Citibank, N.A. as administrative agent and collateral agent (the “Credit Agreement”) (which notices may be conditioned upon the consummation of the closing of the Merger and other transactions contemplated under the Merger Agreement (including the Debt Financing)) within the time periods required by the Credit Agreement; (b) take all other actions required to facilitate the repayment of the accrued Obligations (as defined in the Credit Agreement) with respect to and termination of the commitments under the Credit Agreement and the release of any liens (including any liens granted against the Company Registered Intellectual Property, as defined in the Merger Agreement) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time and (c) use reasonable best efforts to obtain a customary, executed pay-off letter from the administrative agent in respect of the Credit Agreement at least one (1) business day prior to closing of the Merger and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter not fewer than five (5) business days prior to the contemplated Effective Time.

Indemnification and Insurance

From and after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, (i) indemnify and hold harmless each person who is at June 1, 2021, was previously, or during the period from June 1, 2021 through the Effective Time will be, serving as a director, officer or employee of any Cloudera Group Member and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit any Cloudera Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim (as defined in the Merger Agreement) and any losses, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim and (ii) promptly (and in any event within 10 days) advance costs and expenses (including attorneys’ fees) as incurred by the Covered Persons in connection with any D&O Claim.

In addition, prior to the Effective Time, Cloudera may obtain and prepay the premium for a six-year “tail” insurance policy for D&O claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation may obtain such a tail policy. Any such tail policy must have at least the same coverage and amounts and contain terms and conditions that are no less favorable to the covered individuals as the Cloudera Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time. Notwithstanding the foregoing, in no event will the Cloudera Group (or Parent, as applicable) be required to expend a premium in excess of 300% of the aggregate annual amount currently paid by the Cloudera Group for such insurance (the “Maximum Premium”) and, if the annual premium of such insurance coverage exceeds such maximum amount, Cloudera, Parent or the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium.

Other Covenants

Stockholders Meeting

Cloudera has agreed to take all necessary action (in accordance with applicable law, Cloudera’s organizational documents and the rules of the NYSE) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Cloudera common stock that is required to adopt the Merger Agreement. The Special Meeting cannot be held later than 45 days after the date upon which Cloudera receives confirmation from the SEC that it will not review, or that it has completed its review of this proxy statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Cloudera prior to the tenth calendar day after filing this proxy statement that the SEC will or will not be reviewing this proxy statement).

Stockholder Litigation

Cloudera will: (i) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement (including by providing copies of all pleadings with respect thereto); (ii) keep Parent reasonably informed with respect to the status thereof; (iii) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any such litigation; and (iv) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Cloudera may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and Cloudera, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of Cloudera stockholders;

•

the expiration or termination of the applicable waiting period under the HSR Act and the receipt of approvals, consents, waivers or clearances under other antitrust laws and under foreign investment laws; and

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Cloudera relating to organization, good standing, corporate power, enforceability, board approval, the fairness opinion, anti-takeover laws, required stockholder approval, non-contravention with charter or bylaws, and no brokers being true and correct in all material respects as of the Closing Date as if made at and as of such time;

•	the representations and warranties of Cloudera relating to the absence of any Company Material Adverse Effect since January 31, 2021 being true and correct in all respects as of the Closing Date;

•

the representations and warranties of Cloudera relating to certain aspects of Cloudera’s capitalization being true and correct as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to Cloudera, Parent and their affiliates, individually or in the aggregate, that is more than $20,000,000;

•

the other representations and warranties of Cloudera set forth elsewhere in the Merger Agreement being true and correct as of the date on which the closing occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•	Cloudera having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Cloudera;

•

the receipt by Parent and Merger Sub of a certificate of Cloudera, validly executed for and on behalf of Cloudera and in its name by a duly authorized officer thereof, certifying that the conditions described in the preceding five bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of Cloudera to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date on which the closing occurs with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the Merger; and

•

the receipt by Cloudera of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Cloudera and Parent;

•	by either Cloudera or Parent if:

•

prior to the Effective Time, (i) any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, that, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by the Termination Date; or

•	the Cloudera Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof.

•	by Parent if:

•

Cloudera has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date); or

•	prior to the adoption of the Merger Agreement by the Cloudera Stockholders, the Board of Directors effects a Company Board Recommendation Change.

•	by Cloudera if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Cloudera’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);

•

prior to the adoption of the Merger Agreement by the Cloudera Stockholders, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, Cloudera enters into a definitive agreement with respect to a Superior Proposal and has complied with its obligations under the Merger Agreement, subject to Cloudera paying to Parent a termination fee of either (i) $92,472,000 if the Merger Agreement had been terminated before the No Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal with respect to an Excluded Party or (ii) $171,734,000, in the case of any other such termination; or

•

prior to the Effective Time, (i) the closing obligations of Cloudera have been and continue to be satisfied; (ii) Parent and Merger Sub have failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) Cloudera has irrevocably notified Parent in writing that, if Parent performs its obligations under the Merger Agreement and the equity financing contemplated by the Equity Commitment Letters and the Debt Financing is funded, Cloudera is ready, willing and able to consummate, and will consummate, the Merger; (iv) Cloudera has provided at least five business days written notice that it intends to terminate the Merger Agreement; and (v) the Merger is not consummated by the end of such five business-day period.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve the Company from any liability for any intentional fraud or willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreements between CD&R, KKR and Cloudera or the Guaranties, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fee

If Cloudera had terminated the Merger Agreement for the purposes of entering into a definitive agreement with any Excluded Party prior to the No Shop Period Start Date in respect of a Superior Proposal, Cloudera would have been required to pay a $92,472,000 termination fee to Parent, so long as the Company had complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal. If the Merger Agreement is terminated under specified circumstances including the instances described below, Cloudera must pay a $171,734,000 termination fee to Parent.

Parent will also be entitled to receive a termination fee of $171,734,000 from Cloudera if the Merger Agreement is terminated:

•

(i) (a) by either Parent or Cloudera because the Merger has not been consummated by the Termination Date, subject to certain exceptions or (b) by Parent because Cloudera has breached its representations, warranties, covenants or agreements in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date) (each of (a) and (b), an “Applicable Termination”); (ii) an Acquisition Proposal has been publicly announced since the date of the Merger Agreement and prior to any Applicable Termination; and (iii) Cloudera enters into an agreement providing for, or consummates, an Acquisition Transaction within twelve months following such Applicable Termination (provided that, for purposes of the termination fee, all references to “20%” and “80%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•	by Parent, because the Board of Directors has effected a Company Board Recommendation Change; or

•	by Cloudera, to enter into a definitive agreement in respect of a Superior Proposal other than with an Excluded Party prior to the No Shop Period Start Date.

Cloudera will be entitled to receive a termination fee of $290,626,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:

•

by Cloudera if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Cloudera’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);

•

by Cloudera if prior to the Effective Time, (i) the closing obligations of Cloudera have been and continue to be satisfied; (ii) Parent and Merger Sub have failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) Cloudera has irrevocably notified Parent in writing that, if Parent performs its obligations under the Merger Agreement and the equity financing contemplated by the Equity Commitment Letters and the Debt Financing is funded, Cloudera is ready, willing and able to consummate, and will consummate, the Merger; (iv) Cloudera has provided at least five business days written notice that it intends to terminate the Merger Agreement; and (v) the Merger is not consummated by the end of such five business day period; or

•	by Parent because the Merger has not been consummated by the Termination Date and at such time, Cloudera could have terminated pursuant to either of the prior two bullets above.

Specific Performance

Parent, Merger Sub and Cloudera agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and Cloudera acknowledge and agree that: (1) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (2) the fees and expenses provisions of the Merger Agreement are not intended to and would not adequately compensate Cloudera, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (3) the right of specific enforcement is an integral part of the Merger and without that right, neither Cloudera nor Parent would have entered into the Merger Agreement. It is explicitly agreed that, subject to the limitations of the next two sentences, Cloudera will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the financing to be funded (including to cause Parent to enforce the obligations of the CD&R Funds and the KKR Funds under the Equity

Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and in the Merger Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any financing under the terms thereof, none of Cloudera and its affiliates and their direct and indirect equityholders be entitled to directly seek the remedy of specific performance of the Merger Agreement against any financing source. Notwithstanding anything to the contrary in the Merger Agreement, it is explicitly agreed that the right of Cloudera to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the amount required to consummate the Merger and to make all payments required to be made in connection therewith (but not the right of Cloudera to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the (x) joint conditions to Parent, Merger Sub and Cloudera’s obligations to consummate the Merger and (y) conditions to Parent and Merger Sub’s obligations to consummate the Merger, in each case, have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded and (iii) Cloudera has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the closing of the Merger pursuant to the terms of the Merger Agreement.

Parent, Merger Sub and Cloudera agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Cloudera, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it will have to require the obtaining, furnishing or posting of any such bond or other security.

Limitations of Liability

The collective monetary damages of Parent, Merger Sub or any of their affiliates for breaches (including any willful breach) under the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Guaranties or the Equity Commitment Letters will not exceed, in the aggregate for all such breaches, an amount equal to $290,626,000. The maximum aggregate monetary damages of Cloudera for breaches under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed an amount equal to $171,734,000 in the aggregate for all such breaches. Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and Cloudera may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Cloudera, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by the Cloudera Stockholders. However, after adoption of the Merger Agreement by the Cloudera Stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Voting Agreement

Icahn Partners LP and Icahn Partners Master Fund LLP (collectively, “Icahn”), which collectively own approximately 18% of outstanding Cloudera common stock as of June 1, 2021, have entered into the Voting Agreement with Parent and the Company. Pursuant to the Voting Agreement, Icahn has agreed, among other things, to (i) vote the Voting Agreement Shares in favor of the Merger and the adoption of the Merger Agreement and (ii) vote its shares against (x) any action or agreement that would reasonably be expected to result in any of the conditions of Cloudera’s obligations set forth in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger” not being fulfilled and (y) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The Voting Agreement shall terminate upon the earlier to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) a Company Board Recommendation Change in accordance with Section 5.3(e)(i) of the Merger Agreement, (d) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount or changes the form of the consideration for the Merger set forth in Section 2.7(a)(ii) of the Merger Agreement in a manner that is adverse to the Stockholders or (ii) extends the Termination Date, and (e) written notice of termination of this Agreement by Parent to the Stockholders.

Subject to certain exceptions, Icahn may not transfer their shares of Cloudera common stock other than with the prior written consent of Parent.

PROPOSAL 2: THE CLOUDERA COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Cloudera is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cloudera’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Executive Officers and Directors of Cloudera in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Cloudera is asking you to approve the following resolution:

“RESOLVED, that the stockholders of Cloudera approve, on a non-binding, advisory basis the compensation that will or may become payable to Cloudera’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of Executive Officers and Directors of Cloudera in the Merger.’”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Cloudera. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Cloudera common stock representing a majority of the outstanding shares present at the Special Meeting in person or by proxy, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Cloudera common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Cloudera Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Cloudera common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Cloudera Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 1, 2021 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 296,132,583 shares of common stock outstanding as of July 1, 2021. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to (i) stock options held by that person or entity that are currently exercisable or exercisable within 60 days of July 1, 2021 and (ii) stock awards held by that person or entity that are scheduled to vest and become releasable within 60 days of July 1, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudera, Inc., 5470 Great America Parkway, Santa Clara, California 95054.

Name of Beneficial Owner	Shares Beneficially Owned (#)		Percentage (%)
Directors and Named Executive Officers:
Robert Bearden(1)	668,978	*
Jim Frankola(1)	1,338,369	*
Arun Murthy(1)	1,196,528	*
Michael Hollison	99,418	*
Paul Cormier(1)	288,932	*
Peter Fenton(1)	9,523,491		3.2
Gary Hu(2)	8,322		—
Kevin Klausmeyer(1)	250,981	*
Jesse Lynn(1)(3)	56,619		—
Rosemary Schooler(4)	—		—
Michael A. Stankey(1)	176,795	*
All Executive Officers and Directors as a Group (11 persons)(1)	13,608,433		4.6

5% Stockholders:
The Icahn Group(5)	52,327,391		17.7
BlackRock, Inc.(6)	16,525,347		5.6
The Vanguard Group(7)	20,879,683		7.1

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Totals set forth in the table above include:

	Shares directly held	Shares underlying options exerciseable within 60 days of record date	RSUs vesting within 60 days of record date	Shares held by a third party
Robert Bearden	230,070	438,908
Jim Frankola	1,297,369	41,000
Arun Murthy	914,196	282,332
Michael Hollison	99,418
Paul Cormier	162,021			126,911	(A)
Peter Fenton	858,945			8,664,546	(B)
Kevin Klausmeyer	125,407	125,574
Jesse Lynn	56,619
Michael A. Stankey	149,406			27,389	(C)
All Executive Officers and Directors as a Group (11 persons)	12,720,619	887,814

(A) Shares held by The Paul J. Cormier Grantor Retained Annuity Trust of 2019, of which Mr. Cormier is Trustee.

(B) Consists of 395,019 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”), as nominee for BCP VI, Benchmark Founders’ Fund VI, L.P. (“BFF VI”) and 8,269,527 shares held by Benchmark Capital Partners VII, L.P. (“BCP VII”), as nominee for BCP VII, Benchmark Founders’ Fund VII, L.P. (“BFF VII”). Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) is the general partner of BCP VI and BFF VI. Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of BCP VII and BFF VII. Mr. Fenton is a managing member of BCMC VI and BCMC VII.

(C) Shares held by the Michael A. Stankey Revocable Trust UAD 05/30/2014, of which Mr. Stankey is Trustee.

(2) Mr. Hu joined our board of directors in January 2021. Mr. Hu is a designee of the Icahn Group under the Voting and Standstill Agreement as described above under Proposal No. 1, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 5 for more information regarding the shares held by the Icahn Group.

(3) Mr. Lynn, a member of our board of directors, is a designee of the Icahn Group under the Voting and Standstill Agreement as described above under Proposal No. 1, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 5 for more information regarding the shares held by the Icahn Group.

(4) During Fiscal Year 2021, Ms. Schooler served on our Board as an Intel nominee director pursuant to our investor agreement with Intel. Ms. Schooler did not hold any shares and was not deemed a beneficial owner of shares held by Intel. Intel sold its shares during Fiscal Year 2021, and did not hold any shares in our Company as of January 31, 2021.

(5) Based on information contained in a Schedule 13D/A filed with the SEC on April 15, 2020 by the Icahn Group, comprising of Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn. According to this Schedule 13D/A, Icahn Master has sole voting power and dispositive power with respect to 21,787,704 shares; Icahn Offshore has shared voting power and dispositive power with respect to 21,787,704 shares; Icahn Partners has sole voting power and dispositive power with respect to 30,539,687 shares; Icahn Onshore has shared voting power and dispositive power with respect to 30,539,687 shares; Icahn Capital has shared voting power and dispositive power with respect to 52,327,391 shares; IPH has shared voting power and dispositive power with respect to 52,327,391 shares; Icahn Enterprises Holdings has shared voting power and dispositive power with respect to 52,327,391 shares; Icahn Enterprises GP has shared voting power and dispositive power with respect to 52,327,391 shares; Beckton has shared voting power and dispositive power with respect to 52,327,391 shares; and Carl C. Icahn has shared voting power and dispositive power with respect to 52,327,391 shares. The address for each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160.

(6) Based on information contained in a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. (“BlackRock”). According to this Schedule 13G, BlackRock beneficially owns 16,525,347 shares, has sole voting power with respect to 16,218,329 shares and sole dispositive power with respect to 16,525,347 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7) Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard Group, Inc. (“Vanguard”). According to this Schedule 13G/A, Vanguard, in its capacity as an investment adviser, may be deemed to beneficially own 20,879,683 shares, of which it has sole dispositive power with respect to 20,364,372 shares, shared dispositive power with respect to 515,311 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 341,166 shares. The principal business office for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Cloudera. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

If the Merger is completed, Cloudera does not expect to hold a 2022 annual meeting of its stockholders. However, if the Merger is not completed, Cloudera will hold a 2022 annual meeting of its stockholders.

As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on April 27, 2021, Cloudera Stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2022 (the “2022 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner by December 28, 2021 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2022 annual meeting by a stockholder, such stockholder must deliver written notice to our Secretary at our principal executive offices no later than March 11, 2022, and no earlier than February 9, 2022. If the date of our 2022 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2021 annual meeting, notice of a proposal will be timely if it is received by our Secretary at our principal executive offices no earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the later of the close of business on the 90th day before the 2022 annual meeting or the tenth day following the day we first publicly announce the date of the 2022 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by stockholders should be sent to Cloudera, Inc., 5470 Great America Parkway, Santa Clara, California 94306, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Cloudera filings with the SEC are incorporated by reference:

•	Cloudera’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed on March 25, 2021;

•

Cloudera’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020, filed on September 4, 2020; Cloudera’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2020, filed on December 4, 2020; and Cloudera’s Quarterly Report on Form 10-Q for the fiscal quarter ended  April 30, 2021, filed on June 4, 2021; and

•	Cloudera’s Current Report on Form 8-K, filed on June 14, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Cloudera, Inc.

Attention: Legal Department

2201 Lakeside Blvd.

Richardson, Texas 75082

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at investor.Cloudera.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Cloudera common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Banks and Brokers Call: (212) 929-5500

All Others Call: (800) 322-2885

MISCELLANEOUS

Cloudera has supplied all information relating to Cloudera, and Parent has supplied, and Cloudera has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 19, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SKY PARENT INC.

PROJECT SKY MERGER SUB INC.

and

CLOUDERA, INC.

Dated as of June 1, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2021 (the “Agreement Date”), by and among Sky Parent Inc., a Delaware corporation (“Parent”), Project Sky Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cloudera, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.    Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B.    The Company Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.

C.    Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

D.    As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement, (i) limited guaranties (the “Guaranties”) from each of Clayton, Dubilier & Rice Fund XI, L.P., KKR Americas Fund XII L.P. and KKR North America Fund XIII SCSP (collectively, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) the Financing Letters.

E.    As a condition and inducement to Parent’s willingness to enter into this Agreement, the Company and certain persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger.

F.    Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, other than with respect to any immaterial provisions, the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreements (it being understood that such agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal). For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(b)    “Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)    any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (x) any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)    “Anti-Corruption Laws” means the FCPA, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery Laws applicable to the Company or its Subsidiaries.

(f)    “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(g)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of January 31, 2021 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 31, 2021.

(h)    “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

(i)    “Capital Expenditure Budget” means the capital expenditure budget of the Company set forth on Section 1.1(i) of the Company Disclosure Letter.

(j)    “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, signed into law by the President of the United States on March 27, 2020, “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65).

(k)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto and any similar applicable Law.

(l)    “Code” means the Internal Revenue Code of 1986, as amended.

(m)    “Company Board” means the Board of Directors of the Company.

(n)    “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(o)    “Company Common Stock” means the common stock, par value $0.00005, of the Company.

(p)    “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(q)    “Company Equity Plans” means the Company’s 2008 Equity Incentive Plan, the Gazzang, Inc. Amended and Restated 2008 Stock Purchase and Option Plan and the Company’s 2017 Equity Incentive Plan, in each case, as may be amended and/or restated from time to time.

(r)    “Company Group” means the Company and its Subsidiaries.

(s)    “Company Group Member” means the Company or any of its Subsidiaries.

(t)    “Company Intellectual Property” means any Intellectual Property Rights that are owned by any Company Group Member.

(u)    “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (x) the ability of the Company and its Subsidiaries to perform its material obligations under, or to consummate the Transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, solely with respect to clause (y), none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i)    general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)    conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    general conditions in the industries in which the Company Group generally conducts business;

(iv)    regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)    geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii)    resulting from the announcement, pendency or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the Transactions;

(viii)    the compliance by any Party with the terms of this Agreement, including the taking of any action expressly required to be taken or refraining from taking any action expressly prohibited by the terms of this Agreement;

(ix)    arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x)    changes in GAAP or other accounting standards or in any applicable Laws or regulations after the date hereof (or the official interpretation of any of the foregoing);

(xi)    any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

(xii)    price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) or any change, in and of itself, in the credit ratings or ratings outlook of any Company Group Member (provided that the underlying cause of such change in credit rating or rating outlook may be considered in determining if there has been a Company Material Adverse Effect);

(xiii)    any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder);

(xiv)    the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xv)    any Transaction Litigation;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(v)    “Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(w)    “Company Performance Stock Unit Award” means an award of performance-based restricted stock units granted under any of the Company Equity Plans.

(x)    “Company Preferred Stock” means the preferred stock, par value $0.00005 per share, of the Company.

(y)    “Company Product” means all products, technologies and services (including any in development from which revenue is excepted to be earned in the next three (3) months) that are owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company Group.

(z)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(aa)    “Company Registration Rights Agreement” means the Amended and Restated Investors’ Rights Agreement between the Company and the holders named therein, dated March 28, 2017 filed as Exhibit 4.02 to Form S-1 filed March 31, 2017.

(bb)    “Company Restricted Stock Unit Award” means an award of restricted stock units granted under any of the Company Equity Plans that does not constitute a Company Performance Stock Unit Award.

(cc)    “Company Stockholder Meeting” means a meeting of the Company Stockholders (as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders) for the purpose of obtaining the Requisite Stockholder Approval.

(dd)    “Company Stockholders” means the holders of shares of Company Capital Stock.

(ee)    “Confidentiality Agreements” has the meaning set forth on Section 1.1(ee) of the Company Disclosure Letter.

(ff)    “Continuing Employees” means each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(gg)    “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement, in each case, other than an Employee Benefit Plan.

(hh)    “Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2020, by and among the Company, the lenders party thereto, and Citibank, N.A. as administrative agent and collateral agent.

(ii)    “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer or employee of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by any Company Group Member (for which a Covered Person is or was serving at the request or for the benefit of a Company Group Member) at or prior to the Effective Time.

(jj)    “DOJ” means the United States Department of Justice or any successor thereto.

(kk)    “DOL” means the United States Department of Labor or any successor thereto.

(ll)    “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, agreement, arrangement or Contract involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement or post-employment compensation or benefits and all employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by the Company Group Members or any of their respective ERISA Affiliates or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of any Company Group Member, or (ii) with respect to which the Company Group Members or any of their respective ERISA Affiliate could reasonably be expected to have any Liability.

(mm)    “Employee Plans” means all Employee Benefit Plans, other than Non-U.S. Employee Plans, maintained, or contributed to by any Company Group Member or to which any Company Group Member is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(nn)    “Environmental Laws” means all Laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated or issued by any Governmental Authority relating to pollution, protection of the environment, or public or worker health or safety (to the extent relating to Hazardous Materials), or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

(oo)    “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(pp)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(qq)    “ERISA Affiliate” means, with respect to any Person that is (or at any relevant time, has or would be) considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(rr)    “Exchange Act” means the Securities Exchange Act of 1934.

(ss)    “Excluded Party” means any Third Person (i) who submits a written offer or proposal that constitutes a bona fide Acquisition Proposal to the Company or any of its Representatives after the Agreement Date and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Acquisition Proposal is withdrawn by such Third Person or (2) such Acquisition Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.

(tt)    “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(uu)    “FCPA” means the Foreign Corrupt Practices Act of 1977.

(vv)    “Financing Commitment Sources” means the agents, arrangers and lenders that are party to the Debt Commitment Letter, including the agents, arrangers and lenders party to any joinder agreements thereto.

(ww)    “Financing Sources” means the agents, arrangers and lenders that provide or arrange the Debt Financing, including the agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or other definitive documentation relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

(xx)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(yy)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(zz)    “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.

(aaa)    “Hazardous Material” is any material, chemical, emission, substance or waste for which liability or standards of conduct may be imposed under Environmental Laws, or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

(bbb)    “Hazardous Materials Activity” is the transportation, transfer, recycling, management, storage, use, treatment, manufacture, removal, remediation, release, disposal, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(ccc)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ddd)    “Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) all guarantees of the obligations of other Persons described in clauses (i) through (vi) above; and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(eee)    “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(fff)    “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works or authorship, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know how, inventions (whether or not patentable or reduced to practice), technologies, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, (vii) other proprietary rights relating or with respect to the protection of Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing. “IRS” means the United States Internal Revenue Service or any successor thereto.

(ggg)    “Investment Screening Laws” means any federal, state, provincial, foreign, multinational or supranational investment regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.

(hhh)    “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Robert Bearden, Scott Aronson, Jim Frankola, David Howard, Arun Murthy and Kevin Cook.

(iii)    “Law” means any law, act, statute, rule, regulation, judgment, injunction, order, decree, writ, constitution, treaty, convention, ordinance, code, ruling, award of any Governmental Authority.

(jjj)    “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry (solely with respect to investigation or governmental inquiry, to the Knowledge of the Company, as used in relation to the Company Group), arbitration or other formal legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(kkk)    “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(lll)    “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

(mmm)    “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Financial Information and (ii) the conditions set forth in Sections 7.1 and 7.2 shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that (A) (i) July 5, 2021, November 24, 2021 and November 26, 2021 shall not constitute a Business Day for purposes of calculating such 15 consecutive Business Day period and (ii) (x) if such 15 consecutive Business Day period shall not have ended on or prior to August 20, 2021, then such 15 consecutive Business Day period shall not commence prior to September 7, 2021 and (y) if such 15 consecutive Business Day period shall not have ended on or prior to December 22, 2021, then such 15 consecutive Business Day period shall not commence prior to January 3, 2022 and (B) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (I) Ernst & Young LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financial Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another nationally-recognized independent public accounting firm or (II) the Company restates or the board of directors of the Company has determined to restate or Ernst & Young LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financial Information) has determined that it is necessary to restate any historical financial statements of the Company that are included in the Required Financial Information or the Company shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors of the Company subsequently concludes that no restatement shall be required in accordance with GAAP; provided, further that if the Company shall in good faith reasonably believe it has provided the Required Financial Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced). Notwithstanding the foregoing, clause (ii) of the immediately preceding sentence shall cease to apply at all times after January 8, 2022.

(nnn)    “Non-U.S. Employee Plans” means any Employee Benefit Plans that is maintained for the benefit of any current or former employee, officer or director of any Company Group Member, as applicable, who is located primarily in a country other than the United States and/or their dependents or that is subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which any Company Group Member is required to contribute under applicable Law.

(ooo)    “NYSE” means the New York Stock Exchange.

(ppp)    “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) to the extent not otherwise required by applicable law, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on http://www.opensource.org/.

(qqq)    “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(rrr)    “Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

(sss)    “Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ttt)    “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either (A) not yet past due or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses; (iv) Liens imposed by applicable Law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company Group; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (x) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Company Real Property Leases unless caused by the Company Group; (xi) Liens (or other encumbrances of any type) that have been incurred or suffered in the ordinary course of business and that do not materially and adversely affect the use or operation of the property subject thereto; (xii) Liens to be released at or prior to Closing; (xiii) Liens securing obligations under the Credit Agreement or any Loan Document (as defined in the Credit Agreement); and (xiv) Liens securing liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries.

(uuu)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(vvv)    “Personal Information” means to the extent comprising “personal information,” “personally identifiable information” or “PII,” or “personal data” under any Law applicable to the Company, all information regarding or capable of being associated with an individual consumer, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, biometric information, or geo-location; and (b) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(www)    “Processing” means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(xxx)    “Redacted Fee Letter” means a fee letter with a Financing Commitment Source with respect to the Debt Financing in which the only redactions are pricing, fee amounts, “price flex” and other economic or “flex” provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Debt Financing or other funding being made available by such Financing Commitment Source.

(yyy)    “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(zzz)    “Required Financial Information” means the financial statements regarding the Company Group described in paragraph 5 of Exhibit D in the Debt Commitment Letter as in effect on the date hereof, which, for the avoidance of doubt, shall include the (i) audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the

Company for the years ending January 31, 2020 and January 31, 2021 and (ii) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Company for the fiscal quarter ending April 30, 2021.

(aaaa)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(bbbb)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(cccc)    “Securities Act” means the Securities Act of 1933, as amended.

(dddd)    “Shares” means the outstanding shares of the Company Common Stock.

(eeee)    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(ffff)    “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the result or effect of a violation of Section 5.3(b) and (ii) is on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(b)). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (x) “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(gggg)    “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts by a Governmental Authority, whether disputed or not).

(hhhh)    “Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with a Governmental Authority with respect to Taxes, and any amendments thereto.

(iiii)    “Technology” means tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(jjjj)    “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, any Guarantor or any their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any their respective Affiliates.

(kkkk)    “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding or alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guaranties or the Financing Letters; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(llll)    “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(mmmm)    “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

(nnnn)    “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach.

1.2    Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.2(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(b)
Alternative Debt Financing	6.5(d)
Applicable Termination	8.3(b)(i)
Bylaws	3.3(a)
Capitalization Date	3.5(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.2(b)

Term	Section Reference
Company Board Recommendation Change	5.3(d)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company Equity Plan	3.5(b)
Company In License	3.13(e)
Company IP Contract	5.2(n)
Company IP License	3.13(f)
Company Material Real Property Lease	3.11
Company Out Licenses	3.13(f)
Company Real Property Lease	3.11
Company Related Parties	8.3(f)(i)
Company SEC Reports	3.7
Company Subsidiary Documents	3.4
Company Termination Fee	8.3(b)(i)
Copyrights	1.1(eee)
Covered Persons	6.10(a)
COVID-19	1.1(t)(vi)
COVID-19 Measures	1.1(t)(xi)
Credit Agreement Termination	6.20
Cut-Off Time	5.3(a)
Debt Commitment Letter	4.11(b)
Debt Financing	4.11(b)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Early ESPP Exercise Date	2.9
Effect	1.1(t)
Effective Time	2.2
Electronic Delivery	9.13
Equity Commitment Letters	4.11(a)
Equity Financing	4.11(a)
ESPP	2.9
Event Notice Period	5.3(e)(i)(1)
Exchange Fund	2.10(b)
Excluded Benefits	6.11(a)
Export Controls	3.19(c)(i)
Financing	4.11(b)
Financing Conditions	4.11(c)
Financing Letters	4.11(b)
Go-Shop Period	5.3(a)
Guaranties	Recitals
Guarantor	Recitals
Import Restrictions	3.19(c)(i)
Interim Period	5.1
Intervening Event	5.3(e)(i)
IRS	1.1(eee)
Labor Agreement	3.14(a)(viii)
Legal Restraint	7.1(c)
Malicious Code	3.13(n)
Marks	1.1(eee)

Term	Section Reference
Material Contract	3.14(a)
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	5.3(a)
Option Consideration	2.8(a)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Disclosure Letter	Article IV
Parent Reimbursement Obligations	6.21
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(eee)
Pay-Off Letter	6.20
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Prohibited Financing Modifications	6.5(b)
Proposal Notice Period	5.3(e)(ii)(3)
Proxy Statement	6.3(a)
Qualified Plan	3.16(d)
Reimbursement Obligations	6.6(a)
Representatives	5.3(a)
Required Amounts	4.11(f)
Required Approvals	7.1(b)
Required Investment Screening Laws	3.3(b)
Requisite Stockholder Approval	3.2(c)
RSU Consideration	2.8(b)(i)
Sale Reimbursement Obligations	6.21
SEC Clearance Date	6.3(g)
Surviving Corporation	2.1
Takeover Statute	3.23
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Voting and Support Agreement	Recitals

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)    A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m)    The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)    No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at dfsvenue.com prior to 5:00 p.m. Pacific time on the day prior to the Agreement Date.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a.m., Eastern time, on the date that is five (5) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, notwithstanding the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall instead occur on the date that is the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ notice to the Company and (b) the third (3rd) Business Day after the final day of the Marketing Period, but subject in each case to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10, the Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Cloudera, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)    Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)    each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)    each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than with respect to Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $16.00, without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and

(iii)    each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or the Company Equity Awards occurring on or after the date hereof and prior to the Effective Time.

(c)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.10.

(ii)    The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8    Equity Awards.

(a)    Company Options. At the Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (i) the excess of the Per Share Price over the per share exercise price of such Company Option, by (ii) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(a) (the “Option Consideration”) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date. Any Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Price shall be cancelled for no consideration as of the Effective Time.

(b)    Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards.

(i)    At the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time and that vests upon the occurrence of the Effective Time by its terms and without any action by the Company shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(b)(i) (the “RSU Consideration”) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(ii)    At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled and be converted into the contractual right to receive a payment in an amount in cash from the Surviving Corporation equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award or Company Performance Stock Unit Award immediately prior to the Effective Time (in the case of any Company Performance Stock Unit Award, based on 100% of the shares of Company Common Stock underlying such award). Except as otherwise provided in this Section 2.8(b)(ii), the cash-based award provided for by this Section 2.8(b)(ii) shall be subject to the terms and conditions applicable to the corresponding Company Restricted Stock Unit Award or Company Performance Stock Unit Award (including time-based vesting conditions and any accelerated vesting provisions of any Employee Benefit Plan applicable to such Company Restricted Stock Unit Award or Company Performance Stock Unit Award, but, in the case of Company Performance Stock Unit Awards, excluding any performance-based vesting conditions, in accordance with the terms of the Company Performance Stock Unit Awards).

(c)    Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plan) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 and to terminate the Company Equity Plans, effective as of the Effective Time; such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested).

2.9    Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions and take all other actions as may be required to provide that (i) no new participants will commence participation in the ESPP after the date of this Agreement; (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; and (iii) no new Offering Period (as defined in the ESPP) or Purchase Period (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement. If the Effective Time is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the Purchase Price (as defined in the ESPP) for the current Purchase Period (such earlier date, the “Early ESPP Exercise Date”)). The Early ESPP Exercise Date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.10    Exchange of Certificates.

(a)    Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)    Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Dissenting Company Shares) become entitled pursuant to Section 2.7 (the “Exchange Fund”). To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) and (ii) subject to the last sentence of this Section 2.10(c), uncertificated Shares that represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, subject to the last sentence of this Section 2.10(c)); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)    Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13    Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14    No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15    Necessary Further Actions. If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), subject to the terms of Section 9.12, or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof (other than disclosures in any “risk factors” or other disclosure statements included therein, solely to the extent that such disclosures are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.2    Authority; Approvals and Enforceability.

(a)    Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b)    Company Board Approval and Fairness Opinion. The execution and delivery of this Agreement by the Company and performance by the Company of its obligations hereunder, and the consummation of the Merger and the Transactions, have been duly and validly approved by the Company Board. As of the date of this Agreement, the Company Board has unanimously adopted resolutions (i) determining that the terms of this Agreement and the Merger and the Transactions are advisable and in the best interests of the Company Stockholders and (ii) recommending that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof. The Company Board has received the opinion of Morgan Stanley & Co. LLC (the “Advisor”), substantially to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the

Per Share Price to be received by the holders of Company Common Stock (other than holders of Owned Company Shares or Dissenting Company Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)    Requisite Stockholder Approval. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.6 of this Agreement, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Certificate of Merger or other documents as required by the DGCL) or vote of holders of any class of Company Capital Stock is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and the Transactions.

(d)    Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3    Required Filings and Consents; Non-Contravention.

(a)    The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Stockholder Approval, conflict with or violate the Charter or the Amended and Restated Bylaws of the Company (the “Bylaws”), or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not have a Company Material Adverse Effect.

(b)    Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws as set forth on Section 4.3 of the Parent Disclosure Letter or by Investment Screening Laws as set forth on Section 4.3 of the Parent Disclosure Letter (the “Required Investment Screening Laws”), (ii) the filing of the Proxy Statement with the SEC in accordance with the

Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not have a Company Material Adverse Effect.

3.4    Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not have a Company Material Adverse Effect.

3.5    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock, and 20,000,000 shares of Company Preferred Stock. As of May 28, 2021 (such date, the “Capitalization Date”), (i) 293,061,995 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,921,495 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 33,769,458 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Unit Awards, (v) 2,238,561 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Performance Stock Unit Awards (based on 100% of the number of shares of Company Common Stock underlying each Company Performance Stock Unit Award), (vi) 7,256,365 shares of Company Common Stock were reserved for issuance pursuant to the ESPP, and (vii) 0 shares of Company Common Stock were issued and held in the treasury of the Company. Since the Capitalization Date until the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to the Capitalization Date.

(b)    Company Equity Plans. Section 3.5(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Equity Plans or any other plan or agreement adopted by the Company that provides for the issuance of equity to any current or former service provider of the Company. The Company has made available to Parent complete and accurate copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(c)    Company Equity Awards. Section 3.5(c) of the Company Disclosure Letter sets forth a complete and accurate list as of May 28, 2021 of all outstanding Company Equity Awards granted under any Company Equity Plans or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of awards granted, the maximum number of shares of Company Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and if the Company Equity Award is exercisable for more than six months following the holder’s termination (other than for disability or death).

(d)    Securities of the Company Group. Except as described in Sections 3.5(a) and 3.5(c) of the Company Disclosure Letter, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Company Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Other than the Voting and Support Agreement, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Company Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(e)    Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens (other than Permitted Liens). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(f)    Exchange Act. Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6    Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.6 of the Company Disclosure Letter. The Company does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.7    Company SEC Reports. The Company has filed and to the extent not publicly available, made available to Parent, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since January 1, 2019 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

3.8    Company Financial Statements; Internal Controls.

(a)    Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b)    Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c)    Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)    Accounting Controls. To the Knowledge of the Company, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)    No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f)    Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g)    Employment. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9    Undisclosed Liabilities. Except as reflected in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement, incurred in connection with the Transactions (including any Transaction Litigation) or otherwise expressly permitted to be incurred under this Agreement, and (iii) Liabilities that would not have a Company Material Adverse Effect.

3.10    Subsequent Changes. Since the date of the Audited Company Balance Sheet through the date hereof, (a) the Company has conducted its business in the ordinary course of business consistent with past practice except as a result of the Transactions and any actions taken in good faith to respond to COVID-19 Measures and (b) there has not occurred (i) any Company Material Adverse Effect or (ii) any action taken by the Company or event that would have required the consent of the Company pursuant to Section 5.2(b)-(h), (k), (l), (m), (p), (q), (r) and (t) had such action or event occurred after the date of this Agreement.

3.11    Real Property. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Audited Company Balance Sheet. All real properties reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens, Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except where the failure of such Company Real Property Leases to be in full force and effect would not be reasonably likely to result in a Company Material Adverse Effect. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all Company Real Property Leases providing for the payment of annual rent in excess of $1,000,000 (each, a “Company Material Real Property Lease”) and lists for each such Company Material Real Property Lease (i) the address of the property to which such Company Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Company Material Real Property Lease pertains.

3.12    Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Audited Company Balance Sheet. All tangible properties and assets reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens, Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by each Company Group Member are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company Group, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

3.13    Intellectual Property.

(a)    Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Intellectual Property that is Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, valid and enforceable.

(b)    Absence of Liens. Except as would not have a Company Material Adverse Effect, all Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens and any non-exclusive licenses entered into in the ordinary course of business). To the Knowledge of the Company, all material Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past two (2) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by the Company or a Subsidiary of the Company.

(c)    No Infringement. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person. There is no pending or, to the Knowledge of the Company, threatened (and at no time within the two (2) years prior to the date of this Agreement has there been any pending or threatened) Legal Proceeding against any Company Group Member, alleging that any activities, products or conduct of such Company Group Member’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Company Intellectual Property. Except as would not constitute a Company Material Adverse Effect, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. In the past two (2) years, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any Company Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.

(d)    No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the date hereof.

(e)    Company In Licenses. Section 3.13(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property right that is material to the business of the Company or any Company Subsidiary taken as a whole (“Company In Licenses”), other than (i) Contracts with respect to commercially available Technology, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.

(f)    Company Out Licenses. Section 3.13(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Company Intellectual Property Rights, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g)    No Infringement of Company IP Licenses. Except as would not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (i) the material breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not have a Company Material Adverse Effect.

(h)    Open Source Software. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(i)    Proprietary Source Code. No proprietary source code (excluding, for clarity, any Open Source Software) for any Company Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of the Company or a Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open

Source Software) for any Company Product to any escrow agent or other third person, other than any employee, consultant or contractor of the Company or a Subsidiary of the Company under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j)    Proprietary Information. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in any material respect in the creation or development of any Company Product, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns to the Company or a Subsidiary of the Company any Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(k)    Standards-Setting Organizations. Section 3.13(k) of the Company Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries has participated in the past two (2) years, or is currently participating, that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Company Intellectual Property.

(l)    Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property.

(m)    Data Security Requirements and Privacy. To the Knowledge of the Company, the Processing by the Company or any Subsidiary of the Company of any Personal Information, as well as all written communications relating to such Processing from the Company and Subsidiaries of the Company to users, partners or customers have complied in all material respects with (i) all Laws applicable to the Company, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) the Company’s and its Subsidiaries’ external privacy policies and any other terms applicable to the Processing of Personal Information from individuals by the Company or any of its Subsidiaries, except where the failure to so comply would not constitute a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no claims have since January 1, 2018 been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company or any of their service providers has suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Personal Information.

(n)    Malicious Code. To the Knowledge of the Company, Company Products are free from any material defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Company Material Adverse Effect.

(o)    Information Technology Systems of the Company Group. To the Knowledge of the Company, the Company and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures, each in their reasonable business judgment, to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries, and data stored or transmitted on such systems are secure in all material respects and, to the Knowledge of the Company, such systems are protected from Malicious Code, except as would not have a Company Material Adverse Effect.

3.14    Material Contracts.

(a)    Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii)    any Contract (A) containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company In Licenses, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii)    any Contract providing for the development of any material Technology or Intellectual Property Rights for the benefit of the Company or any of its Subsidiaries (excluding Contracts between the Company or any of its Subsidiary and its or their employees, consultants and contractors substantially on the Company’s standard forms);

(iv)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which the Company or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(v)    any Contract expressly providing for the development of any Technology by the Company or any of its Subsidiaries, or requiring the Company or any of its Subsidiaries to make available or otherwise disclose the source code of any Company Products to any Person (other than Contracts for Open Source Software);

(vi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $10,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with Company Real Property Leases and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii)    any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(viii)    any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(ix)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Company Products with any customer who, in the year ended January 31, 2021 was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(x)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of the Company or any of its Subsidiaries who, in the year ended January 31, 2021, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;

(xi)    any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xii)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b)    List of Material Contracts. Section 3.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date hereof, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Material Contract.

(c)    Validity. Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

3.15    Tax Matters.

(a)    Tax Returns. Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b)    Taxes Paid. Each of the Company and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(c)    No Material Deficiencies. No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid, except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d)    No Audits. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to the Company or any of its Subsidiaries.

(e)    No Liens on Assets. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(f)    Spin-Offs and Other Distributions. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law).

(g)    Compliance. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority with respect to the Company and each of its Subsidiaries.

(h)    No Listed Transaction. None of the Company or any of its Subsidiaries has engaged in a “listed transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b).

(i)    COVID-19 Relief. The Company Group Members have (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(j)    Unclaimed Property Laws. The Company Group Members have (i) at all times materially complied with all escheat or unclaimed property Laws, including with respect to the timely filing of all applicable reports and the timely remittance of any applicable amounts, (ii) not received any claim in writing from any Person alleging any material failure to comply with any escheat or unclaimed property Laws, and (iii) no material liability under any escheat or unclaimed property Laws.

(k)    Hortonworks Merger. None of the Company Group Members has taken any action or knows of any fact or circumstance that prevented or impeded, or would reasonably be expected to have prevented or impeded the merger of Surf Merger Corporation with and into Hortonworks, Inc., with Hortonworks, Inc. surviving, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16    Employee Benefit Matters.

(a)    List of Employee Plans. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Employee Plans. Neither the Company nor any ERISA Affiliate of the Company has committed to any officer, or publicly communicated to any other employees to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by Law, to conform any such Employee Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Employee Plan.

(b)    Disclosure of Employee Plans. With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Employee Plan within the past year.

(c)    Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, operated and administered in all material respects in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with GAAP all required contributions or other amounts payable with respect thereto.

(d)    Qualified Plans. All Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan.

(e)    Multiple Employer Plans. Neither the Company Group Members nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f)    No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, the Company does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(g)    Employee Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Plan or the assets of any Employee Plan or Non-U.S. Employee Plan or the assets of any Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.

(h)    No Infringement. Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Non-U.S. Employee Plan is in material compliance with all applicable Laws of each applicable jurisdiction. Each such Non-U.S. Employee Plan is funded to the extent required by applicable Law or the applicable terms of such plan or has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 3.16(h) of the Company Disclosure Letter contains a complete and accurate list of each country in which the Company or any of its Subsidiaries or Affiliates has employees or independent contractors as of the date of the Audited Company Balance Sheet.

(i)    Employment and Severance Agreements. Section 3.16(i) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Law.

(j)    No Additional Rights. Other than pursuant to Employee Plans set forth on Section 3.16(i) or Section 3.16(j) of the Company Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any Company Group Member to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit that will or may be made by the Company or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Nonqualified Deferred Compensation Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code.

3.17    Labor Matters.

(a)    Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Law respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Company Material Adverse Effect.

(b)    Union Matters. To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries. With respect to the Transactions, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(c)    WARN Compliance. Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under WARN, and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of WARN or any similar state, local or foreign law.

(d)    Agreements with Employees. No employee of the Company or any of its Subsidiaries to the Knowledge of the Company, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others.

3.18    Environmental Matters.

(a)    Hazardous Materials. Except as would not have a Company Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not have, a Company Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.

(b)    Environmental Compliance and Hazardous Materials Activities. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not have a Company Material Adverse Effect, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c)    Environmental Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)    No Proceedings. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit, Environmental Law or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Environmental Liability. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f)    Environmental Disclosure. The Company and its Subsidiaries have delivered to or made available for inspection by Parent and its agents, representatives and employees all material environmental site assessments and environmental audits in the Company Group’s possession or control. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

3.19    Compliance with Laws.

(a)    Generally. The Company and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.

(b)    Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.

(c)    Export Control Laws.

(i)    The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Laws (“Export Controls”) including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. The Company and its Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii)    Section 3.19(c)(ii) of the Company Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of the Company and its Subsidiaries along with the appropriate classification, including their Export Control Classification Numbers or designation on the U.S. Munitions List; (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of the Company or any of its Subsidiaries. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii)    Neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

3.20    Permits. The Company and its Subsidiaries hold all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the Transactions.

3.21    Legal Proceedings and Orders.

(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b)    Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23    Takeover Statutes. The Company Board has adopted such resolutions and taken all such other actions as are necessary to render inapplicable to this Agreement, the Voting and Support Agreement, the Merger and any of the transactions contemplated by this Agreement or the Voting and Support Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware, or other applicable Laws (each, a “Takeover Statute”) is applicable to the Company, the Voting and Support Agreement, the Merger or any of the transactions contemplated by this Agreement or the Voting and Support Agreement.

3.24    Brokers, Finders and Financial Advisors. Except the Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and the Advisor pursuant to which the Advisor would be entitled to any such payment.

3.25    No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent and/or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.

4.2    Authority; Approvals and Enforceability.

(a)    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b)    Approval. The execution and delivery of this Agreement by the Company and performance by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.

(c)    Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.

4.3    Required Filings and Consents; Non-Contravention.

(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(b)    Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws as set forth on Section 4.3(b) of the Parent Disclosure Letter or by the Required Investment Screening Laws, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not, individually or in the aggregate, be reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.4    Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5    Legal Proceedings; Orders; Disclosure.

(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Parent or Merger Sub or any of their respective properties or assets, or (b) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets.

(b)    Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c)    Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6    Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.7    Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.8    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters or any agreements or arrangements entered into in connection with the Financing, the Guaranties and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10    Guaranties. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company their duly executed Guaranties. As of the Agreement Date, the Guaranties are in full force and effect and constitute legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. As of the Agreement Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranties.

4.11    Financing.

(a)    Equity Commitment Letters. Parent has delivered to the Company true, correct and complete copies of fully executed equity commitment letters of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letters”) from the Guarantors pursuant to which the Guarantors have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letters provide that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Guarantors’ respective obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letters and, subject in all respects to Section 9.8(a), Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b)    Debt Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of (i) a fully executed debt commitment letter of even date herewith from the Financing Commitment Sources (together with all exhibits, annexes, schedules and term sheets attached thereto and with the Redacted Fee Letter, in each case as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Letters”) and (ii) the Redacted Fee Letter, pursuant to which such financial institutions have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”).

(c)    Validity. As of the Agreement Date, the Financing Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent, Merger Sub and the Guarantors, as applicable, and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Limitations). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in the Financing Letters (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters will not be available to Parent on the Closing Date. As of the Agreement Date, Parent, Merger Sub and the Guarantors, as applicable, are not in default or breach under the terms and conditions of the Financing Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent, Merger Sub or any Guarantor, as applicable. Parent, or an Affiliate thereof on its behalf, has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the Agreement Date.

(d)    No Amendments. As of the Agreement Date, (i) the Financing Letters have not been amended or modified in any manner, and (ii) the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto.

(e)    No Other Arrangements. As of the Agreement Date, other than the Redacted Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which Parent or any of its Affiliates is a party that affect the conditionality, availability or amount of, the Financing.

(f)    Sufficiency of Financing. The Financing, when funded in accordance with the Financing Letters, will provide Parent and Merger Sub at and as of the Closing Date with sufficient available funds (after netting out original issue discount and similar premiums and charges after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Financing Letters), together with cash or cash equivalents held by parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all payments required to be made in connection therewith on the Closing Date, including payment of the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.7, the RSU Consideration, the Option Consideration, the payment of any indebtedness required to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all indebtedness of the Company Group contemplated to be repaid by the Financing Letters or required by its terms to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger), and all other amounts to be paid by Parent and Merger Sub pursuant to this Agreement in connection with the Closing and associated costs and expenses of the Merger, in each case regardless of whether payable before or on the Closing (such amounts, collectively, the “Required Amounts”).

(g)    No Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate thereof or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.12    Stockholder and Management Arrangements. As of the Agreement Date, except for the Voting and Support Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of any Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than any Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13    Solvency. None of Parent, Merger Sub or any Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.

4.14    Exclusivity of Representations and Warranties; Investigation.

(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(c):

(i)    none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)    no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in

Article III and in any closing certificate delivered pursuant to Section 7.2(c), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c)    Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

ARTICLE V

INTERIM OPERATIONS

5.1    Affirmative Obligations. Except (a) as contemplated by this Agreement (including the activities of the Company pursuant to Section 5.3, Section 6.6 and Section 6.21); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as prohibited by Section 5.2; (d) as required by applicable Law; (e) for any reasonable actions taken in good faith to respond to the actual effects of COVID-19 or COVID-19 Measures; or (f) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) subject to the restrictions and exceptions set forth in Section 5.2 of this Agreement, use commercially reasonable efforts to carry on its business, in all material respects, in the ordinary course of business consistent with past practice; and (ii) use its commercially reasonable efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings; provided that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.

5.2    Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as contemplated by the terms of this Agreement (including the activities of the Company pursuant to Section 5.3, Section 6.6 and Section 6.21), at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:

(a)    propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 3.3(a)) or any other similar organizational document of any Company Group Member other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;

(b)    other than as required pursuant to an Employee Benefit Plan as in existence as of the date of this Agreement, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any securities of the Company Group, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted following the date hereof in accordance with this Section 5.2;

(c)    acquire or redeem, directly or indirectly, or amend any of the securities of the Company Group, except (i) for repurchases, withholdings, or cancellations of securities of the Company Group required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof or granted following the date hereof in accordance with this Section 5.2 or (ii) transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(d)    other than cash dividends made by any of its wholly-owned Subsidiaries to the Company or another of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(e)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its Subsidiaries, other than the Transactions; provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of its direct or indirect wholly-owned Subsidiaries, (iii) make any non-de minimis loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)    except as may be required by applicable Law or as required pursuant to the terms of any Employee Plan or Non-U.S. Employee Plan existing on the date hereof and set forth on Section 3.16(a) of the Company Disclosure Letter: (i) enter into, adopt, amend, modify, renew or terminate any Employee Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Plan if in existence on the date of this Agreement, (ii) pay any special bonus, remuneration or benefit to any director or to any officer or employee whose annual base cash compensation exceeds $300,000, in each case, that is not required by any plan or arrangement as in effect as of the date hereof, (iii) (A) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) or (B) accelerate, increase or decrease the compensation, remuneration or benefits of, in each case, any employee or independent contractor whose annual base cash compensation exceeds $300,000, (iv) accelerate the vesting of any Company Equity Award or the funding of any payment or benefit payable or to become payable to any of its directors, officers or employees, or (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(h)    forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries or Affiliates;

(i)    make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Law;

(j)    enter into, amend, negotiate or extend any Labor Agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(k)    acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date made available to Parent or that are set forth on the Company Disclosure Letter, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate (other than any sale or other disposition of Company Intellectual Property);

(l)    except as required to remain in compliance with applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(m)    make or change any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, file any material amended Tax Return, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), incur any material Tax liability outside of the ordinary course of business, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n)    enter into any Contract that, if in existence on the date hereof, would be a (x) a Material Contract of the type described in clauses (i), (ii)(A) or (B), (iii), (xi), or (xii) of Section 3.14(a) or (y) Company IP License or a Contract described in clause (iii) or (v) of Section 3.14(a) (the Contracts described in this clause (y), the “Company IP Contracts”), amend in any material respect any such Company IP Contract or such Material Contract, or grant any release, waiver or relinquishment of any material rights under any such Company IP Contract or such Material Contract;

(o)    enter into any Company Material Real Property Lease, or modify, amend or exercise any right to renew any Company Material Real Property Lease;

(p)    fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Intellectual Property used in or held for use in its business, or grant permission to enter into the public domain any material trade secrets included in the Company Intellectual Property;

(q)    grant any exclusive rights with respect to any of the material Company Intellectual Property, or divest any material Company Intellectual Property;

(r)    acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(s)    authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 125% of the amount set forth in the Capital Expenditure Budget with respect to such fiscal quarter of the Company;

(t)    settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Audited Company Balance Sheet, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(u)    except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v)    enter into any Contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;

(w)    convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement;

(x)    enter into or adopt any “poison pill” or similar stockholder rights plan; or

(y)    enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the foregoing.

5.3    No Solicitation.

(a)    Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., Pacific time on (x) July 1, 2021 (the “No-Shop Period Start Date”) for any Person or “group” who is not an Excluded Party or (y) in respect of any Excluded Party, ten (10) days after the No-Shop Period Start Date (the “Cut-Off Time”), the Company and its Affiliates and their respective directors, officers, employees, financial advisors, attorneys, accountants, and other representatives and advisors (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose, induce, encourage or facilitate the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Company Group or afford to any such Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that (A) the Company will substantially concurrently (and in any event within twenty-four (24) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Third Person or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or who has one or more Affiliates that is a competitor of any Company Group Member in connection with the actions permitted by this Section 5.3(a), except in accordance with customary “clean room” or other similar procedures; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Third Person with respect to any Company Group Member to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).

(b)    No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of its other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the nine (9)-month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, will cause their officers and directors not to, and will use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry (other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.3(a) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 5.3(b) shall not apply with respect thereto, in each case, until the earlier of (A) the Cut-Off Time and (B) the time that such Person ceases to be an Excluded Party in accordance with the definition thereof. From the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(c)    Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives (including the

Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person (or its Representatives) that has made or delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was did result from the breach of this Section 5.3; provided that, the Company and its Representatives may contact any Third Person in writing (with a request that any response from such Third Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably likely lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently with (but in no event later than twenty-four (24) hours after) the time it is provided to such Person.

(d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date hereof (or, in the case of clause (i)(C) below, after the later of (x) the No-Shop Period Start Date or (y) the Cut-Off Time (with respect to any Excluded Parties, if applicable)) may the Company Board (or a committee thereof):

(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions); or (D) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal if, and only to the extent, required by applicable Law, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by the Company or its Representatives, or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e), will constitute a Company Board Recommendation Change; or

(ii)    cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)    the Company Board (or a committee thereof) may effect a Company Board Recommendation Change of the type described in clauses (A), (C) and (D) of the definition thereof in response to any material event, fact, circumstance, development or occurrence that was (A) not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal); or (b) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1)    the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and

(3)    following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties) shall have determined in good faith that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i)(3) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be three (3) Business Days).

(ii)    if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company

Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1)    the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)    the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)    (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(4)    following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(ii)(3), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guaranties and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and

(5)    in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f)    Notice.

(i)    From the Agreement Date until the first to occur of the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) and the termination of this Agreement pursuant to

Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, including a summary of the material terms and conditions thereof and whether the person making such Acquisition Proposal is a strategic acquirer or a financial sponsor and thereafter the Company must inform Parent promptly (and in any event within twenty-four (24) hours) of any material modifications to the terms and conditions of such Acquisition Proposal, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration; provided, however that the Company shall not be required to disclose the specific identity of the person making such Acquisition Proposal prior to the Cut-Off Time. Immediately after the Cut-Off Time, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) the material terms and conditions of the Acquisition Proposal made by such Excluded Party (including copies of any materials and documents related thereto). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 5.3(f).

(ii)    From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(f)(i), are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii); and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(g)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e).

(h)    Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting as such), including any failure of such Representatives to comply with the terms of Section 5.3(b), shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger, including by using reasonable best efforts to:

(i)    cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)    (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)    using commercially reasonable efforts to execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than Material Contracts related to Indebtedness), that are reasonably necessary to consummate the Merger, in each case, to the extent requested by Parent.

(b)    No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to Section 6.2), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall, nor shall they cause their respective Subsidiaries to, take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)    No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d)    Antitrust and Investment Screening. This Section 6.1 shall not apply to filings under Antitrust Laws and Investment Screening Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2    Antitrust and Investment Screening Laws.

(a)    Parent and Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary and proper under any applicable Laws to consummate and make effective the Merger as promptly as practicable and in any event prior to the Termination Date, including (i) preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date; and (ii) as promptly as practicable after the date hereof make all other notices, filings or applications required under any other Antitrust Laws or applicable Investment Screening Laws. Neither Parent, the Company, nor their respective Affiliates will withdraw any such notices, reports, filings or applications (including its Notification and Report Form under the HSR Act) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)    Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications); and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.

(c)    Without limiting the generality of paragraph (a), Parent shall, and shall cause its Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other Governmental Authority or Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or Person with respect to the Transactions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Surviving Corporation) and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

6.3    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. Promptly (but in no event later than the No-Shop Period Start Date (or, if applicable, the Cut-Off Time)) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholder Meeting (as amended or supplemented, the “Proxy Statement”). Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b)    Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the

Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)    Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting or any such filing, any information relating to the Company Group, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e)    Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)    Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g)    Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (the “SEC Clearance Date”); provided, that the Company shall not be required to disseminate the Proxy Statement to the Company Stockholders prior to the No-Shop Period Start Date (or, if applicable, the Cut-Off Time).

6.4    Company Stockholder Meeting.

(a)    Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement and will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of the NYSE to establish a record date for (and the Company will consult with Parent with respect to such record date and will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders; provided that the Company Stockholder Meeting shall not be held later than forty-five (45) days after the SEC Clearance Date. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)    Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may (and if requested by Parent on no more than two (2) occasions, shall for a reasonable period of time not to exceed ten (10) Business Days in the aggregate) postpone or adjourn the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5    Financing.

(a)    Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries and the Guarantors to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms (including the market “flex” provisions) set forth in the Financing Letters (or on other terms and conditions that are acceptable to parent, subject to the Prohibited Financing Modifications), including using reasonable best efforts to (i) maintain (and cause each Guarantor to maintain) in effect and comply with the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing in a timely and diligent manner (subject to Parent’s or Merger Sub’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters in accordance herewith), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including the market “flex” provisions) and subject to those conditions set forth in the Debt Commitment Letter (or on other terms and conditions that are acceptable to Parent, subject to the Prohibited Financing Modifications), (iii) satisfy on a timely basis (taking into account the anticipated timing of the Closing and the Marketing Period) (or obtain a waiver of) all conditions applicable to (and within control of) Parent and Merger Sub in the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing (including by consummating the Equity Financing at or immediately prior to the Closing on the terms and subject to the conditions set forth in the Equity Commitment Letters), (iv) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, consummate the Financing and cause the Financing Sources, each Guarantor and the other Persons committing to fund the Financing to fund the Financing at the Closing, and (v) enforce its rights under the Financing Letters. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than the Guarantors, or in any amount in excess of that contemplated by the Equity Commitment Letters, or (y) incur or pay any fees to obtain a waiver of any term of the Debt Commitment Letter or pay any material fees that are, in the aggregate, in excess of those contemplated by the Equity Commitment Letters or the Debt Commitment Letter (including any market “flex” provisions contained therein).

(b)    Prior to the Closing Date, Parent and Merger Sub shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (x) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letters or (y) subject to the last sentence of this paragraph, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the Redacted Fee Letter if, in the case of this clause (y), such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date of this Agreement unless the amount of the Debt Financing or Equity Financing is increased by a corresponding amount) such that the Parent or Merger Sub, as applicable, would not have sufficient available funds necessary to pay the Required Amounts, (B) impose new or additional conditions precedent to the availability of the Debt Financing or expand or amend or modify any of the existing conditions precedent to the Debt Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or prevent or materially hinder or delay the Closing, (C) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or prevent or materially hinder or delay the Closing or (D) otherwise reasonably be expected to prevent or materially hinder or delay the Closing (the foregoing clauses (A) through (D), collectively, the “Prohibited Financing Modifications”). Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Commitment Letter and/or Redacted Fee Letter provided as of the date hereof or to add or replace lenders, lead arrangers, bookrunners, syndication agents or other similar entities (or titles with respect to such entities) thereto shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any written amendment, modification, supplement, consent or waiver to or under any Financing Letter promptly upon execution thereof.

(c)    Parent shall, upon Company’s reasonable request, keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon Company’s reasonable request, provide to the Company complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt written notice of (i) any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of which Parent or Merger Sub becomes aware, (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of any provisions of the Financing Letters and (iii) the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the Closing Date. Additionally, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence, subject to applicable legal privilege or confidentiality obligations.

(d)    Without limiting Parent or Merger Sub’s obligations hereunder, if all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable prior to the termination date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available Financing, to fund the Required Amount and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter (“Alternative Debt Financing”). Parent shall deliver to the Company forthwith if it obtains the same true and complete executed copies of any commitment letters (including related fee letters) with respect to any Alternative Debt Financing (which fee letters may be redacted in a fashion consistent with the Redacted Fee Letter).

(e)    For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any commitment letter or other binding documentation with respect to any Alternative Debt Financing and (z) “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing.

(f)    For the avoidance of doubt, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. The Parties acknowledge and agree that all obligations of Parent relating to its efforts to obtain the Financing shall be governed exclusively by this Section 6.5.

6.6    Cooperation With Debt Financing.

(a)    Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to and its and their respective Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such reasonable cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including:

(i)    (x) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Financing Sources) as promptly as practicable following the Agreement Date with the Required Financial Information and (y) using reasonable best efforts to furnish any other information related to the Company Group customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum and other marketing materials used in financings of the type contemplated by the Debt Financing;

(ii)    using reasonable best efforts to assist in the preparation for and to participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for the Debt Financing), presentations and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed (it being understood that any such meeting may take place via videoconference or web conference), and using reasonable best efforts to assist Parent in obtaining ratings in connection with the Debt Financing;

(iii)    using reasonable best efforts to provide assistance with the preparation by Parent and the Financing Commitment Sources of materials for rating agency presentations, private placement memoranda and other customary marketing materials required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with the bank confidential information memorandum;

(iv)    using reasonable best efforts to cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonably requested;

(v)    using reasonable best efforts to assist Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(vi)    (A) using reasonable best efforts to assist in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and closing documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit D to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Financing Sources and (B) facilitating the pledge of, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; provided, that, except in the case of customary authorization letters as contemplated by Section 6.6(a)(iii), (I) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date and (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of the Closing;

(vii)    at the reasonable request of Parent, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to (A) file a Form 8-K with the SEC and (y) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, disclosing information identified by Parent relating to the Company for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential Financing Sources who do not wish to receive material nonpublic information with respect to any of the Company, its Subsidiaries or any of their respective securities;

(viii)    providing all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or Merger Sub to the extent set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter as in effect on the date hereof with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001, as amended from time to time) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time), in each case, at least four (4) Business Days prior to the Closing Date to the extent requested in writing at least nine (9) Business Days prior to the Closing Date; and

(ix)    subject to clause (E)(x) below, using reasonable best efforts to take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Sources to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to the Closing;

provided that:

(A)    in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Company and its Subsidiaries;

(B)    no obligation of the Company or any of its Subsidiaries or any of their respective Representatives on account of the Debt Financing shall be effective until the Closing Date (excluding in connection with any authorization letters referred to in clause (iii) above);

(C)    in no event shall the Company or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement (excluding in connection with any authorization letters referred to in clause (iii) above) or agree to provide any indemnity (that is not being indemnified pursuant to the Reimbursement Obligations) in connection with the Financing that is effective, prior to the Closing Date;

(D)    nothing in this Section 6.6 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable

Laws or result in, prior to the Closing Date, the contravention of any Material Contract to which the Company or its Subsidiaries is a party;

(E)    neither the Company or its Subsidiaries nor any Persons who is a director, officer or employee of the Company or its Subsidiaries shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (excluding the authorization letter referred to in clause (iii) above) or Contract prior to the occurrence of the Closing in connection with the Debt Financing;

(F)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing, the disclosure of which, in the judgement of the Company, is subject to attorney-client privilege or could result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality;

(G)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to prepare or deliver any pro forma financial information or projections (without waiver of the obligations of the Company set forth in clause (v) above);

(H)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion in connection with the Debt Financing;

(I)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; and

(J)    none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.

Parent shall, in the event the Closing shall not occur, (x) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.6(a) (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.6) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) the fraud, bad faith, gross negligence or willful misconduct of, or a material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective Representatives or (II) information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives (collectively, the “Reimbursement Obligations”).

(b)    The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill, (ii) in connection with a description of the Company, its business and products or the Merger and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.

(c)    Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternative Debt Financing, is not a condition to Closing and (ii) a breach of this Section 6.6 will only constitute a material breach of the Company for purposes of Section 7.2 if (x) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach in a timely manner and (y) such breach is a proximate cause of the Debt Financing not being consummated.

6.7    Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or the Transactions or the Voting and Support Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or the Transactions or the Voting and Support Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8    Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) access would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company Group; or (f) relates to the activities of the Company pursuant to Section 5.3(a), except to the extent required to be provided pursuant to Section 5.3(f); provided that, any of clauses (a) through (e), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (e). Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals or opinions that places an undue burden on the personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group (including the activities of the Company pursuant to Section 5.3(a)). Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreements will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9    Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time, each of the Surviving Corporation and Parent shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.10, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify Parent thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 6.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation or Parent. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b)    For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)    At the Company’s option and expense (after prior consultation with Parent), or if Parent requests, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation may obtain such a tail policy; provided, however, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Surviving Corporation or the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e)    The obligations under this Section 6.10 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.10(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.10(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.10(e) as such fees are incurred, upon the written request of such Covered Person.

6.11    Employee Matters.

(a)    From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Employee Plans in accordance with their terms as in effect immediately before the Effective Time. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if sooner, on the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause to be provided, to each Continuing Employee, (i) base salary and base wages, short-term cash incentive compensation opportunities, commission opportunities, severance payments and severance benefits, each on a basis no less favorable than that in effect immediately prior to the Effective Time, and (ii) employee benefits (excluding, unless otherwise required by applicable Law, equity or equity-based, long-term incentives, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employees immediately prior to the Effective Time pursuant to the Employee Benefit Plans.

(b)    Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the analogous health and welfare benefits plans of the Company immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of Parent, its Affiliates or the Surviving Corporation to amend, modify or terminate, in accordance with its terms, any benefit or compensation plan, policy, program, agreement, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a Subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing analogous coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any benefit plan of Parent or Subsidiary of Parent and/or the Surviving Corporation (excluding any plan, program, policy, agreement or arrangement that provides any Excluded Benefit), then Parent shall ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service recognized by the Company Group prior to the Effective Time with the Company Group or their respective predecessors; provided that, no credit for any service will be required that would result in duplication of benefits and such credit shall only be given to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of a Company Group Member. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any Person to employment, engagement or service or any right to continued employment, engagement or service with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c)    With respect to any group medical plan maintained by Parent or its Subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and any of its Subsidiaries to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health plans to the same extent waived or satisfied under any corresponding Employee Benefit Plan of a Company Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Benefit Plans maintained by a Company Group Member.

(d)    The provisions of this Section 6.11 are solely for the benefit of the Parties, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Benefit Plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(e)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

6.12    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13    Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the Transactions, except that (x) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change and (y) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

6.14    Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).

6.15    Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.18    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.19    No Employment Discussions. Except as approved by the Company Board, at all times after the date of this Agreement until the Requisite Stockholder Approval has been obtained, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.20    Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Credit Agreement (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder (including the Debt Financing)) within the time periods required by the Credit Agreement; (b) take all other actions required to facilitate the repayment of the accrued Obligations (as defined in the Credit Agreement) with respect to and termination of the commitments under the Credit Agreement and the release of any Liens (including any Liens granted against the Company Registered Intellectual Property) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time (the “Credit Agreement Termination”) and (c) use reasonable best efforts to obtain a customary executed pay-off letter (the “Pay-Off Letter”) from the Administrative Agent in respect of the Credit Agreement at least one (1) Business Day prior to Closing and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter not fewer than five (5) Business Days prior to the contemplated Effective Time. Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.20 require the Company or any of its Subsidiaries to cause any Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect any Credit Agreement Termination.

6.21    Cash and Marketable Securities. At the reasonable request of Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to sell the securities set forth on Section 6.21 of the Company Disclosure Letter and any similar securities then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement or payments in respect of Company Equity Awards under Article II; provided, that Parent shall, or shall cause the Guarantors to, in the event the Closing shall not occur, promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the sales contemplated by this Section 6.21 (the “Sale Reimbursement Obligations”, together with the Reimbursement Obligations, the “Parent Reimbursement Obligations”).

6.22    Tender Offer. At any time after the later of the No-Shop Period Start Date and the Cut-Off Time (if applicable), upon written request by Parent and subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed), the Parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock for the Per Share Price (including effecting the Merger pursuant to Section 251(h) of the DGCL) and to make such reasonable and customary amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the Closing and (ii) the inability to make or complete such a tender offer shall not relieve the obligations of Parent or Merger Sub to consummate the Merger as required under this Agreement.

6.23    Share Repurchase Program. Without limiting or amending Section 5.2(c) in any respect, promptly (and in any event within two (2) Business Days) after the date hereof, the Company shall suspend any and all share repurchase programs or other programs with respect to the acquisition of the securities of the Company or its Subsidiaries by the Company or its Subsidiaries and the Company and its Subsidiaries shall not engage in any such programs prior to the termination of this Agreement pursuant to Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)    HSR Act and Other Antitrust Laws; Investment Screening Laws. The applicable waiting period under the HSR Act shall have expired or been terminated and other approvals, clearances or expirations of waiting periods under other Antitrust Laws as set forth in Section 4.3(b) of the Parent Disclosure Letter and under Required Investment Screening Laws shall have been obtained or deemed obtained as a result of the expiry of applicable waiting periods (collectively, the “Required Approvals”).

(c)    No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger (a “Legal Restraint”) will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger; provided, that with respect to any Legal Restraint arising under any Antitrust Law or Investment Screening Law, it shall only be deemed to apply for purposes of this Section 7.1(c) with respect to any jurisdiction where there is a Required Approval.

7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)    Representations and Warranties.

(i)    Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii)    the representations and warranties set forth in Sections 3.1, Section 3.2, clause (i) of Section 3.3(a) and Section 3.24 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii)    the representations and warranties set forth in Section 3.10(b)(i) will be true and correct in all respects of the Closing Date; and

(iv)    the representations and warranties set forth in Section 3.5(a), Section 3.5(c), Section 3.5(d) and Section 3.5(e) will be true and correct as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $20,000,000.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the applicable date.

(c)    Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order in accordance with Sections 6.1 and 6.2; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(b) unless it is in material compliance with its obligations under Sections 6.1 and 6.2;

(c)    by either Parent or the Company, at any time on or after 11:59 p.m., Pacific time, on March 1, 2022 (the “Termination Date”), whether prior to or after the receipt of the Requisite Stockholder Approval, unless the Effective Time has occurred prior to such time; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(i); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)    by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)    by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, except that if such breach is capable of being cured, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g);

(f)    by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)    by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Parent Breach Notice Period or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e);

(h)    by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; and (iv) substantially concurrently with (but no later than the date of) such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i)    by the Company, at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Law, waived; (B) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.3; (C) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letters and the Debt Financing (if any) is funded, the Company stands ready, willing and able to consummate, and will consummate, the Merger; (D) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (E) the Merger shall not have been consummated by the end of such five (5) Business Day period.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party (including, with respect to Parent and Merger Sub, any Non-Recourse Parent Party)) to the other Parties, as applicable, except that Section 6.13, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve the Company from any liability for any intentional fraud or Willful Breach of this Agreement prior to its termination. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the Merger or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements or the

Guaranties, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) at a time when the Requisite Stockholder Approval has not been obtained and the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent due to an injunction relating to Antitrust Laws that constitute Required Approvals or Required Investment Screening Laws) have not been satisfied (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the limitations set forth in Section 8.1(c)(i) or Section 8.1(c)(ii)) or Section 8.1(d) or (y) by Parent pursuant to Section 8.1(e) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced or disclosed (and, solely with respect to a termination pursuant to Section 8.1(d), such Acquisition Proposal has not been publicly withdrawn or otherwise publicly abandoned at least five (5) Business Days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger); and (C) within twelve (12) months following such Applicable Termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will substantially concurrently with the earlier of the execution of such definitive agreement and the consummation of such Acquisition Transaction, pay to Parent (or its designee(s)) an amount equal to $171,734,000.00 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “20%” and “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay to Parent the Company Termination Fee.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with (but no later than the date of) such termination pay to Parent the Company Termination Fee; provided, that if the Company terminates this Agreement pursuant to Section 8.1(h) and enters into an Alternative Acquisition Agreement prior to the No-Shop Period Start Date or, with respect to an Excluded Party, prior to the Cut-Off Time, in either case, with respect to a Superior Proposal, then the “Company Termination Fee” shall mean an amount equal to $92,472,000.00.

(c)    Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i) or Parent shall terminate this Agreement pursuant to Section 8.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within five (5) Business Days) following such termination pay to the Company $290,626,000.00 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to Parent by the Company as of the Agreement Date, or as further updated by written notice by the Company from time to time.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    Integral; Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, subject to the terms and conditions of the Guaranties, if either Party fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the amount set forth in Section 8.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding; provided, however, that in no event shall either party be obligated to pay more than $5,000,000 under this Section 8.3(e).

(f)    Sole and Exclusive Remedy.

(i)    If this Agreement is terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee (if payable), the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e), in each case subject to the terms and conditions of the Guaranties, will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties for money damages in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e), in each case subject to the terms and conditions of the Guaranties, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. The Company’s receipt of the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e) will be the only monetary damages the Company and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(i) will not limit the rights of the Company under Section 9.8(a) or relieve Parent, Merger Sub or any Guarantor from liability for any breaches of the Confidentiality Agreements. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee plus the Parent Reimbursement Obligations plus any amounts payable pursuant to Section 8.3(e) (subject to the terms and conditions of the Guaranties) against (A) Parent, Merger Sub or any Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or any Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and each Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, other than the Parent Termination Fee, the Parent Reimbursement Obligations and any amounts payable pursuant to Section 8.3(e) (subject to the terms and conditions of the Guaranties) when payable hereunder against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing.

(ii)    If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee (if payable) and any amounts payable pursuant to Section 8.3(e) will be the sole and exclusive remedies of Parent, Merger Sub, the Guarantors and the Parent Related Parties against the Company Related Parties for money damages in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Company Termination Fee and any amounts payable pursuant to Section 8.3(e), none of the Company Related Parties will have any further liability or obligation to any of Parent, Merger Sub, any Guarantor, or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. Parent’s receipt of the Company Termination Fee and any amounts payable pursuant to Section 8.3(e) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii) will not limit the rights of Parent and Merger Sub under Section 9.8(a) or relieve the Company Group from liability (1) for any intentional fraud or Willful Breach of this Agreement or (2) for any breaches of the Confidentiality Agreements.

(iii)    Each of the parties hereto acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g)    Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(a), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(a) (and, if the Company elects, doing so concurrently with seeking monetary damages and/or payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(a), on the one hand, and payment of the Parent Termination Fee as and when due, pursuant to this Section 8.3, on the other hand.

8.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 or this Section 8.4) may not be amended, modified or altered in a manner materially adverse to any Financing Source without the prior written consent of the Financing Commitment Sources.

8.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6    No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Subsidiaries will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 8.6 shall limit the rights of the Company and its Subsidiaries from and after the Effective Time under any debt commitment letter or the definitive agreements for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:    Stephen Shapiro; Harsh Agarwal

Email:    sshapiro@cdr-inc.com; hagarwal@cdr-inc.com

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention:    General Counsel

Email:    david.sorkin@kkr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP,

300 N. LaSalle Street

Chicago, IL 60654

Attention:    Richard J. Campbell, P.C.; Tushin Shah

Email:    richard.campbell@kirkland.com; tushin.shah@kirkland.com

Kirkland & Ellis LLP,

601 Lexington Avenue

New York, NY 10022

Attention:    Leo Greenberg, P.C.; David Klein, P.C.; Chelsea Darnell

Email:    lgreenberg@kirkland.com; dklein@kirkland.com;

chelsea.darnell@kirkland.com

(b)    if to the Company (prior to the Effective Time) to:

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

Attention: General Counsel

Email: dhoward@cloudera.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:    Tad J. Freese; Mark M. Bekheit

Email:    tad.freese@lw.com; mark.bekheit@lw.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five

(5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates; or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or any Guarantor pursuant to the Guaranty; or (ii) impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreements will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreements. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreements as if they were parties thereto.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreements, the Company Disclosure Letter, the Voting and Support Agreement, the Guaranties and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreements will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreements expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price set forth in Article I. The provisions of Section 8.3(f), Section 8.4, Section 8.6, Section 9.8(b), Section 9.10(b), Section 9.11, Section 9.17 and this Section 9.6 will, subject to the rights of the Financing Commitment Sources set forth in the last sentence of Section 8.4, inure to the benefit of the Financing Sources, and each of their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns). Section 8.3(f) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the last two (2) sentences of this Section 9.8(b)(i), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two (2) sentences of this Section 9.8(b)(i), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded (including to cause Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to seek the remedy of specific performance of this Agreement against any Financing Source. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the Required Amounts (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) and the Closing is required to occur pursuant to Section 2.3, (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement.

(ii)    Subject to Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

9.10    Consent to Jurisdiction.

(a)    General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guaranties, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranties or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranties or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranties or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)    Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary but subject to Section 8.6, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto will be brought in and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) except as specifically set forth in the Debt Commitment Letter, any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTIES, THE EQUITY COMMITMENT LETTERS, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14    No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15    Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16    Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole contractual benefit of such parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.17    Non-Recourse Parent Parties. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letters, which excludes, for the avoidance of doubt, each Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letters or the Guaranties or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Guarantor to the extent expressly provided for in the Guaranties and the Equity Commitment Letters.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SKY PARENT INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

PROJECT SKY MERGER SUB INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CLOUDERA, INC.

By:	/s/ Robert Bearden
Name: Robert Bearden
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

2725 Sand Hill Road Suite 200 Menlo Park, CA 94025

May 31, 2021

Board of Directors

Cloudera, Inc.

5470 Great America Pkwy

Santa Clara, CA 95054

Members of the Board:

We understand that Cloudera, Inc. (the “Company”), Sky Parent Inc. (“Parent”) and Project Sky Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft provided to us on May 31, 2021 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.00005 per share, of the Company (the “Company Common Stock”), other than shares of the Company Common Stock that are, as of immediately prior to the effective time of the Merger, (i) held by the Company as treasury stock; (ii) owned by Parent or Merger Sub; (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub; or (iv) held by Company stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware with respect to any such shares held by any such holder (clauses (i), (ii), (iii), and (iv) collectively, the “Excluded Shares”), will be automatically converted into the right to receive $16.00 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)

Reviewed certain financial projections prepared by the management of the Company and certain extrapolations prepared with guidance from the management of the Company (which were reviewed and approved for our use by the management of the Company) (collectively, the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors;

9)

Reviewed (i) the Merger Agreement, (ii) the following agreements, in each case, substantially in the form of the draft provided to us on May 31, 2021: the debt commitment letter from the debt financings sources party thereto to Parent, (“the Debt Commitment Letter”), the equity commitment letters from (a) Clayton, Dubilier & Rice Fund XI, L.P. (“CDR Fund XI”) and (b) certain affiliates of Kohlberg, Kravis, Roberts & Co. L.P. (“KKR Funds”) to Parent (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), the Limited Guaranty made by CDR Fund XI in favor of the Company, the Limited Guaranty made by KKR Funds in favor of the Company, and the Voting Agreement among the stockholders of the Company party thereto and the Company, and (iii) certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such Financial Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided (i) financial advisory and financing services for the Company and have received fees in connection with such services, and (ii) financial advisory and financing services to (a) Clayton Dubilier & Rice, LLC (“CDR”) (which we understand ultimately holds a significant equity ownership interest in Parent) and certain of its affiliates and their affiliated funds’ respective majority-controlled portfolio companies (collectively, the “CDR Related Entities”) and (b) Kohlberg, Kravis, Roberts & Co. L.P. (“KKR”) (which we understand ultimately holds a significant equity ownership interest in Parent) and certain of its affiliates and their affiliated funds’ respective majority-controlled portfolio companies (collectively, the “KKR Related Entities”), and, in each case, have received fees in connection with such services. Morgan Stanley may also seek to provide such financial advisory and financing services to the Company, Parent, CDR, the CDR Related Entities, KKR and the KKR Related Entities in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CDR, the CDR Related Entities, KKR, the KKR Related Entities, Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by CDR, the CDR Related Entities, KKR or the KKR Related Entities.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Michael F. Wyatt Managing Director

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CLOUDERA, INC. 5470 GREAT AMERICA PARKWAY SANTA CLARA, CALIFORNIA 95054 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [            ], 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLDR2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [            ], 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D57053-S26686 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLOUDERA, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3: 1. To approve the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 1, 2021, by and among Sky Parent Inc., Project Sky Merger Sub Inc., and Cloudera, Inc. (“Cloudera”) 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cloudera’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement 3. To adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the special meeting NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

For comments and/or address changes, please send them via email to: investor-relations@cloudera.com Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D57054-S26686 CLOUDERA, INC. RA, INC. Special Meeting of Stockholders [            ], 2021 [        ] AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Robert Bearden and Jim Frankola, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cloudera, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at [        ] AM, Pacific Time on [            ], 2021 at www.virtualshareholdermeeting.com/CLDR2021SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side